EXHIBIT 10.9

CONTRIBUTION AGREEMENT
DATED AS OF FEBRUARY 23, 2010
BY AND BETWEEN
WELSH MIDWEST REAL ESTATE FUND, LLC
AND
WELSH PROPERTY TRUST, L.P.

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(continued)

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CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into by and between Welsh Property Trust, L.P., a Delaware limited partnership and subsidiary of the REIT (defined below) (the “Operating Partnership”), and Welsh Midwest Real Estate Fund, LLC, a Delaware limited liability company (the “Contributor”), and shall be effective as of the date accepted by the Operating Partnership, as set forth on the signature page hereto (the “Effective Date”).
RECITALS
     WHEREAS, in connection with an initial public offering (“IPO”) of its common stock, par value $.01 per share (“REIT Common Stock”), Welsh Property Trust, Inc., a Maryland corporation (the “REIT”), desires to (i) consolidate the ownership of a portfolio of properties (the “Properties”) currently owned, directly or indirectly, by various entities and individuals through certain entities managed by Affiliates of Welsh (the “Existing Entities”), as described in the Confidential Offering Memorandum dated December 23, 2009 (the “PPM”); and (ii) own and operate such Properties as a self-administered and self-managed REIT within the meaning of Section 856 of the Code; and
     WHEREAS, the consolidation of the Existing Entities (hereinafter referred to as the “Formation Transactions”) will be accomplished by a series of contributions by the owners of equity interests in such Existing Entities to the Operating Partnership in exchange for units of limited partner interest in the Operating Partnership (“OP Units”) pursuant to one or more contribution agreements (including this Agreement) substantially in the form of contribution agreement accompanying the PPM (collectively, the “Formation Transactions Documentation”); and
     WHEREAS, upon the closing of its IPO, the REIT shall contribute the net proceeds of such IPO to the Operating Partnership in exchange for that number of OP Units necessary to provide to the REIT an aggregate total value in OP Units equal to the net proceeds contributed, with a value per OP Unit equal to the initial public offering price of a share of REIT Common Stock (the “IPO Price”); and
     WHEREAS, the Contributor owns all of the issued and outstanding ownership interests (the “Contributed Interests”) in the Existing Entities set forth on Exhibit A hereto (each a “Contributed Entity” and, collectively, the “Contributed Entities”); and
     WHEREAS, as part of the Formation Transactions and subject to (a) the terms and conditions set forth herein; and (b) the completion of the IPO, the Contributor desires to contribute to the Operating Partnership, and the Operating Partnership desires to acquire from the Contributor, all of the Contributor’s right, title and interests in the Contributed Interests, in exchange for OP Units; and
     WHEREAS, all necessary approvals have been obtained by the parties to this Agreement to consummate the transactions contemplated herein.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE 1
CONTRIBUTION
     Section 1.01 CONTRIBUTION TRANSACTION. At the Closing and subject to the terms and conditions contained in this Agreement, the Contributor hereby agrees to assign, set over, and transfer to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, all of its right, title and interest in and to the Contributed Interests, in exchange for the consideration set forth in Section 1.02, and the Operating Partnership hereby agrees to accept such assignment by the Contributor, to be bound by the terms of the Organizational Agreements governing the Contributor’s Contributed Interests and to undertake, assume and agree to punctually and faithfully perform, pay or discharge when due and otherwise in accordance with their respective terms all agreements, covenants, conditions, obligations and liabilities of the Contributor in the Contributed Entities with respect to the Contributor’s Contributed Interests on or after the Closing Date. The Operating Partnership acknowledges that the Contributed Entities are borrowers under certain Debt that is secured by the Related Properties, as described in the PPM, and that the Contributed Entities are being contributed subject to such Debt. In addition to the contribution of the Contributed Interests set forth above, at the Closing and subject to the terms and conditions contained in this Agreement, the Contributor hereby agrees to assign, transfer and convey to the Operating Partnership all of its right, title and interest in, to and under that certain Indemnification Agreement dated November 13, 2009, by and between the Contributor and the members of the investment committee of the Contributor (the “Indemnification Agreement”), and the Operating Partnership hereby agrees to accept such assignment and to assume and agree to promptly pay and perform all of the liabilities, obligations, duties and responsibilities of the Contributor under and pursuant to the Indemnification Agreement. In consideration of the assignment and assumption of the Indemnification Agreement, the Contributor hereby agrees to cause the Operating Partnership to be named as an additional insured under the liability insurance policy taken out for the benefit of the members of the Contributor’s investment committee.
     Section 1.02 CONSIDERATION. At the Closing and subject to the terms and conditions contained in this Agreement, the Contributor hereby irrevocably agrees to accept, in exchange for its Contributed Interests, a number of OP Units equal to the Contributor’s aggregate total value set forth on Exhibit A hereto (the “Contributor’s Formation Transaction Value”), as the same may be adjusted in accordance with Section 1.04 below, divided by the IPO Price.
     Section 1.03 ISSUANCE OF OP UNITS. At the Closing and subject to the terms and conditions contained in this Agreement, the Operating Partnership shall, in exchange for the Contributed Interests contributed by the Contributor, issue to the Contributor a number of OP Units equal to the Contributor’s Formation Transaction Value, as the same may be adjusted in accordance with Section 1.04 below, divided by the IPO Price. No fractional OP Units shall be issued pursuant to this Agreement. If aggregating all OP Units that the Contributor would otherwise be entitled to receive as a result of any of the Formation Transactions would require the issuance of a fractional OP Unit, the number of OP Units which the Contributor shall be entitled to receive shall be rounded to the nearest whole number.
     Section 1.04 CONTRIBUTOR’S FORMATION TRANSACTION VALUE ADJUSTMENT. The Contributor’s Formation Transaction Value shall be adjusted on the Closing Date as follows:
     (a) the Contributor’s Formation Transaction Value shall be increased by an amount equal to the Contributor’s Ratable Share of the following amounts, determined in the aggregate for all Property Owners:
     (i) all Amortizing Principal Payments made by a Property Owner on or after April 1, 2010 and prior to the Cut-Off Date in respect of Debt of such Property Owner;
     (ii) all Extraordinary Principal Payments made by a Property Owner after the Effective Date and prior to the Cut-Off Date in respect of Debt of such Property Owner;
     (iii) all additions to Non-Operating Expense Reserves of a Property Owner made on or after April 1, 2010 and prior to the Cut-Off Date; and
     (iv) all Extraordinary Expense Prepayments made by a Property Owner after the Effective Date and outstanding as of the Cut-Off Date;
in each case to the extent such amounts were paid in cash from operating income of such Property Owner, and in any event not from loan proceeds, casualty insurance proceeds or proceeds from condemnation or eminent domain proceedings, or proceeds from the sale or other disposition of the Related Property or any interest therein, or that are otherwise derived from a source other than the operation, leasing, management or occupancy of such Related Property;
     (b) the Contributor’s Formation Transaction Value shall be decreased by an amount equal to the Contributor’s Ratable Share of the following amounts, determined in the aggregate for all Property Owners:
     (i) all Extraordinary Rent Prepayments received by a Property Owner after the Effective Date;
     (ii) all Past Due Payables of a Property Owner outstanding as of the Cut-Off Date;
     (iii) all withdrawals from Non-Operating Expense Reserves of a Property Owner made on or after the Effective Date and prior to the Cut-Off Date;
     (iv) all distributions made by a Property Owner of funds consisting of loan proceeds, casualty insurance proceeds, proceeds from condemnation or eminent domain proceedings, or proceeds from the sale or other disposition of the Related Property or any interest therein, or that are otherwise derived from a source other than the operation, leasing, management or occupancy of the Related Property; and

     (v) all liens, judgments and other monetary encumbrances against a Related Property other than those permitted in connection with the Formation Transactions.
     (c) the Contributor’s Formation Transaction Value shall be increased or decreased, as the case may be, by an amount equal to the Contributor’s Ratable Share of the amount, if any, by which (i) the Cut-Off Date Cash Balance is greater than (in which case such value shall be increased) or less than (in which case such value shall be decreased) (ii) the Target Cash Balance.
     Any adjustment to the Contributor’s Formation Transaction Value shall be determined as of the Cut-Off Date, and no further adjustment shall be made thereafter. The Contributor agrees to provide, and to use the Contributor’s reasonable efforts to cause each Contributed Entity and each Property Owner to provide, such information as the Operating Partnership may reasonably require to make the adjustments to the Contributor’s Formation Transaction Value as provided in this Section 1.04. The parties acknowledge and agree that in determining the Contributor’s Formation Transaction Value the parties assumed, among other things, that the Contributor’s Formation Transaction Value would not be subject to any pro ration or adjustment other than as specifically provided in this Section 1.04.
     Section 1.05 FURTHER ACTION. If, at any time after the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to the Contributed Interests contributed by the Contributor and the admission and substitution of the Operating Partnership for the Contributor as a member of the Contributed Entities, the Contributor shall, at the Operating Partnership’s cost, execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in the Contributed Interests or otherwise to carry out this Agreement.
     Section 1.06 TRANSACTION COSTS. Regardless of whether the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership, the Existing Entities, and the Contributor in connection with the Formation Transactions and the IPO, including without limitation audit and accounting fees, legal fees, lender fees, and other similar fees and expenses; provided that the REIT and the Operating Partnership shall not be responsible for any underwriting discounts and commissions relating to the OP Units received by the Contributor in the Formation Transactions.
     Section 1.07 TAX TREATMENT OF THE FORMATION TRANSACTIONS. The parties hereto intend and agree, that for U.S. federal income tax purposes, to the extent the Operating Partnership receives 100% of the Contributed Entity, the contribution of the Contributed Interests effectuated pursuant to this Agreement shall be treated as a transaction in “assets-over” partnership merger pursuant to Treasury Regulation Section 1.708-1(c)(3).

ARTICLE 2
CLOSING
     Section 2.01 CONDITIONS PRECEDENT.
     (a) Condition to Each Party’s Obligations. The respective obligations of each party to effect the contribution of the Contributed Interests and the issuance of the OP Units contemplated by this Agreement, and to consummate the other transactions contemplated hereby, are subject to the satisfaction or, if applicable, waiver, on or prior to the effective time, of the following conditions:
     (i) Registration Statement. The Registration Statement (defined below) shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be the subject of any stop order or proceedings by the Securities and Exchange Commission (the “SEC”) seeking a stop order. This condition may not be waived by any party.
     (ii) IPO Proceeds. The REIT shall have received the proceeds from the IPO not later than concurrently herewith. This condition may not be waived by any party.
     (iii) No Injunction. No party to this Agreement or any of the other Formation Transactions Documentation shall be subject to any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that prevents or prohibits consummation of any of the transactions contemplated in this Agreement.
     (b) Conditions to Obligations of the Operating Partnership. The obligations of the Operating Partnership are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):
     (i) Representations and Warranty Agreement. The Principals shall have entered into the Representations and Warranty Agreement.
     (ii) Representations and Warranties. Except as would not have a material adverse effect on the financial condition or results of operations of the Contributed Entities or the Operating Partnership, the representations and warranties of the Contributor contained in this Agreement, as well as those of the Principals contained in the Representations and Warranty Agreement, shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).
     (iii) Performance by the Contributor. The Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     (iv) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Contributor to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Contributor to consummate the transactions contemplated by this Agreement) shall have been obtained.
     (v) No Material Adverse Change. There shall have not occurred between the date hereof and the Closing Date any material adverse change in the assets, business, financial condition or results of operation of the Related Properties or Contributed Entities, taken as a whole, or any material adverse change in the assets, business, financial condition or results of operation of the Properties or the Existing Entities, taken as a whole.
     (vi) Formation Transactions. The other Formation Transactions shall have been consummated not later than concurrently herewith.
     (vii) Lock-Up Agreement. The Contributor shall have executed and delivered a lock-up agreement substantially in the form attached as Exhibit B hereto (the “Lock-Up Agreement”).
     (c) Conditions to Obligations of the Contributor. The obligation of the Contributor to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions:
     (i) Representations and Warranties. Except as would not have a material adverse effect on the financial condition or results of operations of the Operating Partnership, the representations and warranties of the Operating Partnership contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).
     (ii) Performance by the Operating Partnership. The Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     (iii) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Operating Partnership to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Operating Partnership to consummate the transactions contemplated by this Agreement) shall have been obtained.
     (iv) No Material Adverse Change. There shall have not occurred between the date hereof and the Closing Date any material adverse change in the assets, business, financial condition or results of operation of the Properties or the Existing Entities, taken as a whole.
     (v) Registration Rights Agreement. The REIT shall have executed and delivered a registration rights agreement substantially in the form attached as Exhibit C hereto (the “Registration Rights Agreement”).

     Section 2.02 TIME AND PLACE. Unless this Agreement shall have been terminated pursuant to Section 2.06 hereof, and subject to satisfaction or waiver of the conditions in Section 2.01 hereof, the closing of the contribution contemplated by Section 1.01 and the other transactions contemplated hereby shall occur on the day on which the REIT receives the proceeds from the IPO from the underwriter(s) (the “Closing” or the “Closing Date”). The Closing shall take place at the offices of Briggs and Morgan, P.A., 2200 IDS Center, 80 South 8th Street, Minneapolis, MN 55402, or such other place as determined by the Operating Partnership in its sole discretion. The contribution described in Section 1.01 hereof and all closing deliveries shall be deemed concurrent for all purposes.
     Section 2.03 DELIVERY OF OP UNITS; EXECUTION OF OPERATING PARTNERSHIP AGREEMENT. The issuance of the OP Units pursuant to this Agreement shall be reflected in the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”) substantially in the form of Exhibit D hereto. The OP Units will be governed by the terms and conditions of the Operating Partnership Agreement, a copy of which the Contributor has received and reviewed and which the Contributor accepts and agrees to execute and by which the Contributor agrees to be legally bound. At the Closing (or as soon as reasonably practicable thereafter), the Operating Partnership shall deliver or cause to be delivered to the Contributor an executed copy of such Operating Partnership Agreement.
     Section 2.04 CLOSING DELIVERIES. At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributed Interests, free and clear of all Liens, to admit and substitute the Operating Partnership for the Contributor as a member of each of the Contributed Entities and to effectuate the transactions contemplated hereby, including, without limitation:
     (a) The Operating Partnership Agreement;
     (b) The Registration Rights Agreement;
     (c) The Lock-Up Agreement;
     (d) An Assignment and Assumption;
     (e) A FIRPTA Affidavit in the form attached hereto as Exhibit H;
     (f) An IRS Form W-9; and
     (g) An Indemnification Agreement Assignment and Assumption substantially in the form attached as Exhibit I hereto.
     Section 2.05 CLOSING COSTS. The Operating Partnership shall pay any transfer Taxes, escrow charges, title charges, lender fees, recording Taxes or fees and other closing costs and expenses incurred in connection with the transactions contemplated hereby and acknowledges that such payments shall not affect the Contributor’s Formation Transaction Value.
     Section 2.06 TERM OF THIS AGREEMENT. This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO (the “Registration Statement”) has not been filed with the SEC by March 31, 2010, or (ii) the Formation Transactions shall not have been consummated on or prior to June 30, 2010 (such date is hereinafter referred to as the “Outside Date”).
     Section 2.07 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the Operating Partnership and the Contributor under this Agreement shall terminate, except that the obligations set forth in Article 8 and Section 1.06 shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement is not satisfied by the Outside Date as a result of another party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transactions Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.
     Section 2.08 TAX WITHHOLDING. The Operating Partnership shall be entitled to deduct and withhold, from the consideration payable pursuant to this Agreement to the Contributor, such amounts as the Operating Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law (e.g. backup withholding or FIRPTA withholding). To the extent that amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributor in respect of which such deduction and withholding was made by the Operating Partnership.
ARTICLE 3
REPRESENTATIONS, WARRANTIES AND
INDEMNITIES OF THE OPERATING PARTNERSHIP
     The Operating Partnership hereby represents and warrants to and covenants with the Contributor as follows:
     Section 3.01 ORGANIZATION; AUTHORITY.
     (a) The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Operating Partnership has all requisite power and authority to enter this Agreement and the other Formation Transactions Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on the financial condition or results of operations of the Operating Partnership.
     Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transactions Documentation by the Operating Partnership have been duly and validly authorized by all necessary action of the Operating Partnership. This Agreement, the other Formation Transactions Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement or the other Formation Transactions Documentation constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity and except to the extent that enforceability of the indemnification and contribution provisions set forth in the Formation Transactions Documentation may be limited by the federal or state securities Laws or the public policy underlying such Laws.
     Section 3.03 CONSENTS AND APPROVALS. Except in connection with the IPO and the consummation of the Formation Transactions, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
     Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transactions Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (a) the organizational documents of the Operating Partnership, (b) any term or provision of any judgment, order, writ, injunction, or decree binding on the Operating Partnership, or (c) any other material agreement to which the Operating Partnership is a party.
     Section 3.05 VALIDITY OF OP UNITS. The issuance of the OP Units to the Contributor pursuant to this Agreement will have been duly authorized by the Operating Partnership and, when issued against the consideration therefor, will be validly issued by the Operating Partnership, free and clear of all Liens (other than Liens created by the Operating Partnership Agreement).
     Section 3.06 LITIGATION. There is no action, suit or proceeding pending or, to the Operating Partnership’s knowledge, threatened against the Operating Partnership or the Existing Entities that, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Operating Partnership and the Existing Entities, taken as a whole, or which challenges or impairs the ability of the Operating Partnership to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

     Section 3.07 LIMITED ACTIVITIES. Except for activities in connection with the IPO or the Formation Transactions, the Operating Partnership has not engaged in any material business or incurred any material obligations.
     Section 3.08 KNOWLEDGE OF PROPERTIES. The Operating Partnership understands and agrees that:
     (a) it is a sophisticated investor in real property who is familiar with investments similar to the Related Properties and the Contributed Interests;
     (b) except as may be specifically set forth in this Agreement or in the closing documents, the Contributor has not made any representation or warranty of any kind whatsoever, whether oral or written, express or implied, with respect to any of the Contributed Entities, any of the Contributed Interests, any of the Related Properties, the permitted use of any of the Related Properties, or the zoning and other laws, regulations and rules applicable thereto, or the compliance by any of the Related Properties therewith, the revenues and expenses generated by or associated with any of the Related Properties or any of the Contributed Interests, or otherwise relating to any of the Contributed Entities, any of the Related Properties, any of the Contributed Interests, or the transactions contemplated herein;
     (c) except as may be specifically set forth in this Agreement or in the closing documents, the Contributed Interests are being transferred to the Operating Partnership, and the Operating Partnership is accepting the Contributed Interests and indirect possession of the Related Properties, in each case, in their present “as is, where is” condition “with all faults”, with no right of setoff or deduction from the Contributor’s Formation Transaction Value;
     (d) unknown conditions may exist with respect to any of the Related Properties, the Contributed Entities, and/or the Contributed Interests, and the Operating Partnership explicitly took the possibility of such unknown conditions into account, together with the express representations and warranties contained herein, in determining and agreeing to the Contributor’s Formation Transaction Value; and
     (e) it has been afforded the opportunity to make any and all inspections and due diligence of the Related Properties, the Contributed Entities, and any other matters related to the Contributed Interests as it reasonably desired and, accordingly, except as may be specifically set forth in this Agreement or in the closing documents, it is relying solely on its own due diligence and investigations in acquiring the Contributed Interests and the Related Properties.
     Section 3.09 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III, the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
     Section 3.10 INDEMNIFICATION.
     (a) From and after the Closing Date, the Operating Partnership shall indemnify and hold harmless the Contributor and its Affiliates (each, a “Contributor Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or relating to, asserted against, imposed upon or incurred by any Contributor Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Operating Partnership contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Operating Partnership pursuant to this Agreement; provided, however, that the Operating Partnership shall not have any obligation under this Section to indemnify any Contributor Indemnified Party against any Losses to the extent that such Losses arise by virtue of, and then only to the extent of, (i) any diminution in value of OP Units; or (ii) the Contributor’s breach of this Agreement, gross negligence, willful misconduct or fraud.
     (b) At the time when any Contributor Indemnified Party learns of any potential claim under this Section 3.10 (a “Claim”) against the Operating Partnership, it will promptly give written notice (a “Claim Notice”) to the Operating Partnership; provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Operating Partnership shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Contributor Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, the Contributor Indemnified Party shall deliver to the Operating Partnership, promptly after the Contributor Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Contributor Indemnified Party relating to a Third Party Claim (defined below). Any Contributor Indemnified Party may, at its option, demand indemnity under this Section 3.10 as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Contributor Indemnified Party shall in good faith determine that such claim is not frivolous and that the Contributor Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.
     (c) The Operating Partnership shall be entitled, at its own expense, to assume and control the defense of any Claims based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Operating Partnership, if it gives notice of its intention to do so to the Contributor Indemnified Party within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Contributor Indemnified Party may at all times participate in such defense at its own expense. Without limiting the foregoing, in the event that the Operating Partnership exercises the right to undertake any such defense against a Third Party Claim, the Contributor Indemnified Party shall cooperate with the Operating Partnership in such defense and make available to the Operating Partnership (unless prohibited by Law), at the Operating Partnership’s expense, all witnesses, pertinent records, materials and information in the Contributor Indemnified Party’s possession or under the Contributor Indemnified Party’s control relating thereto as is reasonably required by the Operating Partnership. No compromise or settlement of such Third Party Claim may be effected by either the Contributor Indemnified Party, on the one hand, or the Operating Partnership, on the other hand, without the other’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) the Contributor Indemnified Party that is party to such claim is released from all liability with respect to such claim.

     (d) All representations, warranties and covenants of the Operating Partnership contained in this Agreement shall survive until the first anniversary of the Closing Date (the “Expiration Date”). If written notice of a claim in accordance with the provisions of this Section 3.10 has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing prior to the Expiration Date may not thereafter be asserted and shall forever be waived. In furtherance of the foregoing, the Contributor hereby waives, as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Section 3.10. The foregoing sentence shall not limit the Contributor’s right to specific performance or injunctive relief in connection with the breach by the Operating Partnership of its covenants in this Agreement.
     (e) All indemnity payments made hereunder shall be treated as adjustments to the consideration paid hereunder for United States federal income tax purposes.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR
     The Contributor hereby represents, warrants and agrees that as of the Closing Date:
     Section 4.01 AUTHORITY; BINDING OBLIGATION. The signature of the Contributor on this Agreement is genuine. The Contributor (i) is duly organized, validly existing and in good standing under the Laws of the state of its organization; (ii) has all requisite power and authority to enter this Agreement and each agreement contemplated hereby, to carry out the transactions contemplated hereby and thereby, to own, lease or operate its property and to carry on its business as presently conducted; and (iii) the execution, delivery and performance of this Agreement and each agreement contemplated hereby by the Contributor have been duly and validly authorized by all necessary action of the Contributor. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor, each enforceable against the Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
     Section 4.02 OWNERSHIP OF CONTRIBUTED INTERESTS. The Contributor is the record owner of the Contributed Interests owned by it and has the power and authority to transfer, sell, assign and convey to the Operating Partnership such Contributed Interests free and clear of any Liens and, upon delivery of the consideration for such Contributed Interests as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens. Except as provided for or contemplated by this Agreement or the other applicable Formation Transactions Documentation, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (i) relating to the Contributed Interests owned by the Contributor or (ii) to purchase, transfer or otherwise acquire, or in any way encumber, any of the interests which comprise such Contributed Interests or any securities or obligations of any kind convertible into any of the interests which comprise such Contributed Interests or other equity interests or profit participation of any kind in the Existing Entities. All of the issued and outstanding Contributed Interests have been duly authorized and are validly issued, fully paid and non-assessable.
     Section 4.03 CONSENTS AND APPROVALS. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Contributor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a material adverse effect on the financial condition or results of operations of the Contributed Entities, taken as a whole.
     Section 4.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby or thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) any agreement, document or instrument to which the Contributor is a party or by which the Contributor or its Contributed Interests are bound, (ii) any term or provision of any judgment, order, writ, injunction, or decree binding on the Contributor (or its assets or properties), or (iii) any provisions of the organizational or other formation or governing documents or agreements of the Contributor, except any such breaches or defaults that would not have a material adverse effect on the financial condition or results of operations of the Contributed Entities, taken as a whole.
     Section 4.05 NON-FOREIGN PERSON. The Contributor is a United States person (as defined in the Code) and is, therefore, not subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.
     Section 4.06 TAXES. Except as would not have a material adverse effect on the financial condition or results of operations of the Contributed Entities, taken as a whole, (i) the Contributor has timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, and (ii) (x) no written deficiencies for any Taxes have been proposed, asserted or assessed against it, and (y) to the Contributor’s knowledge, no deficiencies for any Taxes are overtly threatened against it, and (z) no requests for waivers of the time to assess any such Taxes are pending.
     Section 4.07 TAX MATTERS. Contributor represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of Contributor’s Contributed Interests to the Operating Partnership and the receipt of OP Units as consideration therefor, (ii) Contributor’s admission as a limited partner of the Operating Partnership and (iii) any other transaction contemplated by this Agreement. Contributor further represents and warrants that it has not relied on the Operating Partnership, the REIT, any Principal, or such Person’s Affiliates, representatives or counsel for any tax advice.
     Section 4.08 TAX INFORMATION. From the date hereof and subsequent to the Closing, Contributor agrees to provide the Operating Partnership with such tax information relating to the Contributed Interests that is in Contributor’s possession or control (including such tax information the Contributor could obtain using reasonable efforts) and that is reasonably requested by the Operating Partnership and not otherwise in the Operating Partnership’s possession or control and to cooperate with the Operating Partnership with respect to the filing of tax returns by the Operating Partnership.
     Section 4.09 SOLVENCY. The Contributor has been and, to the knowledge of the Contributor, will be solvent at all times prior to and for the ninety (90) day period following the transfer of its Contributed Interests to the Operating Partnership.
     Section 4.10 LITIGATION. There is no action, suit or proceeding pending or, to the Contributor’s knowledge, threatened against the Contributor affecting all or any portion of the Contributed Interests owned by it or the Contributor’s ability to consummate the transactions contemplated hereby which, if adversely determined, would adversely affect the Contributor’s ability to so consummate the transactions contemplated hereby. The Contributor knows of no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting all or any portion of the Contributed Interests owned by it, which in any such case would impair the Contributor’s ability to enter into and perform all of its obligations under this Agreement.
     Section 4.11 INVESTMENT. The Contributor acknowledges that the offering and issuance of the OP Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein. In furtherance thereof, the Contributor represents and warrants to the Operating Partnership as follows:
     (a) The Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act). The Contributor has accurately completed the Accredited Investor Questionnaire attached hereto as Exhibit E indicating the basis for the Contributor’s accredited investor status. The Contributor will, upon request, execute and/or deliver any additional documents deemed by the Operating Partnership to be necessary or desirable to confirm the Contributor’s accredited investor status.
     (b) The Contributor is acquiring the OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Laws.
     (c) The Contributor is knowledgeable, sophisticated and experienced in business and financial matters and the Contributor fully understands the limitations on transfer imposed by the federal securities Laws. The Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its investment in the OP

Units; the Contributor has received and reviewed all information and documents about or pertaining to the Operating Partnership and the business and prospects of the Operating Partnership and the issuance of the OP Units as the Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Operating Partnership and the business and prospects of the Operating Partnership which the Contributor deem necessary or desirable to evaluate the merits and risks related to its investment in the OP Units; and the Contributor understands and has taken cognizance of all risk factors related to the purchase of the OP Units. The Contributor is relying upon its own independent analysis and assessment (including with respect to Taxes), and the advice of the Contributor’s advisors (including tax advisors), and not upon that of the Operating Partnership or any of the Operating Partnership’s Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby. The Contributor has not relied on any oral or written representation in connection with the offering of the OP Units that is not contained in this Agreement or the PPM.
     (d) The Contributor acknowledges that the OP Units have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available. The Contributor acknowledges that its ability to sell or otherwise transfer the OP Units is further restricted by certain provisions of the Operating Partnership Agreement and the Lock-Up Agreement and may be further restricted by other applicable securities laws.
     (e) The Contributor is, for purposes of the application of state securities laws, a resident of the state set forth on the signature page hereto below the Contributor’s signature.
     Section 4.12 NO BROKERS OR FINDERS. The Contributor has not entered into any agreement and is not otherwise liable or responsible to pay any brokers’ or finders’ fees or expenses to any person or entity with respect to this Agreement or the purchase and issuance of the OP Units contemplated hereby, except for any such person or entity the fees and expenses for which the Contributor shall be solely responsible and pay.
     Section 4.13 WAIVER OF RIGHTS UNDER ORGANIZATIONAL AGREEMENT. The Contributor hereby waives any rights or claims it may have under any Organizational Agreement of the Contributed Entities related to the transfer of the Contributed Interests to the Operating Partnership by the members of such Contributed Entities, including but not limited to any notice requirements, rights of first refusal, rights of first offer, drag-along rights and tag-along rights, and further waives compliance with any terms or conditions under any such Organizational Agreement with respect to such transfer.
     Section 4.14 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV, the Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
     Section 4.15 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Sections 4.02, 4.05 and 4.09) shall not survive the Closing.
ARTICLE 5
COVENANTS AND OTHER AGREEMENTS
     Section 5.01 COVENANTS OF THE CONTRIBUTOR. From the date hereof through the Closing, except as otherwise provided for or as contemplated by this Agreement, the Contributor shall not, without the consent of the Operating Partnership:
     (a) sell, transfer or otherwise dispose of all or any portion of the Contributor’s Contributed Interests or any interests therein;
     (b) mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of the Contributor’s Contributed Interests;
     (c) authorize or consent to the sale, assignment, transfer or other disposition of, or cause any of the Contributed Entities to sell, assign, transfer or dispose of, any of its Related Properties;
     (d) authorize or consent to, or cause any of the Contributed Entities to mortgage, pledge, hypothecate, encumber (or permit to become encumbered) all or any portion of its assets;
     (e) amend the certificate of formation Organizational Agreements or other governing documents of the any of the Contributed Entities; or
     (f) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to any of the Contributed Entities.
     Section 5.02 COVENANTS OF THE OPERATING PARTNERSHIP AND CONTRIBUTOR. Each of the Operating Partnership and the Contributor hereby acknowledges and agrees that, without their mutual written consent, from the date hereof through the Closing Date, it will not make any capital expenditures or cause a Contributed Entity to make any capital expenditures with respect to the Related Properties, other than (i) as required by leases or other agreements with third parties, (ii) in the ordinary course of business or as otherwise provided in the operating budget of a Contributed Entity; or (iii) as a result of a casualty, condemnation or other loss, to the extent (a) of the insurance or condemnation proceeds relating thereto; or (b) otherwise required to repair or restore the Related Property to the condition existing prior to such casualty, condemnation or other loss.
     Section 5.03 COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE CONTRIBUTOR. Each of the Operating Partnership and the Contributor shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.
ARTICLE 6
CHANGES TO FORM AGREEMENTS
     Section 6.01 CHANGES TO FORM AGREEMENT. The Contributor agrees and confirms that the terms of the OP Units described in the PPM and the Exhibits thereto are not final and may be modified depending on the prevailing market conditions at the time of the IPO. By executing this Agreement the Contributor hereby authorizes the Operating Partnership and the REIT to, and understands and agrees that the Operating Partnership and the REIT may, make changes (excluding changes that may be deemed material) to the Operating Partnership Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Assignment and Assumption, the Indemnification Agreement Assignment and Assumption and the Representations and Warranty Agreement, and the Contributor agrees to receive the OP Units with such final terms and conditions as the Operating Partnership and/or the REIT determines, in their reasonable discretion, so long as such changes do not alter the Contributor’s Formation Transaction Value or otherwise disproportionately affect the Contributor or its ownership of the OP Units as compared to the other Existing Entities.
ARTICLE 7
POWER OF ATTORNEY
     Section 7.01 POWER OF ATTORNEY. By executing this Agreement, the Contributor hereby irrevocably constitutes and appoints the Operating Partnership (or a substitute appointed by the Operating Partnership) as its attorney-in-fact and agent with full power of substitution to take any and all actions and execute any of the following agreements on the Contributor’s behalf and in the Contributor’s name: the Operating Partnership Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Assignment and Assumption, the Indemnification Agreement Assignment and Assumption and any other documents related to the consummation of the Formation Transactions, or any of the other transactions contemplated by this Agreement on the Contributor’s behalf and in the Contributor’s name, as may be deemed by the Operating Partnership as necessary or desirable to effectuate the Formation Transactions, the IPO, and the other transactions described herein or in the PPM in each case to the extent not inconsistent with the provisions of this Agreement. The Contributor hereby grants to each attorney-in-fact full power and authority to do and perform each and every reasonable act and thing which may be necessary, or convenient, in connection with the foregoing, as fully, to all intents and purposes, as the undersigned might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by authority hereof. Such power-of-attorney shall be deemed to be coupled with an interest and shall be irrevocable and shall survive the death, disability or dissolution of the Contributor.

ARTICLE 8
GENERAL PROVISIONS
     Section 8.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the addresses set forth on the signature page hereto (or at such other address for a party as shall be specified by notice from such party).
     Section 8.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.
     (a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
     (b) “Amortizing Principal Payment” means the principal component of any regularly scheduled installment of principal and interest in respect of Debt. The term “Amortizing Principal Payment” does not include the principal component of (i) any voluntary prepayment of Debt, or (ii) any payment made in respect of any Debt that has become due by reason of acceleration or the occurrence or nonoccurrence of any event requiring a mandatory prepayment.
     (c) “Assignment and Assumption” means an Assignment and Assumption of Ownership Interests substantially in the form attached as Exhibit F hereto.
     (d) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Minnesota or Delaware.
     (e) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.
     (f) “Cut-Off Date” means a date to be established by the Operating Partnership for purposes of determining adjustments to the Contributor’s Formation Transaction Value pursuant to Section 1.04 hereof, which date shall be no earlier than ten (10) calendar days prior to the Closing Date and no later than the calendar day prior to the Closing Date.
     (g) “Cut-Off Date Cash Balance” means the aggregate for all Operating Entities of all cash and cash equivalents that would be shown on a balance sheet of each Operating Entity prepared on the Cut-Off Date in a manner consistent with historical accounting practices applicable to such Operating Entity, to the extent the same derive from operating income of such

Operating Entity, and in any event excluding (i) cash and cash equivalents consisting of loan proceeds, casualty insurance proceeds, proceeds from condemnation or eminent domain proceedings, or proceeds from the sale or other disposition of the Related Property or any interest therein, or that are otherwise derived from a source other than the operation, leasing, management or occupancy of the Related Property, and (ii) cash and cash equivalents consisting of Non-Operating Expense Reserves made on or after April 1, 2010.
     (h) “Debt” means, with respect to any Person, without duplication, (a) its liabilities for borrowed money, (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (c) its capital lease obligations, and (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities).
     (i) “Extraordinary Expense Prepayments” means, as of any date of determination, all prepaid expenses of a Property Owner to the extent such expenses relate to a date more than thirty (30) days after such date of determination.
     (j) “Extraordinary Principal Payment” means any payment of principal in respect of Debt other than an Amortizing Principal Payment. The term “Extraordinary Principal Payment” includes the principal component of (i) any voluntary prepayment of Debt, or (ii) any payment made in respect of any Debt that has become due by reason of acceleration or the occurrence or nonoccurrence of any event requiring a mandatory prepayment.
     (k) “Extraordinary Rent Prepayments” means any prepayment of rent and other fees and charges due or to become due to a Property Owner pursuant to any lease or other occupancy agreement more than thirty (30) days in advance to the extent the same is received by a Property Owner.
     (l) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     (m) “IPO Price” means the initial public offering price of a share of REIT Common Stock in the IPO.
     (n) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.
     (o) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.
     (p) “Non-Operating Expense Reserves” means any escrow, deposit or reserve required by the terms of any agreement to which a Property Owner is a party or by which such Property Owner or its assets are bound, other than Restricted Deposits.

     (q) “Operating Entity” means each Contributed Entity or, if a Contributed Entity does not own or hold the Related Property or co-tenancy interest in the Related Property, the entity that owns such Related Property or co-tenancy interest.
     (r) “Operating Entity’s Share” means an Operating Entity’s undivided ownership interest in the Related Property stated as a percentage.
     (s) “Operating Expenses” means all normal and reasonable expenses of owning, operating, leasing, managing, maintaining and occupying all real and personal property owned by a Property Owner, including but not limited to: (i) payments to, for the benefit of or required in connection with personnel employed to manage, operate and maintain such Property Owner or its properties; (ii) utility charges; (iii) costs of heating, lighting, ventilating and air conditioning; (iv) premiums for hazard, casualty, rent loss and liability insurance; (v) ad valorem real estate and personal property taxes, installments of special assessments and sales tax payments; (vi) expenses for maintenance and repair of buildings, grounds, driveways and parking areas; (vii) costs of janitorial services, tools, equipment and supplies; (viii) management fees, including without limitation fees paid or payable to Welsh or one or more of its Affiliates; (ix) landscaping, lawn, shrub and tree trimming, fertilizing and care expenses; (x) equipment lease payments; (xi) snow and ice removal expenses; (xii) advertising and promotion expenses; (xiii) expenses related to the delivery of cable television, internet access, telephone and similar services to tenants of such Property Owner for a fee; (xiv) all security expenses; (xv) costs of printing, stationery and office supplies; (xvi) attorneys’ fees and accountants’ fees; (xvii) capital improvement and expenditures; (xviii) costs of warranty repairs; (xix) fees of consultants; (xx) costs in connection with or in contemplation of sale or refinancing, such as costs of appraisals, environmental or engineering studies; and (xxi) income, franchise and other taxes.
     (t) “Organizational Agreement” means the partnership, limited liability company, operating or similar agreement of a Contributed Entity.
     (u) “Past Due Payables” means, as of any date of determination, all liabilities and other obligations of a Property Owner that (i) are due and remain unpaid as of such date of determination, and (ii) all expenses incurred by a Property Owner that remain unpaid as of such date of determination to the extent such expenses relate to a date more than thirty (30) days prior to the date of determination.
     (v) “Person” means an individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof.
     (w) “Principals” means Dennis J. Doyle, Scott T. Frederiksen and Jean V. Kane.
     (x) “Property Owner” means (i) if the interest of an Operating Entity in the Related Property is as a co-tenant with one or more other Persons, the Operating Entity and each other such co-tenant, collectively, and (ii) otherwise, the Operating Entity.
     (y) “Ratable Share” means the direct or indirect equity interest of the Contributor in an Operating Entity stated as a percentage of all direct and indirect equity interests in such Operating Entity; provided, that if the interest of an Operating Entity in the Related Property is as a co-tenant with one or more other Persons, then the Ratable Share shall be the percentage determined as provided above multiplied by the percentage ownership interest of such Operating Entity as a co-tenant in the Related Property. For example, if the Contributor owns 50% of all direct and indirect equity interests in an Operating Entity, and such Operating Entity owns an undivided 50% interest in the Related Property as a co-tenant with one or more other Persons, then the Ratable Share shall equal 25%.
     (z) “Related Property” means, collectively, one or more parcels of real property owned, in whole or in part, by an Operating Entity and used to establish the Contributor’s Formation Transaction Value for purposes of this Agreement.
     (aa) “Representations and Warranty Agreement” means that Representations and Warranty Agreement by and among the REIT, the Operating Partnership and the Principals substantially in the form attached as Exhibit G hereto.
     (bb) “Restricted Deposit” means any escrow, deposit or reserve required by the terms of any agreement to which a Property Owner is a party or by which such Property Owner or its assets are bound and established or maintained to pay or provide for payment of any Operating Expense of such Property Owner, including without limitation escrows for taxes, insurance and other charges, and deposits and reserves for repairs, replacements, capital expenditures, leasing commissions and tenant improvements.
     (cc) “Target Cash Balance” means, as of the Cut-Off Date, an amount, determined by the Operating Partnership in its reasonable discretion, equal to the sum of the following amounts determined in the aggregate for all Operating Entities:
     (i) the Operating Entity’s Share of the aggregate amount of all security deposits and similar deposits due or that may become due to tenants of the Related Property or other third parties in connection with the Related Property;
     (ii) the Operating Entity’s Share of the aggregate amount of all Restricted Deposits and other escrow, deposits and reserves that are otherwise historically or customarily maintained by a Property Owner, including without limitation escrows for taxes, insurance and other charges, and deposits and reserves for repairs, replacements, capital expenditures, leasing commissions and tenant improvements, whether or not so required, but excluding Non-Operating Expense Reserves;
     (iii) the Operating Entity’s Share of the aggregate amount of all payments of principal, interest and/or late fees on Debt that are due on such date or scheduled to become due during the period of thirty (30) days following such date; and
     (iv) the Operating Entity’s Share of that portion of all Operating Expenses incurred or to be incurred by the Operating Entity that are due on such date or scheduled to become due during the period of thirty (30) days following such date.
     (dd) “Tax” means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other Taxes, tariffs or governmental charges of any nature whatsoever, including (i) estimated Taxes, together with penalties, interest or additions to

Tax with respect thereto and (ii) any Taxes of another person or entity as a result of any transfer, succession or assignment, by contract, or otherwise.
     (ee) “Welsh” means Welsh Companies, LLC.
     Section 8.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.
     Section 8.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, including, without limitation, the exhibits and schedules hereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto and the Contributor Indemnified Parties.
     Section 8.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 8.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (including by operation of law) by the Contributor without the prior written consent of the Operating Partnership and by the Operating Partnership without the prior written consent of the Contributor, and any attempted assignment without such consent shall be null and void and of no force and effect.
     Section 8.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Hennepin County, Minnesota, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.
     Section 8.08 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

     Section 8.09 RULES OF CONSTRUCTION.
     (a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     (b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     Section 8.10 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Contributor and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity. Notwithstanding the foregoing, this Agreement shall not bar any equitable remedies otherwise available to the Contributor pursuant to the terms and provisions contained in Section 3.09.
     Section 8.11 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.
     Section 8.12 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     Section 8.13 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership, the Contributor or their Affiliates.

     Section 8.14 AMENDMENTS. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Contributor and the Operating Partnership.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the Effective Date.
Effective Date: March 1, 2010
WELSH PROPERTY TRUST, L.P.

By:	WELSH PROPERTY TRUST, LLC
Its General Partner

By:	/s/ Scott T. Frederiksen
Name:	Scott T. Frederiksen
Title:	Chief Executive Officer
Address:	4350 Baker Road, Suite 400
Minnetonka, MN 55343-8695

CONTRIBUTOR:

WELSH MIDWEST REAL ESTATE FUND, LLC

By:	WELSH FUND I, LLC
Its: Chief Manager

By:	/s/ Dennis J. Doyle
Name:	Dennis J. Doyle
Title:	Chief Executive Officer
Address:	4350 Baker Road, Suite 400
Minnetonka, MN 55343-8695
Residence:	Minnesota
Signature Page to Contribution Agreement

EXHIBITS
Exhibit A: Contributor’s Formation Transaction Value
Exhibit B: Form of Lock-Up Agreement
Exhibit C: Form of Registration Rights Agreement
Exhibit D: Form of Operating Partnership Agreement
Exhibit E: Accredited Investor Questionnaire
Exhibit F: Form of Assignment and Assumption
Exhibit G: Form of Representations and Warranty Agreement
Exhibit H: FIRPTA Affidavit
Exhibit I: Form of Indemnification Agreement Assignment and Assumption

EXHIBIT A

CONTRIBUTOR’S FORMATION TRANSACTION VALUE

	Percentage	Contributor’s
	Interest in	Formation
	Contributed	Transaction
Contributed Entities	Entity	Value
1920 Beltway, LLC	100%	—

Lunt Howard, LLC	100%	—

Welsh CR, LLC	100%	—

2036 Stout, LLC	100%	—

7750 Zionsville, LLC	100%	—

Welsh Hernasco, LLC	100%	—

Welsh Jacksonville, LLC	100%	—

Welsh CJC, LLC	100%	—

Welsh Symmes Road, LLC	100%	—

Welsh Rivers Park, LLC	100%	—

Urbandale Properties, LLC	100%	—

Welsh Kiesland, LLC	100%	—

Welsh Kiesland II, LLC	100%	—

450 Lombard, LLC	100%	—

Total Contributor’s Formation Transaction Value		$6,736,189.00

A-1

EXHIBIT B
FORM OF LOCK UP AGREEMENT
Lock-Up Agreement
_____ __, 2010
UBS Securities LLC
Together with the other Underwriters
named in Schedule A to the Underwriting Agreement
referred to herein
c/o UBS Securities LLC
299 Park Avenue
New York, New York 10171-0026
Ladies and Gentlemen:
     This Lock-Up Agreement is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) to be entered into by Welsh Property Trust, Inc., a Maryland corporation (the “Company”), Welsh Property Trust, L.P., a Delaware limited partnership (the “Operating Partnership”), and you and the other underwriters named in Schedule A to the Underwriting Agreement, with respect to the public offering (the “Offering”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”).
     In order to induce you to enter into the Underwriting Agreement, the undersigned agrees that, for a period (the “Lock-Up Period”) beginning on the date hereof and ending on, and including, the date that is one year after the date of the final prospectus relating to the Offering, the undersigned will not, without the prior written consent of UBS Securities LLC, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Exchange Act”) with respect to, any Common Stock or any other securities of the Company that are substantially similar to Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, including, without limitation, units of partnership interests in the Operating Partnership (the “OP Units”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any other securities of the Company that are substantially similar to Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, including, without limitation, OP Units, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). The foregoing sentence shall not apply to (a) the registration of the offer and sale of Common Stock as contemplated by the Underwriting Agreement and the sale of the Common Stock to the Underwriters (as defined in the Underwriting Agreement) in the Offering, (b) bona fide gifts, provided the recipient thereof agrees in writing with UBS Securities LLC to be bound by the terms of this Lock-Up Agreement or (c) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing with UBS Securities LLC to be bound by the terms of this Lock-Up Agreement, or (d) transfers or other dispositions to an affiliate, provided that such affiliate agrees in writing with UBS Securities LLC to be bound by the terms of this

Lock Up Agreement. For purposes of this paragraph, “immediate family” shall mean the undersigned and the spouse, any lineal descendent, father, mother, brother or sister of the undersigned; and “affiliate” shall mean any person or entity controlling, controlled by or under common control with the undersigned.
     In addition, for the duration of the Lock-Up Period, the undersigned hereby waives any rights the undersigned may have to require registration of Common Stock in connection with the filing of a registration statement relating to the Offering. The undersigned further agrees that, for the Lock-Up Period, the undersigned will not, without the prior written consent of UBS Securities LLC, make any demand for, or exercise any right with respect to, the registration of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock or any such securities, including, without limitation, OP Units.
     Notwithstanding the above, if (a) during the period that begins on the date that is fifteen (15) calendar days plus three (3) business days before the last day of the Lock-Up Period and ends on the last day of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (b) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Lock-Up Agreement shall continue to apply until the expiration of the date that is fifteen (15) calendar days plus three (3) business days after the date on which the issuance of the earnings release or the material news or material event occurs.
     In addition, the undersigned hereby waives any and all preemptive rights, participation rights, resale rights, rights of first refusal and similar rights that the undersigned may have in connection with the Offering or with any issuance or sale by the Company or the Operating Partnership of any equity or other securities before the Offering, except for any such rights as have been heretofore duly exercised.
     The undersigned hereby confirms that the undersigned has not, directly or indirectly, taken, and hereby covenants that the undersigned will not, directly or indirectly, take, any action designed, or which has constituted or will constitute or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of shares of Common Stock.
     The undersigned hereby authorizes the Company and its transfer agent, during the Lock-Up Period, to decline the transfer of or to note stop transfer restrictions on the stock register and other records relating to shares of Common Stock or other securities subject to this Lock-Up Agreement of which the undersigned is the record holder, and, with respect to shares of Common Stock or other securities subject to this Lock-Up Agreement of which the undersigned is the beneficial owner but not the record holder, the undersigned hereby agrees to cause such record holder to authorize the Company and its transfer agent, during the Lock-Up Period, to decline the transfer of or to note stop transfer restrictions on the stock register and other records relating to such shares or other securities.
* * *

     If (i) the Company notifies you in writing that it does not intend to proceed with the Offering, (ii) the registration statement filed with the Commission with respect to the Offering is withdrawn or (iii) for any reason the Underwriting Agreement shall be terminated prior to the “time of purchase” (as defined in the Underwriting Agreement), this Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

     The agreements of the undersigned set forth in this Lock-Up Agreement shall only be effective if all executive officers and directors of the Company and all holders of one percent (1%) or more of the Common Stock and all holders of one percent (1%) or more of the OP Units prior to the completion of the Offering shall have entered into written lock-up agreements with you substantially similar to this Lock-Up Agreement.

Yours very truly,

Name:

EXHIBIT C
FORM OF REGISTRATION RIGHTS AGREEMENT
REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT is entered into as of ______ ___, 2010 by and among Welsh Property Trust, Inc., a Maryland corporation (the “Company”), and the holders listed on Schedule I hereto (each an “Initial Holder” and, collectively, the “Initial Holders”).
RECITALS
     WHEREAS, in connection with the initial public offering of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), the Company and Welsh Property Trust, LP, a Delaware limited partnership (the “Operating Partnership”), have engaged in certain formation transactions (the “Formation Transactions”), pursuant to which the Initial Holders have received units of limited partner interest (“OP Units”) in the Operating Partnership for their respective interests in the entities participating in the Formation Transactions;
     WHEREAS, pursuant to the Operating Partnership Agreement (defined below), OP Units will be redeemable for cash or, at the Company’s option, exchangeable for shares of Common Stock of the Company upon the terms and subject to the conditions contained therein; and
     WHEREAS, as a condition to receiving the consent of the Initial Holders to the Formation Transactions, the Company has agreed to grant the Initial Holders and their permitted assignees and transferees the registration rights set forth in Article II hereof.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. In addition to the definitions set forth above, the following terms, as used herein, have the following meanings:
     “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” means this Registration Rights Agreement, as it may be amended, supplemented or restated from time to time.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, New York or Minneapolis, Minnesota are authorized by law to close.
     “Charter” means the charter of the Company.
     “Commission” means the U.S. Securities and Exchange Commission.

     “Control Shares” means shares of Common Stock issued under an Issuer Shelf Registration Statement which if sold by the holder thereof would constitute “restricted securities” as defined under Rule 144.
     “Effectiveness Period” has the meaning set forth in Section 2.1(b).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchangeable OP Units” means OP Units which may be redeemable for cash or, at the Company’s option, exchangeable for shares of Common Stock pursuant to Section 15.1 of the Operating Partnership Agreement (without regard to any limitations on the exercise of such exchange right as a result of the Ownership Limit Provisions).
     “Holder” means any Initial Holder who is the record or beneficial owner of any Registrable Securities or any assignee or transferee of such Initial Holder (including assignments or transfers of Registrable Securities to such assignees or transferees as a result of the foreclosure on any loans secured by such Registrable Securities) (x) to the extent such assignment or transfer is permitted under the Operating Partnership Agreement or the Charter, as applicable, and (y) provided such assignee or transferee agrees in writing to be bound by all the provisions hereof, unless such owner, assignee or transferee acquires such Registrable Securities in a public distribution pursuant to a registration statement under the Securities Act or pursuant to transactions exempt from registration under the Securities Act where securities sold in such transaction may be resold without subsequent registration under the Securities Act.
     “Indemnified Party” has the meaning set forth in Section 2.7.
     “Indemnifying Party” has the meaning set forth in Section 2.7.
     “Initial Period” means a period commencing on the date hereof and ending 365 days following the effective date of the first Resale Shelf Registration Statement (except that, if the shares of Common Stock issuable upon exchange of Exchangeable OP Units received in the Formation Transactions are not included in that Resale Shelf Registration Statement as a result of Section 2.1(b), the 365 days shall not begin until the later of the effective date of (i) the first Resale Shelf Registration Statement and (ii) the first Issuer Shelf Registration Statement.)
     “IPO Date” means the consummation date of the Company’s initial public offering.
     “Issuer Shelf Registration Statement” has the meaning set forth in Section 2.1(b).
     “Notice and Questionnaire” means a written notice, substantially in the form attached as Exhibit A, delivered by a Holder to the Company (i) notifying the Company of such Holder’s desire to include Registrable Securities held by it in a Resale Shelf Registration Statement, (ii) containing all information about such Holder required to be included in such registration statement in accordance with applicable law, including Item 507 of Regulation S-K promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto, and (iii) pursuant to which such Holder agrees to bound by the terms and conditions hereof.

     “Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of                     , 2010, as the same may be amended, modified or restated from time to time.
     “Ownership Limit Provisions” mean the various provisions of the Company’s Charter set forth in Article VII thereof restricting the ownership of Common Stock by Persons to specified percentages of the outstanding Common Stock.
     “Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Primary Shares” has the meaning set forth in Section 2.1(b).
     “Registrable Securities” means with respect to any Holder shares of Common Stock at any time owned, either of record or beneficially, by such Holder and issued or issuable upon exchange of Exchangeable OP Units received in the Formation Transactions, and any additional shares of Common Stock issued as a dividend, distribution or exchange for, or in respect of, such shares (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations or otherwise) until the earliest of (i) a registration statement (including a Resale Shelf Registration Statement) covering such shares has been declared effective by the Commission and such shares have been disposed of pursuant to such effective registration statement, (ii) such shares have been publicly sold under Rule 144; (iii) all such shares may be sold pursuant to Rule 144 without limitation as to amount or manner of sale, (iv) such shares may be sold pursuant to Rule 144 and could be sold in one transaction in accordance with the volume limitations contained in Rule 144(e), or (v) such shares have been otherwise transferred in a transaction that constitutes a sale thereof under the Securities Act, the Company has delivered a new certificate or other evidence of ownership for such shares not bearing the Securities Act restricted stock legend and such shares may be resold without subsequent registration under the Securities Act; provided, however, that shares of Common Stock (other than Control Shares) issued pursuant to an effective registration statement (including an Issuer Shelf Registration Statement) are not deemed to be Registrable Securities.
     “Registration Expenses” has the meaning set forth in Section 2.4.
     “Resale Shelf Registration” has the meaning set forth in Section 2.1(a).
     “Resale Shelf Registration Statement” has the meaning set forth in Section 2.1(a).
     “Rule 144” means Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Resale Shelf Registration Statement under the Securities Act.

     “Shelf Registration Statement” means a Resale Shelf Registration Statement and/or an Issuer Shelf Registration Statement.
     “Suspension Notice” means any written notice delivered by the Company pursuant to Section 2.11 with respect to the suspension of rights under a Resale Shelf Registration Statement or any prospectus contained therein.
     “Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.
ARTICLE II
REGISTRATION RIGHTS
     Section 2.1 Shelf Registration.
     (a) Subject to Section 2.11, the Company shall prepare and file not earlier than the first anniversary of the IPO Date and not later than thirteen (13) months after the IPO Date, a “shelf” registration statement with respect to the resale of the Registrable Securities (“Resale Shelf Registration”) by the Holders thereof on an appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Resale Shelf Registration Statement”) and permitting the resale of such Registrable Securities by such Holders in accordance with the methods of distribution set forth in the Resale Shelf Registration Statement. The Company shall use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after the filing thereof, and, subject to Sections 2.1(d) and 2.11, to keep such Resale Shelf Registration Statement continuously effective for a period ending when all shares of Common Stock covered by the Resale Shelf Registration Statement are no longer Registrable Securities. Each Initial Holder that has delivered a duly completed and executed Notice and Questionnaire to the Company on or prior to the date ten (10) Business Days prior to the date of effectiveness of the Resale Shelf Registration Statement shall be named as a selling securityholder in the Resale Shelf Registration Statement and the related prospectus. If required by applicable law, subject to the terms and conditions hereof, after effectiveness of the Resale Shelf Registration Statement, the Company shall file a supplement to such prospectus or amendment to the Resale Shelf Registration Statement as necessary to name as selling securityholders therein any other Holders that provide to the Company a duly completed and executed Notice and Questionnaire subsequent to ten (10) Business Days prior to the initial date of effectiveness, and shall use commercially reasonable efforts to cause any post-effective amendment to such Resale Shelf Registration Statement filed for such purpose to be declared effective by the Commission as promptly as reasonably practicable after the filing thereof; provided, however, that the Company shall not be obligated to file any such prospectus supplement or post-effective amendment more frequently than every three months.
     (b) The Company may, at its option, satisfy its obligation to prepare and file a Resale Shelf Registration Statement pursuant to Section 2.1(a) with respect to some or all of the shares of Common Stock issuable upon exchange of Exchangeable OP Units received in the Formation Transactions by preparing and filing with the Commission a registration statement on an appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (an “Issuer Shelf Registration Statement”) providing for the issuance by the Company, from time to time, to the Holders of such Exchangeable OP Units of shares of Common Stock registered under the Securities Act (the “Primary Shares”) in lieu of the Operating Partnership’s obligation to pay cash for such Exchangeable OP Units; provided that such Issuer Shelf Registration Statement also covers resales of the Primary Shares by the recipients thereof. The Company shall use its commercially reasonable efforts to cause the Issuer Shelf Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after filing thereof. The Company shall use commercially reasonable efforts, subject to Sections 2.1(d) and 2.11, to keep the Issuer Shelf Registration Statement continuously effective for a period expiring on the date all of the shares of Common Stock covered by such Issuer Shelf Registration Statement have been issued by the Company pursuant thereto (the “Effectiveness Period”). If the Company shall exercise its rights under this Section 2.1(b) and shall comply with its obligations hereunder regarding such Issuer Shelf Registration Statement, (a) it shall file the Issuer Shelf Registration Statement at any time during the four-week period commencing on the first day of the two-week period immediately preceding the first anniversary of the IPO Date and ending on the last day of the second week following the IPO Date, and (b) Holders (other than Holders of Control Shares) shall have no right to have shares of Common Stock issued or issuable upon exchange of Exchangeable OP Units included in a Resale Shelf Registration Statement pursuant to Section 2.1(a).
     (c) Underwritten Resale Shelf Registration Statement. Any offering under a Resale Shelf Registration Statement may be underwritten at the written request of Holders of Registrable Securities under such registration statement that hold in the aggregate at least 5% of the Registrable Securities; provided that the Company shall not be obligated to effect more than two underwritten offerings hereunder; provided, further, that the Company shall not be obligated to effect, or take any action to effect, an underwritten offering (i) within 120 days following the last date on which an underwritten offering was effected pursuant to this Section 2.1(c) or if longer, the length of any lock-up required by the underwriters in the prior underwritten offering, or (ii) during the period commencing with the date thirty (30) days prior to the Company’s good faith estimate of the date of filing of (provided the Company is actively employed in good faith commercially reasonable efforts to file such registration statement), and ending on a date ninety (90) days after the effective date of, a registration statement with respect to an offering by the Company. Any request for an underwritten offering hereunder shall be made to the Company in accordance with the notice provisions of this Agreement, and the Company shall use commercially reasonable efforts to engage an underwriter upon such request and, once engaged, the Company shall enter into customary agreements and take such other actions as are reasonably necessary to facilitate such underwritten offering.
     (d) Registration Term. The Company shall prepare and file such additional registration statements as necessary and use its commercially reasonable efforts to cause such registration statements to be declared effective by the Commission so that a shelf registration statement remains continuously effective, subject to Section 2.11, with respect to the Registrable Securities as and for the periods required under Section 2.1(a)

or (b), as applicable, such subsequent registration statements to constitute a Issuer Shelf Registration Statement or a Resale Shelf Registration Statement, as the case may be, hereunder.
     (e) Selling Holders Are Party to Agreement. Each Holder acknowledges that by receiving registration rights pursuant to this Agreement, such Holder is a party to this Agreement and will be bound by its terms, notwithstanding such Holder’s failure to deliver a Notice and Questionnaire; provided, that any Holder that has not delivered a duly completed and executed Notice and Questionnaire shall not be entitled to be named as a Selling Holder in, or have the Registrable Securities held by it covered by, a Resale Shelf Registration Statement.
     Section 2.2 Reduction of Initial Offering. Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in Section 2.1(c) advise in writing the Company and the Holder(s) of the Registrable Securities included in such offering that the size of the intended offering is such that the success of the offering would be materially and adversely affected by inclusion of all the Registrable Securities requested to be included, or if a reduction in the number of Registrable Securities included in any Resale Shelf Registration or Issuer Shelf Registration Statement is required by the Commission staff in comments thereon, then: (i) first, all securities proposed to be included by the Company (meaning both unissued shares of Common Stock to be sold by the Company and any shares of Common Stock owned by any other stockholder or stockholders of the Company to be sold by such stockholder or stockholders) pursuant to Section 2.12 shall be eliminated, and (ii) second, the amount of securities to be offered for the accounts of Holders shall be reduced pro rata (according to the Registrable Securities requested for inclusion) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing Underwriter or Underwriters or required by the Commission staff.
     Section 2.3 Registration Procedures; Filings; Information. Subject to Section 2.11 hereof, in connection with any Resale Shelf Registration Statement under Section 2.1(a), the Company will use its commercially reasonable efforts to effect the registration of the Registrable Securities covered thereby in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any Issuer Shelf Registration Statement under Section 2.1(b), the Company will use its commercially reasonable efforts to effect the registration of the Primary Shares as quickly as reasonably practicable. In connection with any Shelf Registration Statement:
     (a) The Company will, if requested, prior to filing a Resale Shelf Registration Statement or prospectus or any amendment or supplement thereto, furnish to each Selling Holder and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to such Selling Holder and Underwriter, if any, such number of conformed copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.

     (b) After the filing of a Resale Shelf Registration Statement, the Company will promptly notify each Selling Holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered and promptly notify each such Selling Holder of the removal of such stop order.
     (c) The Company will use its commercially reasonable efforts to (i) register or qualify the Registrable Securities under such other securities or “blue sky” laws of such jurisdictions in the United States (where such registration or qualification is required in order to sell in such jurisdiction and an exemption does not apply) as any Selling Holder or managing Underwriter, if any, reasonably (in light of such Selling Holder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or qualified by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (c), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.
     (d) The Company will immediately notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the Company’s receipt of any notification of the suspension of the qualification of any Registrable Securities covered by a Resale Shelf Registration Statement for sale in any jurisdiction and will immediately notify each such Selling Holder of the removal or lifting of any such suspension; or (ii) the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly make available to each Selling Holder any such supplement or amendment.
     (e) The Company will otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder (or any successor rule or regulation hereafter adopted by the Commission).
     (f) The Company will use its commercially reasonable efforts to cause all Registrable Securities covered by such Resale Shelf Registration Statement or Primary Shares covered by such Issuer Shelf Registration Statement to be listed on the primary securities exchange on which similar securities issued by the Company are then listed.
     (g) In addition to the Notice and Questionnaire, the Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the

Company such information regarding such Selling Holder, the Registrable Securities held by it and the intended method of distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration. No Holder may include Registrable Securities in any registration statement pursuant to this Agreement unless and until such Holder has furnished to the Company such information. Each Holder further agrees to furnish as soon as reasonably practicable to the Company all information required to be disclosed in order to make information previously furnished to the Company in writing by such Holder and included by the Company in the Resale Shelf Registration Statement or Issuer Shelf Registration Statement not materially misleading.
     (h) Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.3(b) or 2.3(d) or upon receipt of a Suspension Notice, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder’s receipt of written notice from the Company that such disposition may be made and, in the case of clause (ii) of Section 2.3(d) or, if applicable, Section 2.11, copies of any supplemented or amended prospectus contemplated by clause (ii) of Section 2.3(d) or, if applicable, prepared under Section 2.11, and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. Each Selling Holder of Registrable Securities agrees that it will immediately notify the Company at any time when a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Securities Act of the happening of an event as a result of which information previously furnished by such Selling Holder to the Company in writing for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.
     Section 2.4 Registration Expenses. In connection with any registration statement required to be filed hereunder, the Company shall pay the following registration expenses incurred in connection with the registration hereunder (the “Registration Expenses”): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company and reasonable fees and expenses for independent certified public accountants retained by the Company, and (vii) all fees and expenses of any special experts retained by the Company in connection with such registration. The Company shall have no obligation to pay any fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses of the Holders (or the agents who manage their accounts) or any transfer taxes relating to the registration or sale of the Registrable Securities.

     Section 2.5 Indemnification by the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, managers, officers and directors of each Holder, and each person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, manager, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the Company not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, manager, officer, director, underwriter or controlling person of such Holder.
     Section 2.6 Indemnification by Holders of Registrable Securities. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against any Violation to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Selling Holder expressly for use in connection with such registration; provided, that in no event shall any Selling Holder’s indemnity under this Section 2.6 exceed the net proceeds from the offering actually received by such Selling Holder. In case any action or proceeding shall be brought against the Company or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its officers, directors or agents or such controlling person shall have the rights and duties given to such Selling Holder, by Section 2.7.
     Section 2.7 Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.5 or 2.6, such person (an “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (an “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Party to give such notice will not relieve such Indemnified Party of any obligations under Section 2.5 or 2.6, except to the extent such Indemnified Party is materially prejudiced by such failure. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and the Indemnified Party. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by (i) in the case of Persons indemnified pursuant to Section 2.5 hereof, the Selling Holders that owned a majority of the Registrable Securities sold under the applicable registration statement and (ii) in the case of Persons indemnified pursuant to Section 2.6, the Company. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.
     Section 2.8 Contribution. If the indemnification provided for in Section 2.5 or 2.6 hereof is unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Selling Holder’s obligations to contribute pursuant to this Section 2.8 are several in proportion to the proceeds of the offering received by such Selling Holder bears to the total proceeds of the offering received by all the Selling Holders, and not joint, and in no event shall any Selling Holder’s contribution obligation under this Section 2.8 exceed the net proceeds from the offering actually received by such Selling Holder.
     Section 2.9 Rule 144. The Company covenants that it will (a) make and keep public information regarding the Company available as those terms are defined in Rule 144, (b) file in a timely manner any reports and documents required to be filed by it under the Exchange Act, (c) furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time more than 90 days after the effective date of the registration statement for the Company’s initial public offering) and the Exchange Act (at any time after it has become subject to such reporting requirements), and (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (d) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.
     Section 2.10 Participation in Underwritten Offerings. No Person may participate in any underwritten offerings hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the registration rights provided for in this Article II.
     Section 2.11 Suspension of Use of Registration Statement.
     (a) If the Board of Directors of the Company determines in its good faith judgment that the filing of a Resale Shelf Registration Statement under Section 2.1(a) or the use of any related prospectus would be materially detrimental to the Company because such action would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or the disclosure of which would materially impede the Company’s ability to consummate a significant transaction, and that the Company is not otherwise required by applicable securities laws or regulations to disclose, upon written notice of such determination by the Company to the Holders which shall be signed by the Chief Executive Officer, President or any Executive Vice President of the Company certifying thereto, the rights of the Holders to offer, sell or distribute any Registrable Securities pursuant to a Resale Shelf Registration or to require the Company to take action with respect to the registration or sale of any Registrable Securities pursuant to a Resale Shelf Registration Statement shall be suspended until the earliest of (i) the date upon which the Company notifies the Holders in writing that suspension of such rights for the grounds set forth in this Section 2.11(a) is no longer necessary and they may resume use of the applicable prospectus, (ii) the date upon which copies of the applicable supplemented or amended prospectus is distributed to the Holders, and (iii) (x) up to 60 consecutive days after the notice to the Holders if that notice is given during the Initial Period or (y) 90 consecutive days after the notice to the Holders if that notice is given after the Initial Period;

provided, that the Company shall not be entitled to exercise any such right more than two (2) times in any twelve month period or less than 30 days from the termination of the prior such suspension period. The Company agrees to give the notice under (i) above as promptly as practicable following the date that such suspension of rights is no longer necessary.
     (b) If all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date without regard to any extension, or if the consummation of any business combination by the Company has occurred or is probable for purposes of Rule 3-05 or Article 11 of Regulation S-X promulgated under the Securities Act or any similar successor rule, upon written notice thereof by the Company to the Holders, the rights of the Holders to offer, sell or distribute any Registrable Securities pursuant to a Resale Shelf Registration Statement or to require the Company to take action with respect to the registration or sale of any Registrable Securities pursuant to a Resale Shelf Registration Statement shall be suspended until the date on which the Company has filed such reports or obtained and filed the financial information required by Rule 3-05 or Article 11 of Regulation S-X to be included or incorporated by reference, as applicable, in a Resale Shelf Registration Statement, and the Company shall notify the Holders as promptly as practicable when such suspension is no longer required.
     Section 2.12 Additional Shares. The Company, at its option, and subject to Section 2.2 above, may register under a Shelf Registration Statement and any filings with any state securities commissions filed pursuant to this Agreement, any number of unissued shares of Common Stock or any shares of Common Stock owned by any other stockholder or stockholders of the Company.
     Section 2.13 Survival. The obligations of the Company and Holders under Sections 2.5 through 2.8 inclusive shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
ARTICLE III
MISCELLANEOUS
     Section 3.1 Remedies. In addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, the Holders shall be entitled to specific performance of the rights under this Agreement. The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
     Section 3.2 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, in each case without the written consent of the Company and the Holders of a two-thirds of the Registrable Securities (with Holders of Exchangeable OP Units deemed to be Holders, for purposes of this Section, of the number of shares of Common Stock into which such Exchangeable OP Units would be exchangeable for as of the date on which consent is requested); provided, however, that the effect of any such amendment will be that the consenting Holders will not be treated more favorably than all other Holders (without regard to any differences in effect that such amendment or waiver may have on the Holders due to the differing amounts of Registrable Shares held by such Holders). No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     Section 3.3 Notices. All notices and other communications in connection with this Agreement shall be made in writing by hand delivery, registered first-class mail, fax, air courier guaranteeing overnight delivery, or e-mail:
     (1) if to any Holder, initially to the address indicated in such Holder’s Notice and Questionnaire or, if no Notice and Questionnaire has been delivered, c/o Welsh Property Trust, Inc., 4350 Baker Road, Suite 400, Minnetonka, MN 55343, Attention: Chief Executive Officer, or to such other address and to such other Persons as any Holder may hereafter specify in writing; and
     (2) if to the Company, initially at 4350 Baker Road, Suite 400, Minnetonka, MN 55343, Attention: Chief Executive Officer, or to such other address as the Company may hereafter specify in writing.
     All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received if deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if faxed; when sent, unless a ‘bounce-back’ notice is received in response, if e-mailed; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.
     Section 3.4 Successors and Assigns; Assignment of Registration Rights. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties. Any Holder may assign its rights under this Agreement without the consent of the Company in connection with a transfer of such Holder’s Registrable Securities; provided, that the Holder notifies the Company of such proposed transfer and assignment and the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement.
     Section 3.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.
     Section 3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

     Section 3.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
     Section 3.8 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.9 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.10 Termination. The obligations of the parties hereunder shall terminate with respect to a Holder when it no longer holds Registrable Securities and with respect to the Company upon the end of the Effectiveness Period with respect to any Issuer Shelf Registration Statement meeting the requirements of this Agreement and with respect to Resale Shelf Registration Statement when there are no longer Registrable Securities with respect to a Resale Shelf Registration Statement, except, in each case, for any obligations under Sections 2.1(d), 2.4, 2.5, 2.6, 2.7, 2.8 and Article III.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

WELSH PROPERTY TRUST, INC.
By:
Name:
Title:

HOLDERS LISTED ON SCHEDULE I HERETO
By:

By:
Name:
Title:
As Attorney-in-Fact acting on behalf of each of the Holders named on Schedule I hereto

EXHIBIT D
FORM OF OPERATING PARTNERSHIP AGREEMENT
FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
Welsh Property Trust, L.P.
a Delaware limited partnership
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.
dated as of [                                        ], 20

i

(continued)

(continued)

(continued)

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF WELSH PROPERTY TRUST, L.P.
     THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WELSH PROPERTY TRUST, L.P. (the “Partnership”), dated as of [                    ], 20      (the “Agreement”), is made and entered into by and among Welsh Property Trust, LLC, a Delaware limited liability company (the “Managing General Partner”), Welsh Property Trust, Inc., a Maryland corporation (the “Special Limited Partner”), and any additional limited partner or general partner that is admitted from time to time to the Partnership and listed on Exhibit A attached hereto.
     WHEREAS, a Certificate of Limited Partnership of the Partnership was filed in the office of the Secretary of State of the State of Delaware on December 18, 2009; and
     WHEREAS, the Managing General Partner and the Special Limited Partner entered into that certain Agreement of Limited Partnership of the Partnership dated as of December 18, 2009 (the “Original Agreement”); and
     WHEREAS, the Managing General Partner and the Special Limited Partner desire to amend and restate the Original Agreement, as hereinafter set forth, and to admit additional Partners (as hereinafter defined) to the Partnership; and
     WHEREAS, the Partners desire to enter into this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINED TERMS
     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:
     “Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. § 17-101 et. seq., as it may be amended from time to time, and any successor to such statute.
     “Actions” has the meaning set forth in Section 7.7 hereof.
     “Additional Funds” has the meaning set forth in Section 4.3.A hereof.
     “Additional General Partner” means a Person who is admitted to the Partnership as a General Partner pursuant to Section 4.2 and Section 12.1 hereof and who is shown as such on the books and records of the Partnership.
     “Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to Section 4.2 and Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

     “Adjusted Available Cash” means, as of any date of determination, the sum of Available Cash and REIT Available Cash.
     “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Person’s Capital Account as of the end of the relevant Partnership Year, after giving effect to the following adjustments:
     (i) decrease such deficit by any amounts that such Person is obligated to restore pursuant to this Agreement or by operation of law upon liquidation of such Partner’s Partnership Interest or that such Person is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (ii) increase such deficit by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjustment Factor” means 1.0; provided, however, that in the event that:
     (i) the Special Limited Partner (a) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (ii) the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;
     (ii) the Special Limited Partner distributes any rights, options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares, or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares (other than REIT Shares issuable pursuant to a Qualified DRIP), at a price per share less than the Value of a REIT Share on the record date for such distribution (each a “Distributed Right”), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date plus the maximum number of REIT Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date plus a fraction (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and (2) the denominator of which is the Value of a REIT Share as of the record date; provided, however, that, if any such

Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fraction; and
     (iii) the Special Limited Partner shall, by dividend or otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) above), which evidences of indebtedness or assets relate to indebtedness or assets not received by the Managing General Partner and/or the Special Limited Partner pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business as of the record date by a fraction (a) the numerator of which shall be such Value of a REIT Share as of the record date and (b) the denominator of which shall be the Value of a REIT Share as of the record date less the then fair market value (as determined by the Managing General Partner, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share.
Any adjustments to the Adjustment Factor shall become effective immediately after such event, retroactive to the record date, if any, for such event. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit B attached hereto.
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Affiliated REIT” means the Special Limited Partner and any Affiliate of the Special Limited Partner that has elected to be taxed as a REIT under the Code.
     “Agreement” means this Amended and Restated Agreement of Limited Partnership of Welsh Property Trust, L.P., as now or hereafter amended, restated, modified, supplemented or replaced.
     “Applicable Percentage” has the meaning set forth in Section 15.1.B hereof.
     “Appraisal” means, with respect to any assets, the written opinion of an independent third party experienced in the valuation of similar assets, selected by the Managing General Partner in good faith. Such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the Managing General Partner is fair, from a financial point of view, to the Partnership.
     “Assignee” means a Person to whom one or more Partnership Common Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5 hereof.

     “Available Cash” means, with respect to any period for which such calculation is being made,
     (i) the sum, without duplication, of:
     (1) the Partnership’s Net Income or Net Loss (as the case may be) for such period,
     (2) Depreciation and all other noncash charges to the extent deducted in determining Net Income or Net Loss for such period,
     (3) the amount of any reduction in reserves of the Partnership referred to in clause (ii)(6) below (including, without limitation, reductions resulting because the Managing General Partner determines such amounts are no longer necessary),
     (4) the excess, if any, of the net cash proceeds from the sale, exchange, disposition, financing or refinancing of Partnership property for such period over the gain (or loss, as the case may be) recognized from such sale, exchange, disposition, financing or refinancing during such period (excluding Terminating Capital Transactions), and
     (5) all other cash received (including amounts previously accrued as Net Income and amounts of deferred income) or any net amounts borrowed by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;
     (ii) less the sum, without duplication, of:
     (1) all principal Debt payments made during such period by the Partnership,
     (2) capital expenditures made by the Partnership during such period,
     (3) investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii)(1) or clause (ii)(2) above,
     (4) all other expenditures and payments not deducted in determining Net Income or Net Loss for such period (including amounts paid in respect of expenses previously accrued),
     (5) any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period,
     (6) the amount of any increase in reserves (including, without limitation, working capital reserves) established during such period that the Managing General Partner determines are necessary or appropriate in its sole and absolute discretion,
     (7) any amount distributed or paid in redemption of any Limited Partner Interest or Partnership Units, including, without limitation, any Cash Amount paid, and

     (8) the amount of any working capital accounts and other cash or similar balances which the Managing General Partner determines to be necessary or appropriate in its sole and absolute discretion.
Notwithstanding the foregoing, Available Cash shall not include (a) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership or (b) any Capital Contributions, whenever received or any payments, expenditures or investments made with such Capital Contributions.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York, New York or Minneapolis, Minnesota are authorized by law to close.
     “Capital Account” means, with respect to any Partner, the Capital Account maintained by the Managing General Partner for such Partner on the Partnership’s books and records in accordance with the following provisions:
     (i) To each Partner’s Capital Account, there shall be added such Partner’s Capital Contributions, such Partner’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3 hereof, and the principal amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.
     (ii) From each Partner’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 hereof, and the principal amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.
     (iii) In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Partner’s Capital Account of the transferor to the extent that it relates to the Transferred interest.
     (iv) In determining the principal amount of any liability for purposes of subsections (i) and (ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     (v) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations promulgated under Section 704 of the Code, and shall be interpreted and applied in a manner consistent with such Regulations. If the Managing General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the Managing General Partner may make such modification provided that such modification will not have any effect on the amounts distributable to any Partner or the timing of any distribution to such Partner without such Person’s consent. The Managing General Partner also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (b) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2; provided, however, that such changes shall not reduce amounts otherwise distributable to the Partners as current cash distributions or as distributions on termination of the Partnership or affect the timing of any distribution to the Partners.
     “Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Property that such Partner contributes to the Partnership pursuant to Section 4.1, 4.2, or 4.3 hereof or is deemed to contribute pursuant to Section 4.4 or 4.5 hereof;
     “Capital Share” means a share of any class or series of capital stock of the Special Limited Partner now or hereafter authorized or reclassified, other than a REIT Share.
     “Cash Amount” means an amount of cash equal to the product of (i) the Value of a REIT Share and (ii) the REIT Shares Amount determined as of the applicable Valuation Date.
     “Certificate” means the Certificate of Limited Partnership of the Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.
     “Charity” means an entity described in Section 501(c)(3) of the Code or any trust all the beneficiaries of which are such entities.
     “Charter” means the charter of the Special Limited Partner, as in effect from time to time.
     “Closing Date” means the date of the closing of the initial public offering of REIT Shares.
     “Closing Price” has the meaning set forth in the definition of “Value.”
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
     “Consent” means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article 14 hereof.
     “Consent of the Partners” means the Consent of the Managing General Partner and the Consent of a Majority in Interest of the Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by the General Partners or the Limited Partners in their sole and absolute discretion; provided, however, that if any such action affects only certain classes or series of Partnership Units, “Consent of the Partners” means the Consent of a Majority in Interest of the affected classes or series of Partnership Units.

     “Consent of the Limited Partners” means the Consent of a Majority in Interest of the Limited Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by each Limited Partner in its sole and absolute discretion.
     “Contributed Property” means each Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed by the Partnership to a “new” partnership pursuant to Code Section 708).
     “Controlled Entity” means, as to any Partner, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Partner or such Partner’s Family Members or Affiliates, other Partners or other Partners’ Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Partner or such Partner’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Partner or other Partners or their respective Affiliates are the managing partners and in which such Partner, such Partner’s Family Members or Affiliates, other Partners or other Partners’ Family Members or Affiliates hold partnership interests representing at least twenty-five percent (25%) of such partnership’s capital and profits and (d) any limited liability company of which such Partner, other Partners or their respective Affiliates are the managers and in which such Partner, such Partner’s Family Members or Affiliates, other Partners or such other Partners’ Family Members or Affiliates hold membership interests representing at least twenty-five percent (25%) of such limited liability company’s capital and profits.
     “Cut-Off Date” means the tenth (10th) Business Day after the Managing General Partner’s receipt of a Notice of Redemption.
     “Debt” means, as to any Person, as of any date of determination: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.
     “Depreciation” means, for each Partnership Year or other applicable period, an amount equal to the Federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing General Partner.
     “Distributed Right” has the meaning set forth in the definition of “Adjustment Factor.”
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, nieces and nephews and inter vivos or testamentary trusts of which only such Person and his or her spouse, ancestors, descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters and nieces and nephews are beneficiaries.
     “Funding Debt” means any Debt incurred by or on behalf of the Managing General Partner or the Special Limited Partner for the purpose of providing funds to the Partnership.
     “General Partner” means the Managing General Partner, and its successors and assigns, in its capacity as a general partner of the Partnership and any Additional General Partner.
     “General Partner Interest” means the Partnership Interest held by a General Partner hereof, which Partnership Interest is an interest as a general partner under the Act. A General Partner Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or any other Partnership Units.
     “General Partner Loan” has the meaning set forth in Section 4.3.D hereof.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:
     (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the Managing General Partner and agreed to by the contributing Person.
     (b) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clause (i), clause (ii), clause (iii), clause (iv) or clause (v) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Managing General Partner using such reasonable method of valuation as it may adopt, as of the following times:
     (i) the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement but including, without limitation, acquisitions pursuant to Section 4.2 hereof or contributions or deemed contributions by the Managing General Partner pursuant to Section 4.2 hereof) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the Managing General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;
     (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if the Managing General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;
     (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);
     (iv) upon the admission of a successor Managing General Partner pursuant to Section 12.1 hereof; and
     (v) at such other times as the Managing General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.
     (c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the Managing General Partner; provided, however, that if the distributee is the Managing General Partner or if the distributee and the Managing General Partner cannot agree on such a determination, such gross fair market value shall be determined by Appraisal.
     (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing General Partner reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).
     (e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.
     “Holder” means either (a) a Partner or (b) an Assignee owning a Partnership Unit.
     “Incapacity” or “Incapacitated” means: (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or limited liability company or the revocation of its charter, certificate of formation or equivalent organizational document; (iii) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any

Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.
     “Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (a) the Managing General Partner or the Special Limited Partner or (b) a director, manager or member of the Managing General Partner or the Special Limited Partner or an officer or employee of the Partnership, the Special Limited Partner or the Managing General Partner and (ii) such other Persons (including Affiliates of the Managing General Partner, the Special Limited Partner or the Partnership) as the Managing General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.
     “IRS” means the United States Internal Revenue Service.
     “Legal Requirements” has the meaning set forth in Section 7.3.C hereof.
     “Limited Partner” means the Special Limited Partner, the Original Limited Partners set forth on Exhibit A originally attached to this Agreement, any Additional Limited Partner that is admitted from time to time to the Partnership and is listed on Exhibit A attached hereto, as such Exhibit A may be amended from time to time, and any Substituted Limited Partner, each shown as such in the books and records of the Partnership, in such Person’s capacity as a limited partner of the Partnership.
     “Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or other Partnership Units.

     “Liquidating Event” has the meaning set forth in Section 13.1 hereof.
     “Liquidator” has the meaning set forth in Section 13.2.A hereof.
     “Majority in Interest of the Partners” means Partners holding, in the aggregate, Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all Partners entitled to Consent to or withhold Consent from a proposed action.
     “Majority in Interest of the Limited Partners” means Limited Partners (other than the Special Limited Partner and any Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by the Managing General Partner or Special Limited Partner) holding, in the aggregate, Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all such Limited Partners entitled to Consent to or withhold Consent from a proposed action.
     “Managing General Partner” means Welsh Property Trust, LLC, a Delaware limited liability company, and its successors and assigns, as the managing general partner of the Partnership, in its capacity as managing general partner of the Partnership.
     “Market Price” has the meaning set forth in the definition of “Value.”
     “Net Income” or “Net Loss” means, for each Partnership Year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (a) Any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);
     (b) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);
     (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
     (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

     (e) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Year;
     (f) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and
     (g) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.3 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 6.3 hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”
     “New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares or Capital Shares or (ii) any Debt issued by the Special Limited Partner that provides any of the rights described in clause (i).
     “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).
     “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).
     “Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit D attached to this Agreement.
     “Original Limited Partners” means the Persons listed as the Limited Partners on Exhibit A originally attached to this Agreement, without regard to any amendment thereto, and does not include any Assignee or other transferee, including, without limitation, any Substituted Limited Partner succeeding to all or any part of the Partnership Interest of any such Person.
     “Ownership Limit” means the restrictions on ownership and transfer of shares of the Special Limited Partner’s stock imposed under the Charter.
     “Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partners and the Limited Partners.
     “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

     “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).
     “Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).
     “Partnership” means the limited partnership formed and continued under the Act and pursuant to this Agreement, and any successor thereto.
     “Partnership Common Unit” means a fractional, undivided share of the Partnership Interests of all Partners authorized and issued pursuant to Sections 4.1 4.2 or 4.3 hereof, but does not include any Partnership Preferred Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Partnership Common Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights and privileges as specified in this Agreement.
     “Partnership Employee” means an employee of the Partnership or an employee of a Subsidiary of the Partnership, if any, acting in such capacity.
     “Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or a General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or other Partnership Units.
     “Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).
     “Partnership Preferred Unit” means a fractional, undivided share of the Partnership Interests that the Managing General Partner has authorized pursuant to Sections 4.1, 4.2 or 4.3 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Partnership Common Units.
     “Partnership Record Date” means the record date established by the Managing General Partner for the distribution of Available Cash pursuant to Section 5.1 hereof, which record date shall generally be the same as the record date established by the Special Limited Partner for a distribution to its stockholders of some or all of its portion of such distribution.
     “Partnership Recourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(1).

     “Partnership Unit” means a Partnership Common Unit, a Partnership Preferred Unit or any other partnership unit or fractional, undivided share of the Partnership Interests that the Managing General Partner has authorized pursuant to Sections 4.1, 4.2 or 4.3 hereof.
     “Partnership Unit Designation” shall have the meaning set forth in Section 4.2.A hereof.
     “Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.
     “Percentage Interest” means, as to each Partner, its interest in the Partnership Units, as determined by dividing the Partnership Units owned by such Partner by the aggregate number of Partnership Units then outstanding.
     “Permitted Transfer” has the meaning set forth in Section 11.3.A hereof.
     “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.
     “Pledge” has the meaning set forth in Section 11.3.A hereof.
     “Properties” means any assets and property of the Partnership such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, easements and rights of way, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Partnership may hold from time to time and “Property” means any one such asset or property.
     “Publicly Traded” means having common equity securities listed or admitted to trading on any U.S. national securities exchange.
     “Qualified DRIP” means a dividend reinvestment plan of the Special Limited Partner that permits participants to acquire REIT Shares using the proceeds of dividends paid by the Special Limited Partner; provided, however, that if such shares are offered at a discount, such discount must (i) be designed to pass along to the stockholders of the Special Limited Partner the savings enjoyed by the Special Limited Partner in connection with the avoidance of stock issuance costs, and (ii) not exceed 5% of the value of a REIT Share as computed under the terms of such dividend reinvestment plan.
     “Qualified Transferee” means an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.
     “Qualifying Party” means (a) a Limited Partner, (b) a Substituted Limited Partner; (c) an Additional Limited Partner, (d) an Assignee, or (e) a Person, including a lending institution as the pledgee of a Pledge, who is the transferee of a Limited Partner Interest in a Permitted Transfer; provided, however, that a Qualifying Party shall not include the Special Limited Partner.
     “Redemption” has the meaning set forth in Section 15.1.A hereof.

     “Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Regulatory Allocations” has the meaning set forth in Section 6.3.B(viii) hereof.
     “REIT” means a real estate investment trust qualifying under Code Section 856.
     “REIT Available Cash” means, as of any date of determination, all amounts which would be available for distribution to the holders of REIT Shares (calculated in a manner substantially similar to the manner in which the Partnership calculates Available Cash and without regard to any distributions from or allocations by the Partnership to be made, or which have been made, to the Managing General Partner and the Special Limited Partner hereunder and without regard to any restriction on distribution imposed on the Managing General Partner by any third party).
     “REIT Partner” means (a) the Special Limited Partner or any Affiliate of the Special Limited Partner to the extent such person has in place an election to qualify as a REIT and, (b) any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) of any such person.
     “REIT Payment” has the meaning set forth in Section 15.12 hereof.
     “REIT Requirements” has the meaning set forth in Section 5.1 hereof.
     “REIT Share” means a share of common stock of the Special Limited Partner, par value $.01 per share, (but shall not include any additional series or class of the Special Limited Partner’s common stock created after the date of this Agreement).
     “REIT Shares Amount” means a number of REIT Shares equal to the product of (a) the number of Tendered Units and (b) the Adjustment Factor; provided, however, that, in the event that the Special Limited Partner issues to all holders of REIT Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the Special Limited Partner’s stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the REIT Shares Amount shall also include such Rights that a holder of that number of REIT Shares would be entitled to receive, expressed, where relevant hereunder, in a number of REIT Shares determined by the Special Limited Partner in good faith.
     “Related Party” means, with respect to any Person, any other Person whose ownership of shares of the Special Limited Partner’s capital stock would be attributed to the first such Person under Code Section 544 (as modified by Code Section 856(h)(1)(B)).
     “Rights” has the meaning set forth in the definition of “REIT Shares Amount.”
     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Special Limited Partner” means Welsh Property Trust, Inc., a Maryland corporation.
     “Special Limited Partner Affiliate” means any other Limited Partners, from time to time, that are Affiliates of Welsh Property Trust, LLC, each of which shall be designated as a “Special Limited Partner Affiliate” on Exhibit A attached hereto, as amended from time to time, and shown as such in the books and records of the Partnership.
     “Special Redemption” has the meaning set forth in Section 15.1.A hereof.
     “Specified Redemption Date” means the tenth (10th) Business Day after the Cut-Off Date; provided, however, that no Specified Redemption Date shall occur during the Twelve-Month Period (except pursuant to a Special Redemption).
     “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person; provided, however, that, with respect to the Partnership, “Subsidiary” means solely a partnership or limited liability company (taxed, for Federal income tax purposes, as a partnership and not as an association or publicly traded partnership taxable as a corporation, including without limitation single member limited liability companies) of which the Partnership is a member or any “taxable REIT subsidiary” in which the Partnership owns shares of stock, unless the Managing General Partner has received an unqualified opinion from independent counsel of recognized standing, or a ruling from the IRS, that the ownership of shares of stock of a corporation or other entity (other than a “taxable REIT subsidiary”) will not jeopardize the Special Limited Partner’s status as a REIT or any Special Limited Partner Affiliate’s status as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), in which event the term “Subsidiary” shall include the corporation or other entity which is the subject of such opinion or ruling.
     “Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.
     “Tax Items” has the meaning set forth in Section 6.4.A hereof.
     “Tendered Units” has the meaning set forth in Section 15.1.A hereof.
     “Tendering Party” has the meaning set forth in Section 15.1.A hereof.
     “Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.
     “Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), Pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary, involuntary or by operation of law; provided, however, that when the term is used in Article 11 hereof, “Transfer” does not include (a) any Redemption of Partnership Common Units by the Partnership, or acquisition of Tendered Units by the Special Limited Partner, pursuant to Section 15.1 hereof or (b) any redemption of Partnership Units pursuant to any Partnership Unit Designation. The terms “Transferred” and “Transferring” have correlative meanings.
     “Twelve-Month Period” means, as to any Partnership Common Units held by a Qualifying Party, the twelve-month period ending on the day before the twelve-month anniversary of the date of the issuance of such Partnership Common Units; provided, however, that the Managing General Partner may, in its sole and absolute discretion, by written agreement with a Qualifying Party, shorten or lengthen the Twelve-Month Period to a period of shorter or longer than twelve (12) months with respect to any Partnership Common Units, other than any Partnership Common Units acquired by an Original Limited Partner on the Closing Date.
     “Valuation Date” means the date of receipt by the Managing General Partner of a Notice of Redemption pursuant to Section 15.1 herein, or such other date as specified herein, or, if such date is not a Business Day, the immediately preceding Business Day.
     “Value” means, on any Valuation Date with respect to a REIT Share, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the Valuation Date. The term “Market Price” on any date means, with respect to any class or series of outstanding REIT Shares, the Closing Price for such REIT Shares on such date. The “Closing Price” on any date means the last sale price for such REIT Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such REIT Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such REIT Shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such REIT Shares are listed or admitted to trading or, if such REIT Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the OTC Bulletin Board or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such REIT Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such REIT Shares selected by the Board of Directors of the Special Limited Partner or, in the event that no trading price is available for such REIT Shares, the fair market value of the REIT Shares, as determined in good faith by the Board of Directors of the Special Limited Partner.
     In the event that the REIT Shares Amount includes Rights that a holder of REIT Shares would be entitled to receive, then the Value of such Rights shall be determined by the Special Limited Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE 2
ORGANIZATIONAL MATTERS
     Section 2.1 Formation. The Partnership is a limited partnership heretofore formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.
     Section 2.2 Name. The name of the Partnership is “Welsh Property Trust, L.P.” The Partnership’s business may be conducted under any other name or names deemed advisable by the Managing General Partner, including the name of the Managing General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Managing General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.
     Section 2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, Kent County, DE 19904 and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is National Registered Agents, Inc. The principal office of the Partnership is located at 4350 Baker Road, Suite 400, Minnetonka, MN 55343-8695 or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the Managing General Partner deems advisable.
     Section 2.4 Power of Attorney.
     A. Each Limited Partner and Assignee hereby irrevocably constitutes and appoints the Managing General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
     (1) execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices: (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the Managing General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the Managing General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the Managing General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all conveyances and other instruments or documents that the Managing General Partner or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement; (e) all instruments relating to the admission, acceptance, withdrawal, removal or substitution of any Partner pursuant to the terms of this Agreement or the Capital Contribution of any Partner; and (f) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Partnership Interests; and
     (2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the Managing General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement.
Nothing contained herein shall be construed as authorizing the Managing General Partner or any Liquidator to amend this Agreement except in accordance with Section 14.2 hereof or as may be otherwise expressly provided for in this Agreement.
     B. The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the Managing General Partner or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Person’s Partnership Units or Partnership Interest (as the case may be) and shall extend to such Person’s heirs, successors, assigns and personal representatives. Each such Limited Partner and Assignee hereby agrees to be bound by any representation made by the Managing General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner and Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing General Partner or the Liquidator, taken in good faith under such power of attorney. Each Limited Partner and Assignee shall execute and deliver to the Managing General Partner or the Liquidator, within fifteen (15) days after receipt of the Managing General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the Managing General Partner or the Liquidator (as the case may be) deems necessary to effectuate this Agreement and the purposes of the Partnership. Notwithstanding anything else set forth in this Section 2.4.B, no Limited Partner shall incur any personal liability for any action of the Managing General Partner or the Liquidator taken under such power of attorney.
     Section 2.5 Term. The term of the Partnership commenced on December 18, 2009, the date that the original Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Act, and shall continue indefinitely unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 hereof or as otherwise provided by law.

ARTICLE 3
PURPOSE
     Section 3.1 Purpose and Business. The purpose and nature of the Partnership is to conduct any business, enterprise or activity permitted by or under the Act, including, without limitation, (i) to conduct the business of ownership, construction, reconstruction, development, redevelopment, alteration, improvement, maintenance, operation, sale, leasing, transfer, encumbrance, conveyance and exchange of the Properties, (ii) to acquire and invest in any securities and/or loans relating to the Properties, (iii) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act, (iv) to conduct the business of providing or engaging any or all of the following services or activities: property and asset management, facilities management, construction management, architectural, broker-dealer and brokerage services, whether directly or through one or more partnerships, joint ventures, Subsidiaries, business trusts, limited liability companies or similar arrangements, and (v) to do anything necessary or incidental to the foregoing; provided, however, that such business and arrangements and interests shall be limited to and conducted in such a manner (a) as to permit the Special Limited Partner, in the sole and absolute discretion of the Special Limited Partner, at all times to be classified as a REIT and to avoid paying taxes under Code Sections 857 or 4981, and (b) as will comply in all material respects with the covenants, conditions and restrictions now or hereafter placed upon or adopted by the Special Limited Partner pursuant to any agreement of the Special Limited Partner or applicable laws and regulations. The Partnership shall have all powers necessary or desirable to accomplish the purposes set forth above. In connection with the foregoing, the Partnership shall have full power and authority to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien and, directly or indirectly, to acquire and construct additional Properties necessary, useful or desirable in connection with its business.
     Section 3.2 Powers.
     A. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.
     B. The Partnership may contribute from time to time Partnership capital to one or more newly formed entities solely in exchange for equity interests therein (or in a wholly owned subsidiary entity thereof).
     C. Notwithstanding any other provision in this Agreement, the Managing General Partner shall cause the Partnership not to take, or to refrain from taking, any action that, in the judgment of the Managing General Partner, in its sole and absolute discretion, could (i) adversely affect the ability of the Special Limited Partner to continue to qualify as a REIT, (ii) subject the Special Limited Partner to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code, (iii) violate any law or regulation of any governmental body or agency having jurisdiction over the Special Limited Partner, its securities or the Partnership or (iv) violate in any material respect any of the covenants, conditions or restrictions now or hereafter placed upon or adopted by the Special Limited Partner pursuant to any agreement of the Special Limited Partner or applicable laws and regulations, unless, in any such case, such action (or inaction) under clause (i), clause (ii), clause (iii) or clause (iv) above shall have been specifically consented to by the Special Limited Partner.
     Section 3.3 Partnership Only for Purposes Specified. The Partnership shall be a limited partnership only for the purposes specified in Section 3.1 hereof, and this Agreement shall not be deemed to create a company, venture or partnership between or among the Partners or any other Persons with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.
     Section 3.4 Representations and Warranties by the Partners.
     A. Each Partner that is an individual (including, without limitation, each Additional Limited Partner, Additional General Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner, Additional General Partner or Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) such Partner does not, and for so long as it is Partner will not, own, directly or indirectly, (a) five percent (5%) or more of the total combined voting power of all classes of stock entitled to vote, or five percent (5%) or more of the total value of shares of all classes of stock, of any corporation that is a tenant of either (I) the Special Limited Partner or any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) of the Special Limited Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the Special Limited Partner, any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), with respect to the Special Limited Partner, or the Partnership is a partner or member or (b) an interest of five percent (5%) or more in the assets or net profits of any tenant of either (I) the Special Limited Partner or any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) of the Special Limited Partner, (II) the Partnership or (III) any partnership, venture, or limited liability company of which the Special Limited Partner, any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), with respect to the Special Limited Partner, or the Partnership is a partner or member, (iii) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms. Notwithstanding the foregoing, each Partner that is an individual may exceed any of the five percent (5%) limits set forth in clause (ii) of the immediately preceding sentence; provided, however, that the Partner obtains the written consent of the Managing General Partner prior to exceeding any such limits, which consent the Managing General Partner may give or withhold in its sole and absolute discretion; and provided, further, that in no event shall the Partner own, directly or indirectly, ten percent (10%) or more of the stock described in clause (ii) (a) of the immediately preceding sentence or ten percent (10%) or more of the assets or net profits described in clause (ii) (b) of the immediately preceding sentence. Each Partner that is an individual shall also represent and warrant to the Partnership whether such Partner is a “foreign person” within the meaning of Code Section 1445(f) or a foreign partner within the meaning of Section 1446(e).
     B. Each Partner that is not an individual (including, without limitation, each Additional Limited Partner, Additional General Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), members, managers, trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be), as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, managers, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, managers, trustees, beneficiaries or stockholders (as the case may be) is or are subject, (iii) such Partner does not, and for so long as it is a Partner will not, own, directly or indirectly, (a) five percent (5%) or more of the total combined voting power of all classes of stock entitled to vote, or five percent (5%) or more of the total value of shares of all classes of stock, of any corporation that is a tenant of either (I) the Special Limited Partner or any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), with respect to the Special Limited Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the Special Limited Partner, any Special Limited Partner, any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), with respect to the Special Limited Partner, or the Partnership is a partner or member or (b) an interest of five percent (5%) or more in the assets or net profits of any tenant of either (I) the Special Limited Partner, or any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) with respect to the Special Limited Partner, (II) the Partnership or (III) any partnership, venture or limited liability company for which the Special Limited Partner, any Special Limited Partner, any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), with respect to the Special Limited Partner, or the Partnership is a partner or member, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms. Notwithstanding the foregoing, each Partner that is not an individual may exceed any of the five percent (5%) limits set forth in clause (iii) of the immediately preceding sentence; provided, however, that the Partner obtains the written consent of the Managing General Partner prior to exceeding any such limits, which consent the Managing General Partner may give or withhold in its sole and absolute discretion; and provided, further, that in no event shall the Partner own, directly or indirectly, ten percent (10%) or more of the stock described in clause (iii) (a) of the immediately preceding sentence or ten percent (10%) or more of the assets or net profits described in clause (iii) (b) of the immediately preceding sentence. Each Partner that is not an individual shall also represent and warrant to the Partnership whether such Partner is a “foreign person” within the meaning of Code Section 1445(f) or a foreign partner within the meaning of Section 1446(e).
     C. Each Partner (including, without limitation, each Additional Limited Partner, each Additional General Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner, Additional General Partner or a Substituted Limited Partner) represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof in violation of applicable laws, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances in violation of applicable laws. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.
     D. The representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner, an Additional General Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner, Additional General Partner or Substituted Limited Partner as a Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.
     E. Each Partner (including, without limitation, each Additional Limited Partner, Additional General Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner, Additional General Partner or a Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the Managing General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied; provided that the foregoing representation shall not constitute a waiver of any claim that such Partner may have against the Managing General Partner, the Special Limited Partner or the Partnership or any other legal remedy that such Partner may have.
     F. Notwithstanding the foregoing, the Managing General Partner may, in its sole and absolute discretion, permit the modification of any of the representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C above as applicable to any Partner (including, without limitation any Additional Limited Partner, Additional General Partner or Substituted Limited Partner or any transferee of any of them), provided that such representations and warranties, as modified, shall be set forth in either (i) a Partnership Unit Designation applicable to the Partnership Units held by such Partner or (ii) a separate writing addressed to the Partnership and the Managing General Partner.

ARTICLE 4
CAPITAL CONTRIBUTIONS
     Section 4.1 Capital Contributions of the Partners. The Partners have heretofore made Capital Contributions to the Partnership. Each Partner owns Partnership Units in the amount set forth for such Partner on Exhibit A, as the same may be amended from time to time by the Managing General Partner to the extent necessary to reflect accurately sales, exchanges or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units, or similar events having an effect on a Partner’s ownership of Partnership Units. Except as provided by law or in Sections 4.2, 4.3, or 10.4 hereof, the Partners shall have no obligation or, except with the prior written consent of the Managing General Partner, right to make any additional Capital Contributions or loans to the Partnership.
     Section 4.2 Issuances of Additional Partnership Interests.
     A. General. The Managing General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the Managing General Partner and the Special Limited Partner) or to other Persons, and to admit, subject to Article 12 hereof, such Persons as Additional Limited Partners or as Additional General Partners, for such consideration and on such terms and conditions as shall be established by the Managing General Partner in its sole and absolute discretion, all without the approval of any Limited Partner. Without limiting the foregoing, the Managing General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units, or other securities issued by the Partnership, (ii) for less than fair market value, so long as the Managing General Partner concludes in good faith that such issuance is in the best interests of the Managing General Partner and the Partnership, and (iii) in connection with any merger of any other Person into the Partnership or any subsidiary of the Partnership if the applicable merger agreement provides that Persons are to receive Partnership Units in exchange for their interests in the Person merging into the Partnership or any subsidiary of the Partnership. Any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties (including, without limitation, rights, powers and duties that may be senior or otherwise entitled to preference over existing Partnership Units) as shall be determined by the Managing General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Partnership Unit Designation”), including, in the event of the admission of an Additional General Partner, such rights, duties and obligations for such Additional General Partner hereunder as the Managing General Partner shall assign, delegate or permit such Additional General Partner to exercise hereunder, in the sole and absolute discretion of the Managing General Partner, without the approval of any Limited Partner. Without limiting the generality of the foregoing, the Managing General Partner shall have authority to specify: (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (b) the right of each such class or series of Partnership Interests to share (on a pari passu, junior or preferred basis) in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests. Upon the issuance of any additional Partnership Interest, the Managing General Partner shall amend Exhibit A and the books and records of the Partnership as appropriate to reflect such issuance.
     B. Issuances to General Partner or Special Limited Partner. No additional Partnership Units shall be issued to any General Partner or the Special Limited Partner unless (i) the additional Partnership Units are issued to all Partners in proportion to their respective Percentage Interests, (ii) (a) the additional Partnership Units are (x) Partnership Common Units issued in connection with an issuance of REIT Shares, or (y) Partnership Units (other than Partnership Common Units) issued in connection with an issuance of Capital Shares, New Securities or other interests in the Special Limited Partner (other than REIT Shares), which Capital Shares, New Securities or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Partnership Units issued to the General Partner or the Special Limited Partner, and (b) the Special Limited Partner directly or indirectly contributes to the Partnership the cash proceeds or other consideration received in connection with the issuance of such REIT Shares, Capital Shares, New Securities or other interests in the Special Limited Partner, (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of Debt, Partnership Units or other securities issued by the Partnership, or (iv) the additional Partnership Units are issued pursuant to Section 4.3.B, Section 4.3.E or Section 4.4 or Section 4.5.
     C. No Preemptive Rights. No Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.
     Section 4.3 Additional Funds and Capital Contributions.
     A. General. The Managing General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Properties, for the redemption of Partnership Units or for such other purposes as the Managing General Partner may determine, in its sole and absolute discretion. Additional Funds may be obtained by the Partnership, at the election of the Managing General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Limited Partner.
     B. Additional Capital Contributions. The Managing General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the Managing General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 4.2 above) in consideration therefor and the Percentage Interests of the General Partners and the Limited Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

     C. Loans by Third Parties. The Managing General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than the Managing General Partner or the Special Limited Partner) upon such terms as the Managing General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).
     D. General Partner and Special Limited Partner Loans. The Managing General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to the Managing General Partner and/or the Special Limited Partner (each, a “General Partner Loan”) if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the Managing General Partner or the Special Limited Partner, as applicable, the net proceeds of which are loaned to the Partnership to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).
     E. Issuance of Securities by the Special Limited Partner. The Special Limited Partner shall not issue any additional REIT Shares, Capital Shares or New Securities unless the Special Limited Partner contributes the cash proceeds or other consideration received from the issuance of such additional REIT Shares, Capital Shares or New Securities (as the case may be) and from the exercise of the rights contained in any such additional New Securities to the Partnership in exchange for (x) in the case of an issuance of REIT Shares, Partnership Common Units, or (y) in the case of an issuance of Capital Shares or New Securities, Partnership Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Capital Shares or New Securities; provided, however, that notwithstanding the foregoing, the Special Limited Partner may issue REIT Shares, Capital Shares or New Securities (a) pursuant to Section 4.4 or Section 15.1.B hereof, (b) pursuant to a dividend or distribution (including any stock split) of REIT Shares, Capital Shares or New Securities to all of the holders of REIT Shares, Capital Shares or New Securities (as the case may be), (c) upon a conversion, redemption or exchange of Capital Shares, (d) upon a conversion, redemption, exchange or exercise of New Securities, or (e) pursuant to share grants or awards made pursuant to any equity incentive plan of the Special Limited Partner. In the event of any issuance of additional REIT Shares, Capital Shares or New Securities by the Special Limited Partner, and the contribution to the Partnership, by the Special Limited Partner, of the cash proceeds or other consideration received from such issuance, if the cash proceeds actually received by the Special Limited Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the Special Limited Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the cash proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by the Special Limited Partner (which discount and expense shall be treated as an expense for the benefit of the Partnership for purposes of Section 7.4).

     Section 4.4 Dividend Reinvestment Plan, Stock Incentive Plan or Other Plan. Nothing in this Agreement shall be construed or applied to preclude or restrain the Managing General Partner or the Special Limited Partner from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Managing General Partner, the Special Limited Partner, the Partnership or any of their Affiliates. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Managing General Partner or the Special Limited Partner, amendments to this Section 4.4 may become necessary or advisable and that any approval or Consent to any such amendments requested by the Managing General Partner or the Special Limited Partner shall be deemed granted by the Limited Partners. Except as may otherwise be provided in this Article 4, all amounts received by the Special Limited Partner in respect of any dividend reinvestment plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Special Limited Partner to effect open market purchases of REIT Shares, or (b) if the Special Limited Partner elects instead to issue new REIT Shares with respect to such amounts, shall be contributed by the Special Limited Partner to the Partnership in exchange for additional Partnership Common Units. Upon such contribution, the Partnership will issue to the Special Limited Partner a number of Partnership Common Units equal in value to the product of (i) the Value as of the date of issuance of each REIT Share so issued by the Special Limited Partner multiplied by (ii) the number of REIT Shares so issued.
     Section 4.5 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.
     Section 4.6 Conversion or Redemption of Capital Shares.
     A. Conversion of Capital Shares. If, at any time, any of the Capital Shares are converted into REIT Shares, in whole or in part, then a number of Partnership Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Capital Shares (“Partnership Equivalent Units”) equal to the number of Capital Shares so converted shall automatically be converted into a number of Partnership Common Units equal to (i) the number of REIT Shares issued upon such conversion divided by (ii) the Adjustment Factor then in effect, and the Percentage Interests of the General Partners and the Limited Partners (including the Special Limited Partner) shall be adjusted to reflect such conversion.
     B. Redemption of Capital Shares. If, at any time, any Capital Shares or REIT Shares are redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Special Limited Partner for cash, the Partnership shall, immediately prior to such redemption of Capital Shares, redeem an equal number of Partnership Equivalent Units held by the Special Limited Partner upon the same terms and for the same price per Partnership Equivalent Unit as such Capital Shares are redeemed.
     Section 4.7 Other Contribution Provisions. In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the

Partnership had compensated such Partner in cash and such Partner had contributed the cash that the Partner would have received to the capital of the Partnership. In addition, with the consent of the Managing General Partner, one or more Partners (including the Special Limited Partner) may enter into contribution agreements with the Partnership which have the effect of providing a guarantee of certain obligations of the Partnership.
ARTICLE 5
DISTRIBUTIONS
     Section 5.1 Requirement and Characterization of Distributions. Subject to the terms of any Partnership Unit Designation, the Managing General Partner shall cause the Partnership to distribute quarterly all, or such portion as the Managing General Partner may in its sole and absolute discretion determine, of Available Cash generated by the Partnership during such quarter to the Holders on the Partnership Record Date with respect to such quarter: (i) first, with respect to any Partnership Units that are entitled to any preference in distribution, in accordance with the rights of such class(es) of Partnership Units (and, within such class(es), among the Holders pro rata in proportion to their respective Percentage Interests on such Partnership Record Date); and (ii) second, with respect to any Partnership Units that are not entitled to any preference in distribution, in accordance with the rights of such class of Partnership Units, as applicable (and, within such class, among the Holders pro rata in proportion to their respective Percentage Interests on such Partnership Record Date). Distributions payable with respect to any Partnership Units that were not outstanding during the entire quarterly period in respect of which any distribution is made shall be prorated based on the portion of the period that such Partnership Units were outstanding. Notwithstanding the foregoing, the Managing General Partner, in its sole and absolute discretion, may distribute Available Cash to the Holders on a more or less frequent basis than quarterly and provide for an appropriate Partnership Record Date. The Managing General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the Special Limited Partner’s qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the Special Limited Partner, for so long as the Special Limited Partner has determined to qualify as a REIT, to make distributions that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations (the “REIT Requirements”) and (b) except to the extent otherwise determined by the Special Limited Partner, eliminate any Federal income or excise tax liability of the Special Limited Partner.
     Subject to the applicable Partner Unit Designation, each Limited Partner shall receive a pro rata share of Distributions under this Article 5 in an amount equal to the distributions such Limited Partner would have received if such Limited Partner held one REIT Share or one Capital Share (bearing, in each case, the same designations as the actual Partnership Unit held by such Limited Partner) for each of such Limited Partner’s Partnership Unit.
     Section 5.2 Distributions in Kind. No right is given to any Holder to demand and receive property other than cash as provided in this Agreement. The Managing General Partner may determine, in its sole and absolute discretion, to make a distribution in kind of Partnership assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles 5, 6 and 10 hereof; provided, however, that the Managing General Partner shall not make a distribution in kind to any Holder unless the Holder has been given ninety (90) days prior written notice of such distribution.
     Section 5.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.4 hereof with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 5.1 hereof for all purposes under this Agreement.
     Section 5.4 Distributions Upon Liquidation. Notwithstanding the other provisions of this Article 5, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Holders in accordance with Section 13.2 hereof.
     Section 5.5 Distributions to Reflect Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article 4 hereof, the Managing General Partner is hereby authorized to make such revisions to this Article 5 as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including, without limitation, making preferential distributions to certain classes of Partnership Units.
     Section 5.6 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the Managing General Partner, on behalf of the Partnership, shall make a distribution to any Holder if such distribution would violate Section 17-607 of the Act or other applicable law.
ARTICLE 6
ALLOCATIONS
     Section 6.1 Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Partnership Year of the Partnership as of the end of each such year, provided that the Managing General Partner may in its discretion allocate Net Income and Net Loss for a shorter period as of the end of such period. Except as otherwise provided in this Article 6, and subject to Section 11.6.C hereof, an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.
     Section 6.2 General Allocations. Subject to Section 6.3 and Section 11.6.C hereof, Net Income and Net Loss shall be allocated to each of the Holders as follows:
     A. Net Income. Except as otherwise provided herein, Net Income for any Partnership Year or other applicable period shall be allocated in the following order and priority:
     (i) First, to the holders of any Partnership Units that are entitled to any preference in distribution in accordance with the rights of any other class of Partnership Units until each such Partnership Unit has been allocated, on a cumulative basis pursuant to this subparagraph (A)(i), Net Income equal to (x) the amount of distributions received which are attributable to the preference of such class of Partnership Unit (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is made); and (y) the cumulative Net Loss allocated to such Partners under subparagraph (B)(ii);
     (ii) Second, with respect to Partnership Units that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).
     B. Net Loss. Except as otherwise provided herein, Net Loss for any Partnership Year or other applicable period shall be allocated in the following order and priority:
     (i) First, with respect to classes of Partnership Units that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); provided that Net Loss shall not be allocated to any Partner pursuant to this subparagraph (B)(i) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit (determined in each case by not including in the Partners’ Adjusted Capital Accounts any amount that a Partner who also holds classes of Partnership Units that are entitled to any preferences in distribution upon liquidation, would be entitled to as Holders of Partnership Units entitled to a distribution preference) in accordance with their respective Percentage Interests at the end of each Partnership Year;
     (ii) Second, with respect to classes of Partnership Units that are entitled to any preference in distribution upon liquidation, in reverse order of the priorities of each such class (and within each such class, pro rata in proportion to their respective Percentage Interests) as of the last day of the period for which such allocation is being made; provided that Net Loss shall not be allocated to any Partner pursuant to this subparagraph (B)(ii) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit).
     For purposes of this Section 6.2, the Percentage Interests of the Holders of Partnership Common Units shall be calculated based on a denominator equal to the aggregate Partnership Common Units outstanding as of the date of determination.
It is intended that the provisions of this Article 6 satisfy the requirements of Section 704(b) of the Code and the Regulations thereunder, and the Managing General Partner is authorized to make adjustments to the allocation provisions set forth above to the extent the Managing General Partner determines such adjustments to be necessary or appropriate to comply with Section 704(b) of the Code and the Regulations thereunder (including to cause Capital Accounts attributable to Partnership Common Units to be in proportion to their respective Percentage Interests); provided, however, that in no event shall this sentence permit the Managing General Partner to adjust the timing or amount of any distributions to the Partners.

     Section 6.3 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 6:
     A. Special Allocations Regarding Partnership Preferred Units. If any Partnership Preferred Units are redeemed pursuant to Section 4.6.B hereof (treating a full liquidation of the Managing General Partner’s General Partner Interest or of such Special Limited Partner’s Limited Partner Interest for purposes of this Section 6.3.A as including a redemption of any then outstanding Partnership Preferred Units pursuant to Section 4.6.B hereof), for the Partnership Year that includes such redemption (and, if necessary, for subsequent Partnership Years) (a) gross income and gain (in such relative proportions as the Managing General Partner in its discretion shall determine) shall be allocated to the holder(s) of such Partnership Preferred Units to the extent that the Redemption Amounts paid or payable with respect to the Partnership Preferred Units so redeemed (or treated as redeemed) exceeds the aggregate Capital Account Balances (net of liabilities assumed or taken subject to by the Partnership) per Partnership Preferred Unit allocable to the Partnership Preferred Units so redeemed (or treated as redeemed) and (b) deductions and losses (in such relative proportions as the Managing General Partner in its discretion shall determine) shall be allocated to the holder(s) of such Partnership Preferred Units to the extent that the aggregate Capital Account Balances (net of liabilities assumed or taken subject to by the Partnership) per Partnership Preferred Unit allocable to the Partnership Preferred Units so redeemed (or treated as redeemed) exceeds the Redemption Amount paid or payable with respect to the Partnership Preferred Units so redeemed (or treated as redeemed).
     B. Regulatory Allocations.
     (i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.2 hereof, or any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Holder shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.B(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
     (ii) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3.B(i) hereof, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s respective share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.B(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.
     (iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).
     (iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 6.3.B(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.B(iv) were not in the Agreement. It is intended that this Section 6.3.B(iv) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     (v) Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Partnership Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Partnership upon complete liquidation of such Holder’s Partnership Interest (including, the Holder’s interest in outstanding Partnership Preferred Units and other Partnership Units) and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.3.B(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.B(v) and Section 6.3.B(iv) hereof were not in the Agreement.
     (vi) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss shall be reallocated among the other Holders in accordance with their respective Percentage Interests, subject to the limitations of this Section 6.3.B(vi); provided that in the event such allocation would result in all Partners having an Adjusted Capital Account Deficit such Net Loss shall be allocated to the General Partner.
     (vii) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2) (iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Partnership Units in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their respective Percentage Interests in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
     (viii) Curative Allocations. The allocations set forth in Sections 6.3.B(i), (ii), (iii), (iv), (v), (vi) and (vii) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.
     C. Special Allocations Upon Liquidation. Notwithstanding any provision in this Article 6 to the contrary, in the event that the Partnership disposes of all or substantially all of its assets in a transaction that will lead to a liquidation of the Partnership pursuant to Article 13 hereof, then any Net Income or Net Loss realized in connection with such transaction and thereafter (and, if necessary, constituent items of income, gain, loss and deduction) shall be specially allocated for such Partnership Year (and to the extent permitted by Section 761(c) of the Code, for the immediately preceding Partnership Year) among the Holders as required so as to cause liquidating distributions pursuant to Section 13.2.A(4) hereof to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Article 5 hereof.
     D. Allocation of Excess Nonrecourse Liabilities. The Partnership shall allocate “nonrecourse liabilities” (within the meaning of Regulations Section 1.752-3(a)(2) of the Partnership that are secured by Multiple Properties under any reasonable method chosen by the Managing General Partner and approved under Regulations Section 1.752-3(a)(5). The Partnership shall allocate “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3); profits shall be allocated using a method chosen by the Managing General Partner and approved under such Regulations Section 1.752-3(a)(3).

     E. The Partnership shall allocate “excess nonrecourse liabilities” of the Partnership under any method approved under the Regulations Section 1.752-3(a)(3) as chosen by the Managing General Partner.
     Section 6.4 Tax Allocations.
     A. In General. Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3 hereof.
     B. Section 704(c) Allocations. Notwithstanding Section 6.4.A hereof, Tax Items with respect to Property that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Managing General Partner. In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Article 1 hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations and using the method chosen by the Managing General Partner.
ARTICLE 7
MANAGEMENT AND OPERATIONS OF BUSINESS
     Section 7.1 Management.
     A. Except as otherwise expressly provided in this Agreement or as delegated or provided to an Additional General Partner by the Managing General Partner pursuant to Sections 4.2.A and 11.2 hereof, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the Managing General Partner, and no Limited Partner (other than the Special Limited Partner in its capacity as the sole member of the Managing General Partner) shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. No Partner may be removed by the Partners, with or without cause, except with the consent of the Managing General Partner. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law, the Managing General Partner, subject to the other provisions hereof including, without limitation, Sections 3.1, 3.2 and 7.3, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

     (1) the making of any expenditures, the lending or borrowing of money or selling of assets (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to the Holders in such amounts as will permit the Special Limited Partner (so long as the Special Limited Partner qualifies as a REIT) to prevent the imposition of any Federal income tax (including, for this purpose, any excise tax pursuant to Code Section 4981) and to make distributions to its stockholders sufficient to permit the Special Limited Partner to maintain REIT qualification or otherwise to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure Debt, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations that the Managing General Partner deems necessary for the conduct of the activities of the Partnership;
     (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
     (3) subject to Sections 11.2 and 11.3.B. hereof, the acquisition, sale, transfer, exchange or other disposition of any, all or substantially all of the assets (including the goodwill) of the Partnership (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity;
     (4) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the assignment of any assets of the Partnership in trust for creditors or on the promise of the assignee to pay the liabilities of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that the Managing General Partner sees fit, including, without limitation, the financing of the operations and activities of the Managing General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Managing General Partner and/or the Partnership’s Subsidiaries) and the repayment of obligations of the Partnership, its Subsidiaries and any other Person in which the Partnership has an equity investment, and the making of capital contributions to and equity investments in the Partnership’s Subsidiaries;
     (5) the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property;
     (6) the negotiation, execution and performance of any contracts, including leases (including ground leases), easements, management agreements, rights of way and other property-related agreements, conveyances or other instruments that the Managing General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the Managing General Partner’s powers under this

Agreement, including contracting with contractors, developers, consultants, governmental authorities, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation, as applicable, out of the Partnership’s assets;
     (7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Partnership, and the collection and receipt of revenues, rents and income of the Partnership;
     (8) the selection and dismissal of employees of the Partnership (if any) or the Managing General Partner (including, without limitation, employees having titles or offices such as “president,” “vice president,” “secretary” and “treasurer”), and agents, outside attorneys, accountants, consultants and contractors of the Partnership or the Managing General Partner and the determination of their compensation and other terms of employment or hiring;
     (9) the maintenance of such insurance (including, without limitation, directors and officers insurance) for the benefit of the Partnership and the Partners (including, without limitation, the Special Limited Partner) as the Managing General Partner deems necessary or appropriate;
     (10) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable; provided, however, that, as long as the Special Limited Partner has determined to continue to qualify as a REIT, the Managing General Partner will not engage in any such formation, acquisition or contribution that would cause the Special Limited Partner to fail to qualify as a REIT;
     (11) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, Debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
     (12) the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);
     (13) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the Managing General Partner may adopt; provided, however, that such methods are otherwise consistent with the requirements of this Agreement;

     (14) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;
     (15) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;
     (16) the exercise of any of the powers of the Managing General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;
     (17) the exercise of any of the powers of the Managing General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest, pursuant to contractual or other arrangements with such Person;
     (18) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure Debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases, confessions of judgment or any other legal instruments or agreements in writing necessary or appropriate in the judgment of the Managing General Partner for the accomplishment of any of the powers of the Managing General Partner enumerated in this Agreement;
     (19) the issuance of additional Partnership Units in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;
     (20) an election to dissolve the Partnership pursuant to Section 13.1.B hereof; and
     (21) the distribution of cash to acquire Partnership Common Units held by a Limited Partner in connection with a Redemption under Section 15.1 hereof.
     B. Each of the Limited Partners agrees that, except as provided in Section 7.3 hereof, the Managing General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of the Act or any applicable law, rule or regulation.
     C. At all times from and after the date hereof, the Managing General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the Properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.
     D. At all times from and after the date hereof, the Managing General Partner may cause the Partnership to establish and maintain working capital and other reserves in such amounts as the Managing General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

     E. In exercising its authority under this Agreement, the Managing General Partner may, but shall be under no obligation to (except as otherwise provided by this Agreement with respect to the obligation to the Special Limited Partner), take into account the tax consequences to any Partner of any action taken by it. The Managing General Partner, the Special Limited Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the Managing General Partner pursuant to its authority under this Agreement.
     Section 7.2 Certificate of Limited Partnership. To the extent that such action is determined by the Managing General Partner to be reasonable and necessary or appropriate, the Managing General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A hereof, the Managing General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The Managing General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.
     Section 7.3 Restrictions on Managing General Partner’s Authority.
     A. The Managing General Partner may not take any action in contravention of this Agreement, including, without limitation:
     (1) take any action that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;
     (2) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose, except as otherwise provided in this Agreement, including, without limitation, Section 7.10;
     (3) admit a Person as a Partner, except as otherwise provided in this Agreement;
     (4) perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability, except as provided herein or under the Act; or
     (5) enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts (a) the Managing General Partner or the Partnership from performing its specific obligations under Section 15.1 hereof in full or (b) a Limited Partner from exercising its rights under Section 15.1 hereof to effect a Redemption in full, except, in either case, with the written consent of such Limited Partner affected by the prohibition or restriction.
     B. Except as provided in Section 7.3C hereof, the Managing General Partner shall not, without the prior Consent of the Partners, amend, modify or terminate this Agreement.
     C. Notwithstanding Section 7.3.B and 14.2 hereof, the Managing General Partner shall have the power, without the Consent of the Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:
     (1) to add to the obligations of the Managing General Partner or surrender any right or power granted to the Managing General Partner or any Affiliate of the Managing General Partner (including the delegation or surrender of any power to any Additional General Partner admitted to the Partnership pursuant to the terms hereof) for the benefit of the Limited Partners;
     (2) to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement, and to amend Exhibit A in connection with such admission, substitution or withdrawal;
     (3) to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;
     (4) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a Federal or state agency or contained in Federal or state law (collectively, “Legal Requirements”);
     (5) (a) to reflect such changes as are reasonably necessary for the Special Limited Partner to maintain or restore its qualification as a REIT or to satisfy the REIT Requirements, or (b) to reflect the Transfer of all or any part of a Partnership Interest among the Special Limited Partner and any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) with respect to the Special Limited Partner;
     (6) to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article VI or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or the flush language of Section 6.2);
     (7) to effectuate or otherwise reflect the issuance of additional Partnership Interests in accordance with Section 4.2; and
     (8) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Partnership or the Special Limited Partner and which does not violate Section 7.3.D.

     D. Notwithstanding Sections 7.3.B, 7.3.C and 14.2 hereof, this Agreement shall not be amended, and no action may be taken by the Managing General Partner, without the consent of each Partner adversely affected thereby, if such amendment or action would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the Managing General Partner acquiring such Partnership Interest), (ii) modify the limited liability of a Limited Partner, (iii) alter the rights of any Partner to receive the distributions to which such Partner is entitled, pursuant to Article 5 or Section 13.2.A(4) hereof, or alter the allocations specified in Article 6 hereof (except, in any case, as permitted pursuant to Sections 4.2, 7.3.C and Article 6 hereof), (iv) alter or modify the Redemption rights, Cash Amount or REIT Shares Amount as set forth in Section 15.1 hereof, or amend or modify any related definitions, (v) alter or modify Section 11.2 hereof, (vi) remove, alter or amend the powers and restrictions related to the REIT Requirements or permitting the Special Limited Partner to avoid paying tax under Sections 857 or 4981 contained in Sections 3.1, 3.2, 7.1 and 7.3, or (vii) amend this Section 7.3.D. Further, no amendment may alter the restrictions on the Managing General Partner’s authority set forth elsewhere in this Section 7.3 without the Consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such Consent by any other Partner.
     Section 7.4 Reimbursement of the Managing General Partner and the Special Limited Partner.
     A. Neither the Managing General Partner nor the Special Limited Partner shall be compensated for its services as managing general partner or limited partner of the Partnership, except as provided in this Agreement (including the provisions of Articles 5 and 6 hereof regarding distributions, payments and allocations to which they may be entitled in their respective capacities as the Managing General Partner and the Special Limited Partner).
     B. Subject to Sections 7.4.C and 15.12 hereof, the Partnership shall be liable for, and shall reimburse the Managing General Partner and the Special Limited Partner, as applicable, on a monthly basis, or such other basis as the Managing General Partner may determine in its sole and absolute discretion, for all sums expended in connection with the Partnership’s business, including, without limitation, (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees, including, without limitation, payments under future compensation plans, of the Special Limited Partner, the Managing General Partner, or the Partnership that may provide for stock units, or phantom stock, pursuant to which employees of the Special Limited Partner, the Managing General Partner, or the Partnership will receive payments based upon dividends on or the value of REIT Shares, (iii) director or manager fees and expenses of the Special Limited Partner or its Affiliates, and (iv) all costs and expenses of the Special Limited Partner being a public company, including costs of filings with the SEC, reports and other distributions to its stockholders; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Managing General Partner or the Special Limited Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted pursuant to Section 7.5 hereof. Such reimbursements shall be in addition to any reimbursement of the Managing General Partner and the Special Limited Partner as a result of indemnification pursuant to Section 7.7 hereof.

     C. To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and, subject to Section 15.12 hereof, reimbursements to the Managing General Partner, the Special Limited Partner or any of their respective Affiliates by the Partnership pursuant to this Section 7.4 shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.
     Section 7.5 Outside Activities of the Managing General Partner and the Special Limited Partner. Neither the Managing General Partner nor the Special Limited Partner shall directly or indirectly enter into or conduct any business, other than in connection with, (a) with respect to the Managing General Partner, the ownership, acquisition and disposition of Partnership Interests as the Managing General Partner, (b) with respect to the Managing General Partner, the management of the business of the Partnership, (c) with respect to the Special Limited Partner, the operation of the Special Limited Partner as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) with respect to the Special Limited Partner, its operations as a REIT, (e) with respect to the Special Limited Partner, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (f) financing or refinancing of any type related to the Partnership or its assets or activities, and (g) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the Managing General Partner from executing guarantees of Partnership Debt for which it would otherwise be liable in its capacity as Managing General Partner The Managing General Partner, the Special Limited Partner and all “qualified REIT subsidiaries” (within the meaning of Code Section 856(i)(2)), taken as a group, shall not own any assets or take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Partnership) other than (i) Excluded Properties, (ii) interests in “qualified REIT subsidiaries” (within the meaning of Code Section 856(i)(2)), (iii) Partnership Interests as the Managing General Partner or Special Limited Partner and (iv) such cash and cash equivalents, bank accounts or similar instruments or accounts as such group deems reasonably necessary, taking into account Section 7.1.D hereof and the requirements necessary for the Special Limited Partner to qualify as a REIT and for the Managing General Partner and the Special Limited Partner to carry out their respective responsibilities contemplated under this Agreement and the Charter. The Managing General Partner and any Affiliates of the Managing General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.
     Section 7.6 Transactions with Affiliates.
     A. The Partnership may lend or contribute funds or other assets to the Special Limited Partner and its Subsidiaries or other Persons in which the Special Limited Partner has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as determined by the Managing General Partner in good faith (provided, however, that the foregoing limitation shall not apply to any transaction between the Partnership and its Subsidiaries in which the Special Limited Partner does not own an equity interest other than through the Partnership). The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person. It is expressly acknowledged and agreed by each Partner that the Special Limited Partner may, in the sole and absolute discretion of the Managing

General Partner, (i) borrow funds from the Partnership in order to redeem, at any time or from time to time, options or warrants previously or hereafter issued by the Special Limited Partner or (ii) put to the Partnership, for cash, any rights, options, warrants or convertible or exchangeable securities that the Special Limited Partner may desire or be required to purchase or redeem.
     B. Except as provided in Section 7.5 hereof and subject to Section 3.1 hereof, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the Managing General Partner, believes, in good faith, to be advisable.
     C. The Managing General Partner, the Special Limited Partner and their respective Affiliates may sell, transfer or convey any property to the Partnership, directly or indirectly, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties, as determined by the Managing General Partner in good faith; provided, however, that the foregoing limitation shall not apply to any transaction between the Partnership and its Subsidiaries in which the Special Limited Partner does not own an equity interest other than through the Partnership.
     D. The Managing General Partner or the Special Limited Partner, in their respective sole and absolute discretion and without the approval of the Partners or any of them or any other Persons, may propose and adopt (on behalf of the Partnership) employee benefit plans funded by the Partnership for the benefit of employees of the Managing General Partner, the Partnership, the Special Limited Partner, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Managing General Partner, the Special Limited Partner, the Partnership or any of the Partnership’s Subsidiaries.
     Section 7.7 Indemnification.
     A. To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (i) if the act or omission of the Indemnitee was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or (iii) for any transaction for which such Indemnitee received an improper personal benefit in violation or breach of any provision of this Agreement; and provided, further, that (x) no payments pursuant to this Agreement shall be made by the Partnership to indemnify or advance funds to any Indemnitee with respect to any Action initiated or brought voluntarily by such Indemnitee (and not by way of defense) unless (I) approved or authorized by the Managing General Partner or (II) incurred to establish or enforce such Indemnitee’s right to indemnification under this Agreement, and (y) the Partnership shall not be liable for any expenses incurred by an

Indemnitee in connection with one or more Actions or claims brought by the Partnership or involving such Indemnitee if such Indemnitee is found liable to the Partnership on any portion of any claim in any such Action.
Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any Debt of the Partnership or any Subsidiary of the Partnership (including, without limitation, any Debt which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to, and the Managing General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such Debt. It is the intention of this Section 7.7.A that the Partnership indemnify each Indemnitee to the fullest extent permitted by law. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the Managing General Partner nor any other Holder shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.
     B. To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.7A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
     C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.
     D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Managing General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     E. Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership, the Managing General Partner or the Special Limited Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.7, unless such liabilities arise as a result of (i) an act or omission of such Indemnitee that was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, an act or omission that such Indemnitee had reasonable cause to believe was unlawful, or (iii) any transaction in which such Indemnitee received a personal benefit in violation or breach of any provision of this Agreement or applicable law.
     F. In no event may an Indemnitee subject any of the Holders to personal liability by reason of the indemnification provisions set forth in this Agreement.
     G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     H. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     I. It is the intent of the parties that any amounts paid by the Partnership to the Managing General Partner pursuant to this Section 7.7 shall be treated as “guaranteed payments” within the meaning of Code Section 707(c).
     Section 7.8 Liability of the Managing General Partner and the Special Limited Partner.
     A. Notwithstanding anything to the contrary set forth in this Agreement, neither the Managing General Partner (nor the Special Limited Partner as the managing member of the Managing General Partner) nor any of their respective directors, managers or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners, or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the Managing General Partner, the Special Limited Partner or such director, manager or officer acted in good faith.

     B. The Limited Partners expressly acknowledge that (i) the Managing General Partner (and the Special Limited Partner, as the managing member of the Managing General Partner) is acting for the benefit of the Partnership, the Limited Partners and the Special Limited Partner’s stockholders collectively, (ii) the Special Limited Partner is under no obligation to give priority to the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and (iii) the Managing General Partner shall not be liable to the Partnership or to any Partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Limited Partners in connection with such decisions, provided that the Managing General Partner has acted in good faith.
     C. Subject to its obligations and duties as Managing General Partner set forth in Section 7.1.A hereof, the Managing General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents or through the Special Limited Partner (subject to the supervision and control of the Managing General Partner and the Special Limited Partner). The Managing General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.
     D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Managing General Partner’s, the Special Limited Partner’s and their respective officers’, managers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     E. Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partners, for the Debts or liabilities of the Partnership or the Partnership’s obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. To the fullest extent permitted by law, no officer, director, manager, member or stockholder of the Managing General Partner or the Special Limited Partner shall be liable to the Partnership for money damages except for (i) active and deliberate dishonesty established by a non-appealable final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the officers of the Managing General Partner or of the Special Limited Partner as managing member of the Managing General Partner, solely as officers of the same and not in their own individual capacities.

     F. To the extent that, at law or in equity, the Managing General Partner or the Special Limited Partner as the managing member of the Managing General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, neither the Managing General Partner nor the Special Limited Partner shall be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Managing General Partner and the Special Limited Partner otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Managing General Partner and the Special Limited Partner, as the managing member of the Managing General Partner.
     G. Whenever in this Agreement the Managing General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Managing General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest or factors affecting the Partnership or the Partners or any of them, or (ii) in its “good faith” or under another expressed standard, the Managing General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise. If any question should arise with respect to the operation of the Partnership, which is not otherwise specifically provided for in this Agreement or the Act, or with respect to the interpretation of this Agreement, the Managing General Partner is hereby authorized to make a final determination with respect to any such question and to interpret this Agreement in such a manner as it shall deem, in its sole discretion, to be fair and equitable, and its determination and interpretations so made shall be final and binding on all parties. The Managing General Partner’s “sole discretion” and “discretion” under this Agreement shall be exercised in good faith.
     Section 7.9 Other Matters Concerning the Managing General Partner and the Special Limited Partner.
     A. The Managing General Partner and the Special Limited Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.
     B. The Managing General Partner and the Special Limited Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the Managing General Partner or the Special Limited Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
     C. The Managing General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact (including, without limitation, officers and directors of the Special Limited Partner). Each such attorney shall, to the extent provided by the Managing General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the Managing General Partner hereunder.
     D. Notwithstanding any other provision of this Agreement or the Act, any action of the Managing General Partner or the Special Limited Partner on behalf of the Partnership or any decision of the Managing General Partner or the Special Limited Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Special Limited Partner to continue to qualify as a REIT, (ii) for the Special Limited Partner otherwise to satisfy the REIT Requirements, (iii) to avoid the Special Limited Partner incurring any taxes under Code Section 857 or Code Section 4981, or (iv) for any Special Limited Partner Affiliate to continue to qualify as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), is expressly authorized under this Agreement and is deemed approved by all of the Partners.
     E. To the extent the Special Limited Partner, or its officers or directors, take any action by or on behalf of the Managing General Partner or the Partnership, the Special Limited Partner and its officers and directors shall be entitled to the same protection as the Managing General Partner and its officers and managers.
     Section 7.10 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively with other Partners or Persons, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the Managing General Partner, the Special Limited Partner or one or more nominees, as the Managing General Partner or the Special Limited Partner may determine, including Affiliates of the Managing General Partner or the Special Limited Partner. The Managing General Partner and the Special Limited Partner hereby declare and warrant that any Partnership assets for which legal title is held in the name of the Managing General Partner or the Special Limited Partner, as applicable, or any nominee or Affiliate of the Managing General Partner or the Special Limited Partner shall be held by the Managing General Partner or the Special Limited Partner, as applicable, for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.
     Section 7.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the Managing General Partner has full power and authority, without the consent or approval of any other Partner, or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the Managing General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing General Partner in connection with any such dealing. In no event shall any Person dealing with the Managing

General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the Managing General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the Managing General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE 8
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
     Section 8.1 Limitation of Liability. No Limited Partner shall have any liability under this Agreement except as expressly provided in this Agreement (including, without limitation, Section 10.4 hereof) or under the Act.
     Section 8.2 Management of Business. Subject to the rights and powers of the Special Limited Partner hereunder, no Limited Partner or Assignee (other than the Managing General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent, representative or trustee of the Managing General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the Managing General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent, representative or trustee of the Managing General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
     Section 8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.6 hereof and any other agreements entered into by a Limited Partner or any of its Affiliates with the Managing General Partner, the Partnership or a Subsidiary (including, without limitation, any employment agreement), any Limited Partner (other than the Special Limited Partner) and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the Managing General Partner or the Special Limited Partner, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.6 hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Managing General Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.
     Section 8.4 Return of Capital. Except pursuant to the rights of Redemption set forth in Section 15.1 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided in Article 6 hereof or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.
     Section 8.5 Rights of Limited Partners Relating to the Partnership.
     A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.C hereof, the Managing General Partner shall deliver to each Limited Partner a copy of any information mailed to all of the common stockholders of the Special Limited Partner as soon as practicable after such mailing.
     B. The Partnership shall notify any Limited Partner that is a Qualifying Party, on request, of the then current Adjustment Factor and any change made to the Adjustment Factor shall be set forth in the quarterly report required by Section 9.3.B hereof immediately following the date such change becomes effective.
     C. Notwithstanding any other provision of this Section 8.5, the Managing General Partner may keep confidential from the Limited Partners (or any of them), for such period of time as the Managing General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the Managing General Partner believes to be in the nature of trade secrets or other information the disclosure of which the Managing General Partner in good faith believes is not in the best interests of the Partnership or the Managing General Partner or (ii) the Partnership or the Managing General Partner is required by law or by agreement to keep confidential.
     Section 8.6 Partnership Right to Call Limited Partner Interests. Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Limited Partners (other than the Special Limited Partner) are less than one percent (1%), the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Limited Partner Interests (other than the Special Limited Partner’s Limited Partner Interests) by treating any Limited Partner as a Tendering Party who has delivered a Notice of Redemption pursuant to Section 15.1 hereof for the amount of Partnership Common Units to be specified by the Managing General Partner, in its sole and absolute discretion, by notice to such Limited Partner that the Partnership has elected to exercise its rights under this Section 8.6. Such notice given by the Managing General Partner to a Limited Partner pursuant to this Section 8.6 shall be treated as if it were a Notice of Redemption delivered to the Managing General Partner by such Limited Partner. For purposes of this

Section 8.6, (a) any Limited Partner (whether or not otherwise a Qualifying Party) may, in the Managing General Partner’s sole and absolute discretion, be treated as a Qualifying Party that is a Tendering Party and (b) the provisions of Sections 15.1.F(2) and 15.1.F(3) hereof shall not apply, but the remainder of Section 15.1 hereof shall apply, mutatis mutandis.
ARTICLE 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     Section 9.1 Records and Accounting.
     A. The Managing General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the Managing General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Sections 8.5.A, 9.3 or Article 13 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on any information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.
     B. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the Managing General Partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Partnership and the Managing General Partner may operate with integrated or consolidated accounting records, operations and principles.
     Section 9.2 Partnership Year. The Partnership Year of the Partnership shall be the calendar year.
     Section 9.3 Reports.
     A. As soon as practicable, but in no event later than one hundred five (105) days after the close of each Partnership Year, the Managing General Partner shall cause to be mailed to each Limited Partner of record as of the close of the Partnership Year, financial statements of the Partnership, or of the Special Limited Partner if such statements are prepared solely on a consolidated basis with the Special Limited Partner, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the Managing General Partner.
     B. If and to the extent that the Special Limited Partner mails quarterly reports to its stockholders, as soon as practicable, but in no event later than the date on which such reports are mailed, the Managing General Partner shall cause to be mailed to each Limited Partner of record as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership for such calendar quarter, or of the Special Limited Partner if such statements are prepared solely on a consolidated basis with the Special Limited Partner, and such other information as may be required by applicable law or regulation or as the Managing General Partner determines to be appropriate.
     C. The Managing General Partner shall have satisfied its obligations under Sections 9.3A and 9.3B by posting or making available the reports required by this Section 9.3 on the website maintained from time to time by the Partnership or the Special Limited Partner, provided that such reports are able to be printed or downloaded from such website.
     D. At the request of any Limited Partner, the Managing General Partner shall provide access to the books, records and work papers upon which the reports required by this Section 9.3 are based, to the extent required by the Act.
ARTICLE 10
TAX MATTERS
     Section 10.1 Preparation of Tax Returns. The Managing General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for Federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners and for Federal and state income tax and any other tax reporting purposes. The Limited Partners shall promptly provide the Managing General Partner with such information relating to the Contributed Properties as is readily available to the Limited Partners, including tax basis and other relevant information, as may be reasonably requested by the Managing General Partner from time to time.
     Section 10.2 Tax Elections. Except as otherwise provided herein, the Managing General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754 and the election to use the “recurring item” method of accounting provided under Code Section 461(h) with respect to property taxes imposed on the Partnership’s Properties; provided, however, that, if the “recurring item” method of accounting is elected with respect to such property taxes, the Partnership shall pay the applicable property taxes prior to the date provided in Code Section 461(h) for purposes of determining economic performance. The Managing General Partner shall have the right to seek to revoke any such election (including, without limitation, any election under Code Sections 461(h) and 754) upon the Managing General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.
     Section 10.3 Tax Matters Partner.
     A. The Managing General Partner shall be the “tax matters partner” of the Partnership for Federal income tax purposes. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership in addition to any reimbursement pursuant to Section 7.4 hereof. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder.

     B. The tax matters partner is authorized, but not required:
     (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner (as the case may be) or (ii) who is a “notice partner” (as defined in Code Section 6231) or a member of a “notice group” (as defined in Code Section 6223(b)(2));
     (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;
     (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;
     (4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;
     (5) to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and
     (6) to take any other action on behalf of the Partners or any of them in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.
The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the Managing General Partner set forth in Section 7.7 hereof shall be fully applicable to the tax matters partner in its capacity as such.
     Section 10.4 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of Federal, state, local or foreign taxes that the Managing General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within thirty (30) days after the affected Limited Partner receives written notice from the Managing General Partner that such payment must be made, provided that the Limited Partner shall not be required to repay such deemed loan if either (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the Managing General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Cash of the Partnership that would, but for such payment, be distributed to the Limited Partner. Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate) from the date such amount is due (i.e., thirty (30) days after the Limited Partner receives written notice of such amount) until such amount is paid in full.
     Section 10.5 Organizational Expenses. The Managing General Partner may cause the Partnership to elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Section 709 of the Code.
ARTICLE 11
PARTNER TRANSFERS AND WITHDRAWALS
     Section 11.1 Transfer.
     A. No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.
     B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void ab initio.
     C. Notwithstanding the other provisions of this Article 11 (other than Section 11.6.D hereof), the respective Partnership Interests of the Managing General Partner and the Special Limited Partner may be Transferred, in whole or in part, at any time or from time to time, to or among the Managing General Partner, the Special Limited Partner, and any other Person that is, at the time of such Transfer, an Affiliate of the Special Limited Partner, including any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)). Any transferee of the entire General Partner Interest of the Managing General Partner pursuant to this Section 11.1.C shall, upon compliance with Section 12.1.A hereof, become, without further action or Consent of any Partners, the sole Managing General Partner of the Partnership, subject to all the rights, privileges, duties and obligations under this Agreement and the Act relating to a Managing General Partner. Any transferee of the entire Limited Partner Interest of the Special Limited Partner pursuant to this Section 11.1.C shall, upon its execution of a counterpart of this

Agreement, become, without further action or Consent of any Partner, a Substituted Limited Partner (as the Special Limited Partner). Upon any Transfer of the Managing General Partner’s entire General Partner Interest (other than a pledge, hypothecation, encumbrance or mortgage) permitted by this Section 11.1.C, the transferor Partner shall be relieved of all its obligations under this Agreement from and after the date of such Transfer. The provisions of Sections 11.2.B, 11.3, 11.4.A and 11.5 hereof shall not apply to any Transfer permitted by this Section 11.1.C.
     D. No Transfer of any Partnership Interest may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the Managing General Partner in its sole and absolute discretion; provided, however, that as a condition to such consent, the lender will be required to enter into an arrangement with the Partnership and the Managing General Partner to redeem or exchange for the REIT Shares Amount any Partnership Units in which a security interest is held by such lender simultaneously with the time at which such lender would be deemed to be a Partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code (provided that for purpose of calculating the REIT Shares Amount in this Section 11.1.D, “Tendered Units” shall mean all such Partnership Units in which a security interest is held by such lender).
     Section 11.2 Transfer of Managing General Partner’s General Partnership Interest.
     A. The Managing General Partner may not Transfer any of its General Partner Interest or withdraw from the Partnership, except as provided in Sections 11.1.C, 11.2.B and 11.2.C hereof. The term “Transfer”, when used in this Section 11.2 with respect to the General Partner Interest, shall be deemed to include a Transfer of the General Partner Interest resulting from any merger, consolidation or other combination by the Special Limited Partner with or into another Person (other than a Subsidiary of the Special Limited Partner), the sale of all or substantially all of the assets of the Special Limited Partner and its Subsidiaries, taken as a whole, or any reclassification, recapitalization or change of the outstanding equity interests of the Special Limited Partner, but shall exclude the transactions described in Section 11.3.B hereof.
     B. Except as provided in Section 11.1.C, this Section 11.2.B and Section 11.2.C hereof, the Managing General Partner shall not withdraw from the Partnership and shall not Transfer all of its interest in the Partnership (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) without the Consent of the Limited Partners. Upon any Transfer of such a Partnership Interest pursuant to the Consent of the Limited Partners and otherwise in accordance with the provisions of this Section 11.2.B, the transferee shall become a successor Managing General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor Managing General Partner, and shall be liable for all obligations and responsible for all duties of the Managing General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired. It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor Managing General Partner under this Agreement with respect to such Transferred Partnership Interest, and such Transfer shall relieve the transferor Managing General Partner of its obligations under this Agreement without the Consent of the Limited Partners. In the event that the Managing General Partner withdraws from the Partnership in violation of this Agreement or otherwise, or otherwise dissolves or terminates, or upon the bankruptcy of the Managing General Partner, a Majority in Interest of the Limited Partners may elect to continue the Partnership business by selecting a successor Managing General Partner in accordance with Section 13.1.A hereof.
     C. The Managing General Partner may, with the Consent of the Limited Partners, merge with another entity if immediately after such merger substantially all the assets of the surviving entity, other than the General Partner Interest held by the Managing General Partner, are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units.
     D. No Additional General Partner shall Transfer any of its General Partner Interest or withdraw from the Partnership, except with the consent of the Managing General Partner.
     Section 11.3 Limited Partners’ Rights to Transfer.
     A. General. Prior to the end of the Twelve-Month Period and except as provided in Section 11.1.C hereof, no Limited Partner shall Transfer all or any portion of its Partnership Interest to any transferee without the consent of the Managing General Partner, which consent may be withheld in its sole and absolute discretion; provided, however, that, except as provided in Sections 11.1.D, 11.3.D and 11.6.D, any Limited Partner may, at any time, without the consent of the Managing General Partner, (i) Transfer all or part of its Partnership Interest to any Family Member, any Charity, any Controlled Entity or any Affiliate or (ii) pledge (a “Pledge”) all or any portion of its Partnership Interest to a lending institution as collateral or security for a bona fide loan or other extension of credit, and Transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension of credit (any Transfer or Pledge permitted by this proviso is hereinafter referred to as a “Permitted Transfer”). After such Twelve-Month Period, and subject to Sections 11.3.D and 11.6.D, each Limited Partner, and each transferee of Partnership Units or Assignee pursuant to a Permitted Transfer, shall have the right to Transfer all or any portion of its Partnership Interest to any Person, without the consent of the Managing General Partner and subject to the provisions of Section 11.4 hereof and to satisfaction of each of the following conditions:
     (1) Special Limited Partner Right of First Refusal. The Transferring Limited Partner (or the Limited Partner’s estate in the event of the Limited Partner’s death) shall give written notice of the proposed Transfer to the Managing General Partner and the Special Limited Partner, which notice shall state (i) the identity and address of the proposed transferee and (ii) the amount and type of consideration proposed to be received for the Transferred Partnership Units. The Special Limited Partner shall have ten (10) Business Days upon which to give the Transferring Limited Partner notice of its election to acquire the Partnership Units on the terms set forth in such notice. If it so elects, it shall purchase the Partnership Units on such terms within ten (10) Business Days after giving notice of such election; provided, however, that in the event that the proposed terms involve a purchase for cash, the Special Limited Partner may at its election deliver in lieu of all or any portion of such cash a note from the Special Limited Partner payable to the Transferring Limited Partner at a date as soon as reasonably practicable, but in no event later than one hundred eighty (180) days after such purchase, and bearing interest at an annual rate equal to the total dividends declared with respect to one (1) REIT Share for the four (4) preceding fiscal quarters of the Special Limited Partner, divided by the Value as of the closing of such purchase; and provided, further, that such closing may be deferred to the extent necessary to effect compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and any other applicable requirements of law. If it does not so elect, the Transferring Limited Partner may Transfer such Partnership Units to a third party, on terms no more favorable to the transferee than the proposed terms, subject to the other conditions of this Section 11.3.
     (2) Qualified Transferee. Any Transfer of a Partnership Interest shall be made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; and provided, further, that each Transfer meeting the minimum Transfer restriction of Section 11.3.A(4) hereof may be to a separate Qualified Transferee.
     (3) Opinion of Counsel. The Transferring Limited Partner shall deliver or cause to be delivered to the Managing General Partner an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred; provided, however, that the Managing General Partner may, in its sole discretion, waive this condition upon the request of the Transferring Limited Partner. If, in the opinion of such counsel, such Transfer would require the filing of a registration statement under the Securities Act by the Partnership or the Special Limited Partner or would otherwise violate any Federal or state securities laws or regulations applicable to the Partnership, the Special Limited Partner or the Partnership Units, the Managing General Partner may prohibit any Transfer otherwise permitted under this Section 11.3 by a Limited Partner of Partnership Interests.
     (4) Minimum Transfer Restriction. Any Transferring Limited Partner must Transfer not less than the lesser of (i) five hundred (500) Partnership Units or (ii) all of the remaining Partnership Units owned by such Transferring Limited Partner, unless, in each case, otherwise agreed to by the Managing General Partner in its sole and absolute discretion; provided, however, that, for purposes of determining compliance with the foregoing restriction, all Partnership Units owned by Affiliates of a Limited Partner shall be considered to be owned by such Limited Partner.
     (5) No Further Transfers. The transferee shall not be permitted to effect any further Transfer of the Partnership Units, other than to the Special Limited Partner.
     (6) Exception for Permitted Transfers. The conditions of Sections 11.3.A(1) through 11.3.A(5) hereof shall not apply in the case of a Permitted Transfer.

It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after the Twelve-Month Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the Transferring Limited Partner are assumed by a successor corporation by operation of law) shall relieve the Transferring Limited Partner of its obligations under this Agreement without the approval of the Managing General Partner, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any Transferred Partnership Interest shall be subject to the Ownership Limit. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the Transferring Limited Partner hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.
     B. Certain Transactions of the Special Limited Partner. Notwithstanding anything to the contrary in this Agreement, the Special Limited Partner may merge, consolidate or otherwise combine its assets with another entity, sell all or substantially all of its assets or reclassify, recapitalize or change its outstanding equity interests if:
     (i) in connection with such merger, consolidation, combination, sale, reclassification, recapitalization or change, all of the Limited Partners (other than the Special Limited Partner) will receive, or will have the right to elect to receive, for each Partnership Unit an amount of cash, securities or other property equal in value to the product of the Adjustment Factor and the greatest amount of cash, securities or other property paid to a holder of one REIT Share in consideration of one REIT Share pursuant to the terms of such merger, consolidation or combination; provided, that if, in connection with such merger, consolidation, combination, sale, reclassification, recapitalization or change, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding REIT Shares, each holder of Partnership Units (other than the Special Limited Partner) shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Partnership Units would have received had it exercised its right to Redemption pursuant to Article 15 hereof and received REIT Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such merger, consolidation or combination shall have been consummated; or
     (ii) the following conditions are met: (w) substantially all of the assets directly or indirectly owned by the surviving entity, other than the Partnership Units held by the Special Limited Partner, are owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”); (x) the holders of Partnership Units own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such transaction; (y) the rights, preferences and privileges of such holders in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (z) the rights of the Limited Partners include at least one of the following: (a) the right to redeem their interests in the Surviving Partnership for the consideration available to such persons pursuant to Section 11.3.B(i) or (b) the right to redeem their Partnership Units for cash on terms equivalent to those in effect with respect to their Partnership Units immediately prior to the consummation of such transaction, or, if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the REIT Shares.
     C. Incapacity. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.
     D. Adverse Tax Consequences. No Transfer by a Limited Partner of its Partnership Interests (including any Redemption, any other acquisition of Partnership Units by the Managing General Partner or any acquisition of Partnership Units by the Partnership) may be made to or by any Person if (i) in the opinion of legal counsel for the Partnership, it would (A) result in the Partnership being treated as an association taxable as a corporation or would result in a termination of the Partnership under Code Section 708 or (B) adversely affect the ability of the Special Limited Partner to continue to qualify as a REIT or would subject the Special Limited Partner to any additional taxes under Sections 857 or 4987 of the Code or (ii) such Transfer would be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704.
     Section 11.4 Substituted Limited Partners.
     A. No Limited Partner shall have the right to substitute a transferee (including any transferees pursuant to Transfers permitted by Section 11.3 hereof) as a Limited Partner in its place. A transferee of the interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the consent of the Managing General Partner, which consent may be given or withheld by the Managing General Partner in its sole and absolute discretion. The failure or refusal by the Managing General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the Managing General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the Managing General Partner (i) evidence of acceptance, in form and substance satisfactory to the Managing General Partner, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee and (iii) such other documents and instruments as may be required or advisable, in the sole and absolute discretion of the Managing General Partner, to effect such Assignee’s admission as a Substituted Limited Partner.

     B. Concurrently with, and as evidence of, the admission of a Substituted Limited Partner, the Managing General Partner shall amend Exhibit A and the books and records of the Partnership to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.
     C. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.
     Section 11.5 Assignees. If the Managing General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 hereof as a Substituted Limited Partner, as described in Section 11.4 hereof, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units provided in this Article 11, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement (other than as expressly provided in Section 15.1 hereof with respect to a Qualifying Party that becomes a Tendering Party), and shall not be entitled to effect a Consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.
     Section 11.6 General Provisions.
     A. No Limited Partner may withdraw from the Partnership other than as a result of a Transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11, with respect to which the transferee becomes a Substituted Limited Partner, or pursuant to a redemption (or acquisition by the Special Limited Partner) of all of its Partnership Units pursuant to a Redemption under Section 15.1 hereof and/or pursuant to any Partnership Unit Designation.
     B. Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption under Section 15.1 hereof and/or pursuant to any Partnership Unit Designation or (iii) to the Special Limited Partner, whether or not pursuant to Section 15.1.B hereof, shall cease to be a Limited Partner.
     C. If any Partnership Unit is Transferred in compliance with the provisions of this Article 11, or is redeemed by the Partnership, or acquired by the Special Limited Partner pursuant to Section 15.1 hereof, on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Partnership Year shall be allocated to the transferor Partner or the Tendering Party (as the case may be) and, in the case of a Transfer other than a Redemption, to the transferee Partner, by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the Managing General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar month in which a Transfer or a Redemption occurs shall be allocated to the transferor Partner, or the Tendering Party (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Redemption shall be made to the transferor Partner or the Tendering Party (as the case may be) and, in the case of a Transfer other than a Redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.
     D. In addition to any other restrictions on Transfer herein contained, in no event may any Transfer of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the Special Limited Partner or any other acquisition of Partnership Units by the Partnership) be made: (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) in the event that such Transfer would cause either the Special Limited Partner or any Special Limited Partner Affiliate to cease to comply with the REIT Requirements or to cease to qualify as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)); (v) if such Transfer would, in the opinion of counsel to the Partnership, the Managing General Partner or the Special Limited Partner, cause a termination of the Partnership for Federal or state income tax purposes (except as a result of the Redemption (or acquisition by the Special Limited Partner) of all Partnership Common Units held by all Limited Partners); (vi) if such Transfer would, in the opinion of legal counsel to the Partnership, the Managing General Partner or the Special Limited Partner, cause the Partnership to cease to be classified as a partnership for Federal income tax purposes (except as a result of the Redemption (or acquisition by the Special Limited Partner) of all Partnership Common Units held by all Limited Partners (other than the Special Limited Partner)); (vii) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (viii) if such Transfer would, in the opinion of legal counsel to the Partnership, the Managing General Partner or the Special Limited Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (ix) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable Federal or state securities laws; (x) if such Transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code 7704(b); (xi) if such Transfer causes the Partnership (as opposed to the Special Limited Partner or the Managing General Partner) to become a reporting company under the Exchange Act; or (xii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended. The Managing General Partner shall take all action necessary to avoid the Partnership from being classified as a “publicly traded partnership” under Code Section 7704.
     E. Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the Managing General Partner otherwise agrees.
ARTICLE 12
ADMISSION OF PARTNERS
     Section 12.1 Admission of Successor Managing General Partner and Additional General Partners.
     A. A successor to all of the Managing General Partner’s General Partner Interest pursuant to Section 11.1.C or Section 11.2 hereof who is proposed to be admitted as a successor Managing General Partner shall be admitted to the Partnership as the Managing General Partner, effective immediately prior to such Transfer. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor Managing General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.
     B. A successor to a portion of the Managing General Partner’s General Partner Interest pursuant to Section 11.2.B hereof or any Person to be admitted as an Additional General Partner pursuant to Section 4.2.A hereof who is proposed to be admitted as an Additional General Partner shall be admitted to the Partnership as an Additional General Partner, effective immediately prior to such Transfer. Any such Additional General Partner shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the Additional General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. Concurrently with, and as evidence of, the admission of an Additional General Partner, the Managing General Partner shall amend Exhibit A and the books and records of the Partnership to reflect the name, address and number of Partnership Units of such Additional General Partner.
     Section 12.2 Admission of Additional Limited Partners.
     A. After the admission to the Partnership of an Original Limited Partner on the date hereof, a Person (other than an existing Partner) who makes a Capital Contribution to the Partnership in exchange for Partnership Units and in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the Managing General Partner (i) evidence of acceptance, in form and substance satisfactory to the Managing General Partner, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof, (ii) a counterpart signature page to this Agreement executed by such Person and (iii) such other documents or instruments as may be required in the sole and absolute discretion of the Managing General Partner in order to effect such Person’s admission as an Additional Limited Partner. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the Managing General

Partner shall amend Exhibit A and the books and records of the Partnership to reflect the name, address and number of Partnership Units of such Additional Limited Partner.
     B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the Managing General Partner, which consent may be given or withheld in the Managing General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the Managing General Partner to such admission and the satisfaction of all the conditions set forth in Section 12.2.A.
     C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Partnership Year shall be allocated among such Additional Limited Partner and all other Holders by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the Managing General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Holders including such Additional Limited Partner, in accordance with the principles described in Section 11.6.C hereof. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.
     D. Any Additional Limited Partner admitted to the Partnership that is an Affiliate of the Managing General Partner shall be deemed to be a “Special Limited Partner Affiliate” hereunder and shall be reflected as such on Exhibit A and the books and records of the Partnership.
     Section 12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the Managing General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.
     Section 12.4 Limit on Number of Partners. Unless otherwise permitted by the Managing General Partner in its sole and absolute discretion, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners that would cause the Partnership to become a reporting company under the Exchange Act.
     Section 12.5 Admission. A Person shall be admitted to the Partnership as a Limited Partner of the Partnership or a General Partner of the Partnership only upon strict compliance,

and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as an Additional Limited Partner or an Additional General Partner.
ARTICLE 13
DISSOLUTION, LIQUIDATION AND TERMINATION
     Section 13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor Managing General Partner or an Additional General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the Managing General Partner, any successor Managing General Partner shall continue the business of the Partnership without dissolution. However, the Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):
     A. an event of withdrawal, as defined in the Act (including, without limitation, bankruptcy), of the last remaining Managing General Partner unless, within ninety (90) days after the withdrawal, a Majority in Interest of the Partners remaining agree in writing, in their sole and absolute discretion, to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor Managing General Partner;
     B. an election to dissolve the Partnership made by the Managing General Partner in its sole and absolute discretion, with or without the Consent of the Partners;
     C. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;
     D. any sale or other disposition of all or substantially all of the assets of the Partnership other than in the ordinary course of the Partnership’s business or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership other than in the ordinary course of the Partnership’s business;
     E. the Redemption (or acquisition by the Special Limited Partner) of all Partnership Units other than Partnership Units held by the Managing General Partner or the Special Limited Partner.
     Section 13.2 Winding Up.
     A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Holders. After the occurrence of a Liquidating Event, no Holder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The Managing General Partner (or, in the event that there is no remaining Managing General Partner or the Managing General Partner has dissolved, become bankrupt within the meaning of the Act or ceased to operate, any Person elected by a Majority in Interest of the Partners remaining (the Managing General Partner or such other Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing General Partner, include REIT Shares or Capital Shares) shall be applied and distributed in the following order:
     (1) First, to the satisfaction of all of the Partnership’s Debts and liabilities to creditors other than the Holders (whether by payment or the making of reasonable provision for payment thereof);
     (2) Second, to the satisfaction of all of the Partnership’s Debts and liabilities to the Managing General Partner and the Special Limited Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4 hereof;
     (3) Third, to the satisfaction of all of the Partnership’s Debts and liabilities to the other Holders (whether by payment or the making of reasonable provision for payment thereof);
     (4) Fourth, the balance, if any, to the Holders in accordance with and in proportion to their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods; provided, however, that it is the intent of the Partners that liquidating distributions shall be made in the same manner as distributions would be made under Section 5.1, and accordingly, to the extent that distributions under Section 13.2.A(4) would result in different distributions than had all liquidating distributions been made under Section 5.1, the Capital Accounts of the partners shall be adjusted (including through allocations, or if necessary, credits or debits to Capital Accounts) prior to the liquidating distributions being made to the extent necessary to cause distributions made to each Partner under Section 13.2.A(4) to be the same as the distributions that would have been made to such Partner had liquidating distributions been made in accordance with Section 5.1.
The Managing General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.
     B. Notwithstanding the provisions of Section 13.2.A hereof that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.
     C. In the event that the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the Holders that have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, positive Capital Account balances, but distributions under this clause (b) shall be subject to the proviso set forth above in Section 13.2.A(4). If any Holder (other than the General Partner) has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Holder shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a Debt owed to the Partnership or to any other Person for any purpose whatsoever. In the sole and absolute discretion of the Managing General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article 13 may be:
     (1) distributed to a trust established for the benefit of the Managing General Partner and the Holders for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Managing General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the Managing General Partner, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or
     (2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 13.2.A hereof as soon as practicable.
     Section 13.3 Deemed Contribution and Distribution. Notwithstanding any other provision of this Article 13, in the event that the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up. Instead, for Federal income tax purposes the Partnership shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and immediately thereafter, distributed Partnership Units to the Partners in the new partnership in accordance with their respective Capital Accounts in liquidation of the Partnership, and the new partnership is deemed to continue the business of the Partnership. Nothing in this Section 13.3 shall be deemed to have constituted any Assignee as a Substituted Limited Partner without compliance with the provisions of Section 11.4 or Section 13.3 hereof.
     Section 13.4 Rights of Holders. Except as otherwise provided in this Agreement, (a) each Holder shall look solely to the assets of the Partnership for the return of its Capital

Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.
     Section 13.5 Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Partners pursuant to Section 13.1 hereof, result in a dissolution of the Partnership, the Managing General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each Holder and, in the Managing General Partner’s sole and absolute discretion or as required by the Act, to all other parties with whom the Partnership regularly conducts business (as determined in the sole and absolute discretion of the Managing General Partner), and the Managing General Partner may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole and absolute discretion of the Managing General Partner).
     Section 13.6 Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Partnership as a foreign limited partnership or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Partnership shall be taken.
     Section 13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Partners during the period of liquidation.
ARTICLE 14
PROCEDURES FOR ACTIONS AND CONSENTS
OF PARTNERS; AMENDMENTS; MEETINGS
     Section 14.1 Procedures for Actions and Consents of Partners. The actions requiring Consent or approval of Partners pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article 14.
     Section 14.2 Amendments. Amendments to this Agreement may be proposed by the Managing General Partner or by Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests held by Limited Partners (excluding the Partnership Interests held by the Special Limited Partner) and, except as set forth in Section 7.3.C and subject to Section 7.3.D, shall be approved by the Consent of the Partners. Following such proposal, the Managing General Partner shall submit to the Partners entitled to vote thereon any proposed amendment that, pursuant to the terms of this Agreement, requires the Consent, approval or vote of such Partners. The Managing General Partner shall seek the written Consent, approval or vote of the Partners on any such proposed amendment or shall call a meeting to vote thereon and to transact any other business that the Managing General Partner may deem appropriate. For purposes of obtaining a written Consent, the Managing General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a Consent that is consistent with the Managing General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.
     Section 14.3 Meetings of the Partners.
     A. Meetings of the Partners may be called only by the Managing General Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners entitled to act at the meeting not less than seven (7) days nor more than sixty (60) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote, Consent or approval of Partners is permitted or required under this Agreement, such vote, Consent or approval may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.3.B hereof.
     B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written Consent setting forth the action so taken is signed by the holders of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement for the action in question) entitled to act at the meeting. Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the holders of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement) entitled to act at the meeting. Such Consent shall be filed with the Managing General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.
     C. Each Partner entitled to act at the meeting may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy.
     D. Each meeting of Partners shall be conducted by the Managing General Partner or such other Person as the Managing General Partner may appoint pursuant to such rules for the conduct of the meeting as the Managing General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the Special Limited Partner’s stockholders and may be held at the same time as, and as part of, the meetings of the Special Limited Partner’s stockholders.
ARTICLE 15
GENERAL PROVISIONS
     Section 15.1 Redemption Rights of Qualifying Parties.
     A. Commencing on the expiration of the Twelve-Month Period applicable to any Partnership Common Units, a Qualifying Party shall have the right (subject to the terms and conditions set forth herein), by delivering a Notice of Redemption to the Managing General Partner, to require the Partnership to redeem all or a portion of such Partnership Common Units held by such Tendering Party (Partnership Common Units that have in fact been tendered for redemption being hereafter referred to as “Tendered Units”) in exchange (a “Redemption”) for the Cash Amount payable on the Specified Redemption Date. The Partnership may, in the Managing General Partner’s sole and absolute discretion, redeem Tendered Units at the request of the Holder prior to the end of the applicable Twelve-Month Period (subject to the terms and conditions set forth herein) (a “Special Redemption”); provided, however, that the Managing General Partner first receives a legal opinion to the same effect as the legal opinion described in Section 15.1.G(4) of this Agreement. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the Managing General Partner and the Special Limited Partner by the Qualifying Party when exercising the Redemption right (the “Tendering Party”). The Partnership’s obligation to effect a Redemption, however, shall not arise or be binding against the Partnership until the earlier of (i) the date the Special Limited Partner notifies the Tendering Party that the Special Limited Partner declines to acquire some or all of the Tendered Units under Section 15.1.B hereof following receipt of a Notice of Redemption and (ii) the Business Day following the Cut-Off Date. In the event of a Redemption, the Cash Amount shall be delivered as a certified or bank check payable to the Tendering Party or, in the Managing General Partner’s sole and absolute discretion, in immediately available funds, in each case, on or before the Specified Redemption Date.
     B. Notwithstanding the provisions of Section 15.1.A hereof, on or before the close of business on the Cut-Off Date, the Special Limited Partner may, in its sole and absolute discretion, but subject to the Ownership Limit and the availability of authorized but unissued REIT Shares, elect to acquire some or all (such percentage being referred to as the “Applicable Percentage”) of the Tendered Units from the Tendering Party in exchange for REIT Shares. If the Special Limited Partner chooses to acquire some or all of the Tendered Units pursuant to this Section 15.1.B, the Special Limited Partner shall give written notice thereof to the Managing General Partner and the Tendering Party on or before the close of business on the Cut-Off Date. If the Special Limited Partner elects to acquire any of the Tendered Units for REIT Shares, the Special Limited Partner shall issue and deliver such REIT Shares to the Tendering Party pursuant to the terms of this Section 15.1.B, in which case (1) the Special Limited Partner shall satisfy the Tendering Party’s exercise of its Redemption right with respect to such Tendered Units and (2) such transaction shall be treated, for Federal income tax purposes, as a transfer by the Tendering Party of such Tendered Units to the Special Limited Partner in exchange for the REIT Shares Amount. If the Special Limited Partner so elects, on the Specified Redemption Date, the Tendering Party shall sell such number of the Tendered Units to the Special Limited Partner in exchange for a number of REIT Shares equal to the product of the REIT Shares Amount and the Applicable Percentage. The Tendering Party shall submit (i) such information, certification or affidavit as the Special Limited Partner may reasonably require in connection with the application of the Ownership Limit and (ii) such written representations, investment letters, legal opinions or other instruments necessary, in the Special Limited Partner’s view, to effect compliance with the Securities Act. In the event of a purchase of the Tendered Units by the Special Limited Partner pursuant to this Section 15.1.B, the Tendering Party shall no longer have the right to cause the Partnership to effect a Redemption of such Tendered Units, and, upon notice to the Tendering Party by the Special Limited Partner, given on or before the close of business on the Cut-Off Date, that the Special Limited Partner has elected to acquire some or all of the Tendered Units pursuant to this Section 15.1.B, the obligation of the Partnership to effect a Redemption of the Tendered Units to be acquired by the Special Limited Partner shall not accrue or arise. A number of REIT Shares equal to the product of the Applicable Percentage and the REIT Shares Amount, if applicable, shall be delivered by the Special Limited Partner, which shall be duly authorized, validly issued, fully paid and non-assessable REIT Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit, the Securities Act and relevant state securities or “blue sky” laws. Neither any Tendering Party whose Tendered Units are acquired by the Special Limited Partner pursuant to this Section 15.1.B, any Partner, any Assignee nor any other interested Person shall have any right to require or cause the Special Limited Partner to register, qualify or list any REIT Shares owned or held by such Person, whether or not such REIT Shares are issued pursuant to this Section 15.1.B, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the Special Limited Partner and any such Person. Notwithstanding any delay in such delivery, the Tendering Party shall be deemed the owner of such REIT Shares and Rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. REIT Shares issued upon an acquisition of the Tendered Units by the Special Limited Partner pursuant to this Section 15.1.B may contain such legends regarding restrictions under the Charter, the Securities Act and applicable state securities laws as the Special Limited Partner in good faith determines to be necessary or advisable in order to ensure compliance with the Charter and such laws.
     C. Notwithstanding the provisions of Section 15.1.A and 15.1.B hereof, the Tendering Parties shall have no rights under this Agreement that would otherwise be prohibited under the Charter with respect to the Ownership Limit. To the extent that any attempted Redemption or acquisition of the Tendered Units by the Special Limited Partner pursuant to Section 15.1.B hereof would be in violation of this Section 15.1.C, it shall be null and void ab initio, and the Tendering Party shall not acquire any rights or economic interests in REIT Shares otherwise issuable by the Special Limited Partner under Section 15.1.B hereof or cash otherwise payable under Section 15.1.A hereof.
     D. If the Special Limited Partner does not choose to acquire the Tendered Units pursuant to Section 15.1.B hereof:
     (1) The Partnership may elect to raise funds for the payment of the Cash Amount either (a) by requiring that the Special Limited Partner contribute to the Partnership funds from the proceeds of a registered public offering by the Special Limited Partner of REIT Shares sufficient to purchase the Tendered Units or (b) from any other sources (including, but not limited to, the sale of any Property and the incurrence of additional Debt) available to the Partnership. Any proceeds from a public offering that are in excess of the Cash Amount shall be for the sole benefit of the Special Limited Partner. The Special Limited Partner shall make a Capital Contribution of any such amounts to the Partnership for an additional Limited Partner Interest. Any such contribution shall entitle the Special Limited Partner to an equitable Percentage Interest adjustment.

     (2) If the Cash Amount is not paid on or before the Specified Redemption Date, interest shall accrue with respect to the Cash Amount from the day after the Specified Redemption Date to and including the date on which the Cash Amount is paid at a rate equal to the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate).
     E. Notwithstanding the provisions of Section 15.1.B hereof, the Special Limited Partner shall not elect to acquire any Tendered Units in exchange for REIT Shares if such exchange would be prohibited under the Charter.
     F. Notwithstanding anything herein to the contrary (but subject to Section 15.1.C hereof), with respect to any Redemption (or any tender of Partnership Common Units for Redemption if the Tendered Units are acquired by the Special Limited Partner pursuant to Section 15.1.B hereof) pursuant to this Section 15.1:
     (1) All Partnership Common Units acquired by the Special Limited Partner pursuant to Section 15.1.B hereof shall automatically, and without further action required, be converted into and deemed to be a Special Limited Partner’s Partner Interest comprised of the same number of Partnership Common Units.
     (2) Subject to the Ownership Limit, no Tendering Party may effect a Redemption for less than one thousand (1,000) Partnership Common Units or, if such Tendering Party holds (as a Limited Partner or, economically, as an Assignee) less than one thousand (1,000) Partnership Common Units, all of the Partnership Common Units held by such Tendering Party, unless, in each case, otherwise agreed to by the Managing General Partner in its sole and absolute discretion.
     (3) If (i) a Tendering Party surrenders its Tendered Units during the period after the Partnership Record Date with respect to a distribution and before the record date established by the Special Limited Partner for a distribution to its stockholders of some or all of its portion of such Partnership distribution, and (ii) the Special Limited Partner elects to acquire any of such Tendered Units in exchange for REIT Shares pursuant to Section 15.1.B, such Tendering Party shall pay to the Special Limited Partner on the Specified Redemption Date an amount in cash equal to the portion of the Partnership distribution in respect of the Tendered Units exchanged for REIT Shares, insofar as such distribution relates to the same period for which such Tendering Party would receive a distribution in respect of such REIT Shares.
     (4) The consummation of such Redemption (or an acquisition of Tendered Units by the Special Limited Partner pursuant to Section 15.1.B hereof, as the case may be) shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     (5) The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 11.5 hereof) all Partnership Common Units subject to any Redemption, and be treated as a Limited Partner or an Assignee, as applicable, with respect to such Partnership Common Units for all purposes of this Agreement, until such Partnership Common Units are either paid for by the Partnership pursuant to Section 15.1.A hereof or transferred to the Special Limited Partner and paid for, by the issuance of the REIT Shares, pursuant to Section 15.1.B hereof on the Specified Redemption Date. Until a Specified Redemption Date and an acquisition of the Tendered Units by the Special Limited Partner pursuant to Section 15.1.B hereof, the Tendering Party shall have no rights as a stockholder of the Special Limited Partner with respect to the REIT Shares issuable in connection with such acquisition.
     G. In connection with an exercise of Redemption rights pursuant to this Section 15.1, the Tendering Party shall submit the following to the Managing General Partner and the Special Limited Partner, in addition to the Notice of Redemption:
     (1) A written affidavit, dated the same date as the Notice of Redemption, (a) disclosing the actual and constructive ownership, as determined for purposes of Code Sections 856(a)(6) and 856(h), of REIT Shares by (i) such Tendering Party and (ii) to the best of their knowledge any Related Party and (b) representing that, after giving effect to the Redemption or an acquisition of the Tendered Units by the Special Limited Partner pursuant to Section 15.1.B hereof, neither the Tendering Party nor to the best of their knowledge any Related Party will own REIT Shares in excess of the Ownership Limit;
     (2) A written representation that neither the Tendering Party nor to the best of their knowledge any Related Party has any intention to acquire any additional REIT Shares prior to the closing of the Redemption or an acquisition of the Tendered Units by the Special Limited Partner pursuant to Section 15.1.B hereof on the Specified Redemption Date; and
     (3) An undertaking to certify, at and as a condition to the closing of (i) the Redemption or (ii) the acquisition of the Tendered Units by the Special Limited Partner pursuant to Section 15.1.B hereof on the Specified Redemption Date, that either (a) the actual and constructive ownership of REIT Shares by the Tendering Party and to the best of their knowledge any Related Party remain unchanged from that disclosed in the affidavit required by Section 15.1.G(1) or (b) after giving effect to the Redemption or an acquisition of the Tendered Units by the Special Limited Partner pursuant to Section 15.1.B hereof, neither the Tendering Party nor to the best of their knowledge any Related Party shall own REIT Shares in violation of the Ownership Limit.
     (4) In connection with any Special Redemption, the Special Limited Partner shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Special Redemption will not cause the Partnership, the Managing General Partner or the Special Limited Partner to violate any Federal or state securities laws or regulations applicable to the Special Redemption, the issuance and sale of the Tendered Units to the Tendering Party or the issuance and sale of REIT Shares to the Tendering Party pursuant to Section 15.1.B of this Agreement.
     Section 15.2 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including by telecopy, facsimile, or commercial courier service) to the Partner, or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the Managing General Partner in writing.
     Section 15.3 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Agreement.
     Section 15.4 Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
     Section 15.5 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     Section 15.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     Section 15.7 Waiver.
     A. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     B. The restrictions, conditions and other limitations on the rights and benefits of the Limited Partners contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Limited Partners, are for the benefit of the Partnership and, except for an obligation to pay money to the Partnership, may be waived or relinquished by the Managing General Partner, in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any other Limited Partner, (ii) causing the Partnership to cease to qualify as a limited partnership, (iii) reducing the amount of cash otherwise distributable to the Limited Partners (other than any such reduction that affects all of the Limited Partners holding the same class or series of Partnership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Partners holding such class or series of Partnership Units), (iv) resulting in the classification of the Partnership as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state “blue sky” or other securities laws; and provided, further, that any waiver relating to compliance with the Ownership Limit shall be made and shall be effective only as provided in the Charter.

     Section 15.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.
     Section 15.9 Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial.
     A. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.
     B. Each Partner hereby (i) submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of Delaware (collectively, the “Delaware Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of any of the Delaware Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper, (iii) agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered to such Partner at such Partner’s last known address as set forth in the Partnership’s books and records, and (iv) irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
     Section 15.10 Entire Agreement. This Agreement contains all of the understandings and agreements between and among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership. Notwithstanding the immediately preceding sentence, the Partners hereby acknowledge and agree that the Managing General Partner, without the approval of any Limited Partner, may enter into side letters or similar written agreements with Limited Partners that are not Affiliates of the Managing General Partner or the Special Limited Partner, executed contemporaneously with the admission of such Limited Partner to the Partnership, affecting the terms hereof, as negotiated with such Limited Partner and which the Managing General Partner in its sole discretion deems necessary, desirable or appropriate. The parties hereto agree that any terms, conditions or provisions contained in such side letters or similar written agreements with a Limited Partner shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.
     Section 15.11 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     Section 15.12 Limitation to Preserve REIT Qualification. Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited, distributed or reimbursed by the Partnership to any REIT Partner or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the REIT Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the Managing General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Partnership Year so that the REIT Payments, as so reduced, for or with respect to such REIT Partner shall not exceed the lesser of:
     (i) an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of the REIT Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (I) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the REIT Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(2) (but not including the amount of any REIT Payments); or
     (ii) an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the REIT Partner’s total gross income (but excluding the amount of any REIT Payments) for the Partnership Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the REIT Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments);
provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the Managing General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect the REIT Partner’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Partnership Year as a consequence of the limitations set forth in this Section 15.12, such REIT Payments shall carry over and shall be treated as arising in the following Partnership Year if such carry over does not adversely affect the REIT Partner’s ability to qualify as a REIT. The purpose of the limitations contained in this Section 15.12 is to prevent any REIT Partner from failing to qualify as a REIT under the Code by reason of such REIT Partner’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 15.12 shall be interpreted and applied to effectuate such purpose.
     Section 15.13 REIT Restrictions. Each Affiliated REIT is a REIT and is subject to the provisions of Sections 856 through and including 860 of the Code. So long as an Affiliated REIT owns, directly or indirectly, any interest in the Partnership, then notwithstanding any other provision of this Agreement:
     (i) any services that would otherwise cause any rents from a lease to be excluded from treatment as rents from real property pursuant to Section 856(d)(2)(C) of the Code shall be provided by either (1) an independent contractor (as described in Section 856(d)(3) of the Code) with respect to such Affiliated REIT and from whom neither the Partnership nor such Affiliated REIT derives or receives any income or (2) a taxable REIT subsidiary of such Affiliated REIT as described in Section 856(l) of the Code;
     (ii) except for a taxable REIT subsidiary of an Affiliated REIT, the Partnership shall not own, directly or indirectly or by attribution (in accordance with attribution rules referred to in Section 856(d)(5) of the Code), in the aggregate ten percent (10%) or more of the total value of all classes of stock or ten percent (10%) or more of the total voting power (or, with respect to any such person which is not a corporation, an interest of ten percent (10%) or more in the assets or net profits of such person) of a lessee or sublessee of all or any part of the Property or of any other assets of the Partnership except in each case with the specific written approval of each Affiliated REIT;
     (iii) except for securities of a taxable REIT subsidiary of an Affiliated REIT, the Partnership shall not own or acquire, directly or indirectly or by attribution, ten percent (10%) or more of the total value or the total voting power of the outstanding securities of any issuer or own any other asset (including a security) which would cause the Affiliated REIT to fail the asset test of Section 856(c)(4)(B) of the Code; and
     (iv) leases entered into by the Partnership or any of its Subsidiary partnerships, limited partnerships, and limited liability companies shall provide for rents that qualify as “rents from real property” within the meaning of Section 856(d) of the Code with respect to each Affiliated REIT.
     Section 15.14 No Partition. No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their respective successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.
     Section 15.15 No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Holders, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership (other than as expressly set forth herein with respect to Indemnitees) shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any Debt or other obligation of the Partnership or any of the Partners.

     Section 15.16 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the Holders of Partnership Units any rights whatsoever as stockholders of the Special Limited Partner, including without limitation any right to receive dividends or other distributions made to stockholders of the Special Limited Partner or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Special Limited Partner or any other matter.
     Section 15.17 Preparation of Agreement. Briggs and Morgan, Professional Association (“Briggs”) is representing the Partnership, the Managing General Partner and the Special Limited Partner in connection with this Agreement. By signing this Agreement, each Partner (other than the Managing General Partner and the Special Limited Partner, but including each Additional Limited Partner, Additional General Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner, Additional General Partner or a Substituted Limited Partner), acknowledges and agrees that it has been advised that Briggs is not representing such Limited Partner or General Partner in connection with this Agreement and that such Partner’s interests in connection with this Agreement may be adverse to, or in conflict with, the interests of the Partnership, the Managing General Partner, the Special Limited Partner or the other Partners. Each Partner (other than the Managing General Partner and the Special Limited Partner, but including each Additional Limited Partner, Additional General Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner, Additional General Partner or a Substituted Limited Partner) further acknowledges that it has been advised to seek separate counsel in connection with this Agreement because of the adverse and conflicting interests that may exist or that may arise in the future. The Partnership and the Partners each agree that, to the extent the Partnership or such Partner is represented by Briggs on matters unrelated to this Agreement, the Partnership and each such Partner consents to Briggs’ representation of the Partnership, the Managing General Partner and the Special Limited Partner in connection with this Agreement, waives any conflict of interest and agrees that the duty of loyalty of Briggs in connection with this Agreement shall be owed solely to the Partnership, the Managing General Partner and the Special Limited Partner.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Managing General Partner:

WELSH PROPERTY TRUST, LLC, a Delaware limited liability company

By:
Name:
Its:

Special Limited Partner:

WELSH PROPERTY TRUST, INC., a Maryland corporation

By:
Name:
Its:

LIMITED PARTNER:

By:
Name:
Its:

LIMITED PARTNER

Name

Exhibit A
PARTNERS AND PARTNERSHIP UNITS

Name and Address of Partners	Partnership Units (type and amount)
Managing General Partner:

Welsh Property Trust, LLC	Partnership Common Units
4350 Baker Road
Suite 400
Minnetonka, MN 55343-8695

Special Limited Partner:

Welsh Property Trust, Inc.	Partnership Common Units
4350 Baker Road
Suite 400
Minnetonka, MN 55343-8695

Limited Partners:

TOTAL:	Partnership Common Units

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Exhibit B
EXAMPLES REGARDING ADJUSTMENT FACTOR
For purposes of the following examples, it is assumed that (a) the Adjustment Factor in effect on [                    ], 20___ is 1.0 and (b) on [                    , 20___] (the “Partnership Record Date” for purposes of these examples), prior to the events described in the examples, there are 100 REIT Shares issued and outstanding.
Example 1
On the Partnership Record Date, the Special Limited Partner declares a dividend on its outstanding REIT Shares in REIT Shares. The amount of the dividend is one REIT Share paid in respect of each REIT Share owned. Pursuant to Paragraph (i) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the stock dividend is declared, as follows:
     1.0 * 200/100 = 2.0
Accordingly, the Adjustment Factor after the stock dividend is declared is 2.0.
Example 2
On the Partnership Record Date, the Special Limited Partner distributes options to purchase REIT Shares to all holders of its REIT Shares. The amount of the distribution is one option to acquire one REIT Share in respect of each REIT Share owned. The strike price is $4.00 a share. The Value of a REIT Share on the Partnership Record Date is $5.00 per share. Pursuant to Paragraph (ii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the options are distributed, as follows:
     1.0 * (100 + 100)/(100 + [100 * $4.00/$5.00]) = 1.1111
Accordingly, the Adjustment Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (ii) of the definition of “Adjustment Factor” shall apply.
Example 3
On the Partnership Record Date, the Special Limited Partner distributes assets to all holders of its REIT Shares. The amount of the distribution is one asset with a fair market value (as determined by the Managing General Partner) of $1.00 in respect of each REIT Share owned. It is also assumed that the assets do not relate to assets received by the Managing General Partner pursuant to a pro rata distribution by the Partnership. The Value of a REIT Share on the Partnership Record Date is $5.00 a share. Pursuant to Paragraph (iii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the assets are distributed, as follows:
     1.0 * $5.00/($5.00 — $1.00) = 1.25
Accordingly, the Adjustment Factor after the assets are distributed is 1.25.

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Exhibit C
NOTICE OF REDEMPTION

To:	Welsh Property Trust, LLC 4350 Baker Road Suite 400 Minnetonka, MN 55343-8695
     The undersigned Limited Partner or Assignee hereby irrevocably tenders for Redemption                      Partnership Common Units in Welsh Property Trust, L.P. in accordance with the terms of the Agreement of Limited Partnership of Welsh Property Trust, L.P., dated as of [                    ], 2010 as amended (the “Agreement”), and the Redemption rights referred to therein. The undersigned Limited Partner or Assignee:
     (a) undertakes (i) to surrender such Partnership Common Units and any certificate therefor at the closing of the Redemption and (ii) to furnish to the Managing General Partner, prior to the Specified Redemption Date, the documentation, certifications, instruments and information required under Section 15.1.G of the Agreement;
     (b) directs that the certified check representing the Cash Amount, or the REIT Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address specified below;
     (c) represents, warrants, certifies and agrees that:
     (i) the undersigned Limited Partner or Assignee is a Qualifying Party,
     (ii) the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such Partnership Common Units, free and clear of the rights or interests of any other person or entity,
     (iii) the undersigned Limited Partner or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Partnership Common Units as provided herein, and
     (iv) the undersigned Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and
     (d) acknowledges that he will continue to own such Partnership Common Units until and unless either (1) such Partnership Common Units are acquired by the Special Limited Partner pursuant to Section 15.1.B of the Agreement or (2) such Redemption transaction closes.
     All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

D-C-1

Dated:	Name of Limited Partner or Assignee:

(Signature of Limited Partner or Assignee)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

Issue Check Payable to:
Please insert social security
or identifying number:

D-C-2

ACCREDITED INVESTOR QUESTIONNAIRE
A. ACCREDITED INVESTOR STATUS FOR ENTITIES (Please check the applicable subparagraphs):
1. ☐ We are either: a bank as defined in section 3(a)(2) of the Securities Act of 1933 (the “Securities Act”), or a savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(a)(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) and (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) a self-directed plan, with investment decisions made solely by persons that are accredited investors (within the meaning of Rule 501(a) under the Securities Act).
2. ☐ We are a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.
3. ☐ We are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring OP Units, with total assets in excess of $5,000,000.
4. ☐ We are a trust with total assets in excess of $5,000,000, that was not formed for the specific purpose of purchasing OP Units and whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.
5. ☐ We are an entity in which all of the equity owners are accredited investors (within the meaning of Rule 501(a) under the Securities Act).
B. ACCREDITED INVESTOR STATUS FOR INDIVIDUALS (Please check the applicable subparagraphs):
1. ☐ I am a director, executive officer or general partner of the Operating Partnership, or a director, executive officer or general partner of a general partner of the Operating Partnership.

D-E-1

2. ☐ I am a natural person and have a net worth, either alone or with my spouse, at the time of purchase of the OP Units that exceeds $1,000,000.
3. ☐ I am a natural person and had income in excess of $200,000 in each of the two most recent years and reasonably expect to have income in excess of $200,000 during the current year, or joint income with my spouse in excess of $300,000 in each of the two most recent years and reasonably expect to have joint income in excess of $300,000 during the current year.

D-E-2

FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption of Ownership Interests (“Assignment”) is made and entered into effective as of                      , 20___ (the “Effective Date”), by and among the parties listed on the signature page hereto (each such party, an “Assignor”, and collectively, the “Assignors”), and Welsh Property Trust, L.P., a Delaware limited partnership (“Assignee”).
RECITALS
     A. Assignors are the legal and beneficial owners of one hundred percent (100%) of the [partnership interests] [limited liability company interest] (the “Ownership Interests”) in                     , a                                          (the “Company”).
     B. Assignors desire to assign the Ownership Interests to Assignee, and Assignee desires to assume the Ownership Interests from Assignor. It is the intent of the parties that, upon this Assignment, Assignors will withdraw as [partners] [members] (“Owners”) of the Company, and Assignee will become a substitute [partner] [member] of the Company.
     C. All capitalized terms used in this Assignment, unless otherwise defined herein, shall have the same meanings given to them in the                                          Agreement of the Company dated as of                     , as amended from time to time (the “Organizational Agreement”).
ASSIGNMENT
     The parties agree as follows:
     1. Assignment. For value received, the receipt and sufficiency of which are hereby acknowledged, Assignors hereby assign, transfer, convey and deliver the Ownership Interests and all of their right, title and interest in the Company to Assignee. Upon the execution of this Assignment, the records of the Company, including the Organizational Agreement, shall be amended to reflect the change in ownership of the Ownership Interests.
     2. Assumption. Assignee hereby accepts the foregoing assignment and assumes the agreements and obligations of a Owner under the Organizational Agreement, including the obligation to fulfill the obligations of Assignors in accordance with the terms of the Organizational Agreement with respect to the Ownership Interests. Assignee’s execution of this Assignment constitutes the execution of a counterpart signature page to the Organizational Agreement. Assignee acknowledges it has received and reviewed a copy of the Organizational Agreement.
     3. Withdrawal and Substitution of Owner. Assignors hereby withdraw as Owners of the Company, and Assignee is hereby admitted and substituted as the Owner of the Company with respect to the Ownership Interests.

D-F-1

     4. Representations and Warranties. Each Assignor hereby represents and warrants to Assignee that its portion of the Ownership Interests is free and clear of all liens, assignments, security interests, options and adverse claims to title of any kind or character. Each of Assignors and Assignee hereby represents and warrants that the execution and delivery by it of this Assignment will not violate or constitute a default under the terms or provisions of any agreement, document or instrument to which it is bound.
     5. Effective Date. This Assignment is effective as of the Effective Date set forth above.
     6. Successors and Assigns. This Assignment is binding on and inures to the benefit of the parties and their respective successors and assigns.
     7. Governing Law. This Assignment, the rights and obligations of the parties hereto, and any claims and disputes relating thereto, are governed by and shall be construed in accordance with the laws of the State of [Minnesota/Delaware].
     8. Counterparts. This Assignment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument.
     9. Future Cooperation. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of agreements, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Assignment.
[Remainder of Page Intentionally Left Blank;
Signature Page Follows]

D-F-2

     IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNORS:

By:
Name:
Title:

ASSIGNEE: WELSH PROPERTY TRUST, L.P.
By:	WELSH PROPERTY TRUST, LLC
Its: General Partner

By:
	Name:	Scott T. Frederiksen
	Title:	Chief Executive Officer

D-F-3

EXHIBIT G
FORM OF REPRESENTATIONS AND WARRANTY AGREEMENT
REPRESENTATIONS AND WARRANTY AGREEMENT
     This REPRESENTATIONS AND WARRANTY AGREEMENT (this “Agreement”) is made and entered into as of March 3, 2010 (the “Effective Date”), by and among Welsh Property Trust, Inc., a Maryland corporation (the “REIT”), and Welsh Property Trust, L.P., a Delaware limited partnership and subsidiary of the REIT (the “Operating Partnership”, and collectively with the REIT, the “Consolidated Entities”) on the one hand, and Dennis J. Doyle, Scott T. Frederiksen and Jean V. Kane on the other hand (such individuals collectively, the “Principals”).
RECITALS
     WHEREAS, through a series of contribution agreements (the “Contribution Agreements”), effective as of the date hereof, by and between the Operating Partnership and (i) the three investment funds set forth on Exhibit A-1 hereto (the “Investment Funds”) that collectively own, directly or indirectly through 26 limited liability companies set forth on Exhibit A-1 hereto (the “Fund Entities”) , in whole or, with respect to Welsh US Real Estate Fund, LLC, in part, 33 real property investments and related assets, one mortgage interest, one parcel of vacant land and the right to acquire one additional real property investment and related assets, as set forth on Exhibit B-1 (the “Fund Properties”), for which Welsh Companies, LLC or other affiliates of the Principals (collectively, “Welsh”) serve as the manager, (ii) the owners of the 48 limited liability companies and limited partnerships set forth on Exhibit A-2 (the “Non-Fund Entities”) that collectively own, directly or indirectly, in whole or in part, 32 real property investments and related assets, as set forth on Exhibit B-2 (the “Non-Fund Properties” and, together with the Fund Properties and the JV Properties (defined below), the “Properties”), for which Welsh serves as the manager, and (iii) the Principals, as owners of (A) the companies set forth on Exhibit A-3 (collectively, the “Service Companies”) that have historically performed a variety of services for the Properties (the “Service Business”), and (B) the interest (the “JV Interest”) in the companies set forth on Exhibit A-4 (the “JV Companies”) that own, directly or indirectly 14 real property investments and related assets, as set forth on Exhibit B-3 (the “JV Properties”), the Operating Partnership is acquiring ownership of the Service Companies, the JV Interest and an indirect interest in the Properties in connection with the proposed initial public offering (“IPO”) of the common stock, par value $.01 per share, of the REIT (the “REIT Shares”).
     WHEREAS, the Principals, or their affiliates, own an equity interest in and control, either directly or indirectly, all of the Non-Fund Entities, other than the Non-Fund Entities set forth on Exhibit A-5. The Non-Fund Entities set forth on Exhibit A-5 are referred to herein as the “Outside Entities” and the remaining Non-Fund Entities, together with the Service Companies, the JV Companies and the Fund Entities, are referred to herein as the “Principal Controlled Entities.”
     WHEREAS, the Non-Fund Entities set forth on Exhibit A-6 hereto (the “Newly Formed Entities”) will be formed after the Effective Date, but prior to the Closing Date, and certain properties set forth on Exhibit A-6 hereto, or assets related thereto, will be contributed to such Newly Formed Entities by the existing entities set forth on Exhibit A-6 hereto (the “Existing Non-Fund Entities”).

G-1

     WHEREAS, pursuant to the Contribution Agreements, the Operating Partnership will be issuing units of limited partner interest in the Operating Partnership (“OP Units”) to the Pre-Formation Participants for their equity interests in the Outside Entities and the Principal Controlled Entities; and
     WHEREAS, in order to induce the Operating Partnership to enter into the Contribution Agreements, the Principals have agreed to provide certain representations or warranties with respect to the Principal Controlled Entities and the Properties, as set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
REPRESENTATION AND WARRANTIES
     Except as disclosed in the PPM, each of the Principals hereby represents and warrants to the Consolidated Entities that the statements contained in this Article I are true and correct as of the Effective Date and, except as disclosed in the Prospectus, each of the Principals hereby represents and warrants to the Consolidated Entities that the statements contained in this Article I are true and correct as of the Closing Date. For purposes of this Article I and the representations and warranties made (i) as of the Effective Date, the term “Principal Controlled Entities” shall exclude the Newly Formed Entities, but shall include the Existing Non-Fund Entities (other than the Outside Entities noted with an “*” on Exhibit A-6); and (ii) as of the Closing Date, the term “Principal Controlled Entities” shall include both the Newly Formed Entities, and the Existing Non-Fund Entities.
     Section 1.01 ORGANIZATION; AUTHORITY.
     (a) Each of the Principal Controlled Entities has been duly organized and is validly existing under the Laws of its jurisdiction of organization and has all requisite power and authority to enter into each agreement or other document contemplated by the Contribution Agreements and to carry out the transactions contemplated thereby, and to own, lease and/or operate each of its Properties and to carry on its business as presently conducted. Each such Principal Controlled Entity and each of its Subsidiaries, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Properties make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.
     (b) Exhibit B-1 hereto (with respect to the Investment Funds), Exhibit B-2 hereto (with respect to the Non-Fund Entities, other than the Outside Entities) and Exhibit B-3 hereto (with respect to the JV Companies) sets forth, as of the Effective Date (i) each Subsidiary of each Principal Controlled Entity, (ii) the ownership interests of

G-2

such Principal Controlled Entity in such Subsidiary, (iii) if not wholly owned by such Principal Controlled Entity, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each Property owned or leased pursuant to a ground lease by such Principal Controlled Entity or such Subsidiary. To the Principal’s Knowledge, no Outside Entity owns any interest in any real property investment or related asset, other than an interest in one or more of the Properties. Each Subsidiary of each Principal Controlled Entity has been duly organized and is validly existing under the Laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its Properties and to carry on its business as presently conducted. Each Subsidiary of each Principal Controlled Entity, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Properties make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.
     Section 1.02 DUE AUTHORIZATION. The execution, delivery and performance by each Principal Controlled Entity of each agreement or other document contemplated by the Contribution Agreements to which it is a party have been duly and validly authorized by all necessary actions required of such Principal Controlled Entity. Each agreement, document and instrument contemplated by the Contribution Agreements and executed and delivered by or on behalf of each Principal Controlled Entity constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Principal Controlled Entity, each enforceable against such Principal Controlled Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
     Section 1.03 CAPITALIZATION. Exhibit A to the Contribution Agreements sets forth, with respect to each Principal Controlled Entity other than the Existing Non-Fund Entities and the Newly Formed Entities, the ownership of each such Principal Controlled Entity as of the Effective Date and as of the Closing Date and, with respect to the Newly Formed Entities, the ownership of each such Newly Formed Entity as of the Closing Date. All of the issued and outstanding equity interests of such Principal Controlled Entity (other than the Existing Non-Fund Entities) are validly issued and, to the Principal’s Knowledge, are not subject to preemptive rights.
     Section 1.04 LICENSES AND PERMITS. To the Principal’s Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties and for the business and operations of the Service Business have been obtained or can be obtained without material cost, are in full force and effect, are in good standing, and are assignable to the extent required in connection with the transactions contemplated by the Contribution Agreements, in each case other than those notices, licenses, permits, certificates and authorizations the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the business or operations of any Property or the Service Business that would reasonably be expected to exceed the Threshold Amount. To the Principal’s Knowledge, no Principal Controlled Entity or any of their Subsidiaries,

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nor any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Principal Controlled Entity or any of their Subsidiaries has received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of them, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 1.05 LITIGATION. Except for actions, suits or proceedings covered by the policies of insurance described in Section 1.07(a), to the Principal’s Knowledge, there is no action, suit or proceeding pending or threatened against any Principal Controlled Entity or any of their Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. To the Principal’s Knowledge, there is no action, suit or proceeding pending or, threatened against any Principal Controlled Entity or any of their Subsidiaries which challenges or impairs the ability of the Principal Controlled Entities to execute or deliver, or perform its obligations under any of the Contribution Agreements or to consummate the transactions contemplated hereby and thereby.
     Section 1.06 COMPLIANCE WITH LAWS. To the Principal’s Knowledge, the Principal Controlled Entities and their Subsidiaries have conducted their business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to require payments by the Principal Controlled Entities and their Subsidiaries in excess of the Threshold Amount to remedy. No Principal Controlled Entity or any of its Subsidiaries, or to the Principal’s Knowledge, any third party, has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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     Section 1.07 PROPERTIES.
          (a) Each applicable Principal Controlled Entity or Subsidiary set forth on Schedule 1.07(a) currently is or, in the case of each Newly Formed Entity, will be as of the Closing Date, insured under a policy of title insurance as the owner of, and the applicable Principal Controlled Entity or Subsidiary is (i) the owner of, the fee simple estate to each Property identified on Schedule 1.07(a)(i), and (ii) the holder of a co-tenancy interest in those properties listed on Schedule 1.07(a)(ii) (and the percentage of co-tenancy interest held is listed thereon), in each case free and clear of all Liens, except for Permitted Liens. From the Effective Date through and including the Closing Date, each applicable Principal Controlled Entity or Subsidiary shall not take or omit to take any action to cause any Lien to attach to the Property owned by such entity, except for Permitted Liens.
          (b) Except for matters that would not, individually or in the aggregate, have a material adverse effect on the business or operations of the Properties reasonably valued in excess of the Threshold Amount, (i) none of the Principal Controlled Entities, any of their Subsidiaries, nor, to the Principal’s Knowledge, any other party to any agreement affecting any Property (other than a Lease (as such term is hereinafter defined) for space within such Property), has given or received any notice of default with respect to any term or condition of any such agreement, including, without limitation, any ground lease, (ii) no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of any Principal Controlled Entity or any of their Subsidiaries, except for Permitted Liens, and (iii) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (exclusive of space Leases) are valid and binding and in full force and effect.
          (c) To the Principal’s Knowledge, none of the operations, as presently conducted, of the buildings, fixtures and other improvements comprising a part of the Properties are in violation of any applicable building code, zoning ordinance or other Law or regulation, except for such violations that would not, individually or in the aggregate, be reasonably expected to cost in excess of the Threshold Amount to cure.
          (d) To the Principal’s Knowledge, there is no material defect in the condition of (i) the Properties, (ii) the improvements thereon, (iii) the roof, foundation, load-bearing walls or other structural elements thereof, or (iv) the mechanical, electrical, plumbing and, safety systems therein, nor any material damage from casualty or other cause, nor any soil condition of any nature that will not support all of the improvements thereon. For this purpose, a “material defect” does not include a defect for which there are insurance proceeds readily available to correct, or as to which capital expenditures to repair or replace the defective item have been budgeted and adequately reserved and, in each case, is actively being corrected.

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          (e) Except for matters that would not, individually or in the aggregate, have a material adverse effect on the business or operations of the Property reasonably valued in excess of the Threshold Amount, (i) no Principal Controlled Entity or any of their Subsidiaries, nor, to the Principal’s Knowledge, any other party to any Lease, has given or received any notice of default with respect to any term or condition of any such Lease, (ii) to the Principal’s Knowledge, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of the Principal Controlled Entities or any of their Subsidiaries, except for Permitted Liens, and (iii) each of the leases (and all amendments thereto or modifications thereof) to which any Principal Controlled Entity or any of their Subsidiaries is a party or by which any Principal Controlled Entity or any of their Subsidiaries or any Property is bound or subject (collectively, the “Leases”) is and will be valid and binding and in full force and effect. None of the Leases require the consent or approval of any party in connection with the transactions contemplated hereunder.
          (f) Schedule 1.07(f) is a true and complete list of all Leases (together with all amendments and supplements thereto) for more than 100,000 rentable square feet of any Property (the “Material Leases”). No tenant under any of the Material Leases has an option or right of first refusal to purchase the premises demised under such Material Leases. The consummation of the transactions contemplated hereunder will not give rise to any breach, default or any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of the Material Leases. Schedule 1.07(f) identifies in a true, correct and complete manner the following information as it relates to all Material Leases: (i) the expiration date; (ii) the rentable square footage demised thereunder, (iii) the use of the demised premises thereunder; (iv) the annualized base rent payable thereunder; (v) rent arrearages and other defaults of which the Principals have Knowledge; (vi) renewal, expansion and purchase options; and (vii) any outstanding tenant improvement allowances, brokerage commissions or other tenant inducement or similar costs applicable to such Material Lease.
          (g) All equipment, fixtures and personal property located at or on any Property that is owned by the applicable Principal Controlled Entity or Subsidiary shall remain and not be removed by the Principal Controlled Entity or Subsidiary prior to the Closing Date, except for equipment that becomes obsolete or unusable, which may be disposed of or replaced in the ordinary course of business.
          (h) The applicable Principal Controlled Entity or Subsidiary has not incurred any indebtedness related to the Properties except in each instance for (i) trade payables and other customary and ordinary expenses in the ordinary course of business; and (ii) financing or credit arrangements existing as of the Effective Date as set forth on Schedule 3.03(l) hereto.
     Section 1.08 INSURANCE. The applicable Principal Controlled Entity or Subsidiary has in place the public liability, casualty and other insurance coverage with

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respect to each Property and the Service Business as the Principals reasonably deem necessary. Each of the insurance policies with respect to the Properties and the Service Business is in full force and effect and all premiums due and payable thereunder have been fully paid when due. No Principal Controlled Entity nor any Subsidiary has received from any insurance company any notices of cancellation or intent to cancel any insurance.
     Section 1.09 ENVIRONMENTAL MATTERS. Schedule 1.09 is a true and complete list of all environmental site assessment reports, investigations, remediation or compliance studies, audits, assessments or similar documents relating to the Properties, and prepared within ten (10) years prior to the Effective Date and within the possession or under the control of the Principals, the Principal Controlled Entities or any of their respective Subsidiaries, or any agent of any of the foregoing (collectively, the “Environmental Reports”).
          (a) To the Principal’s Knowledge, the Principal Controlled Entities, their Subsidiaries and the Properties are in material compliance with all Environmental Laws;
          (b) Neither the Principal Controlled Entities nor their Subsidiaries have received any written notice from any Governmental Authority or third party alleging that any Principal Controlled Entity, any of their Subsidiaries or any Property is not in compliance with applicable Environmental Laws;
          (c) To the Principal’s Knowledge, except as disclosed in Schedule 1.09(c), the Properties are not presently subject to any federal, state or local lien (including any “Superfund” lien), proceedings, claim, liability, or action, or the threat or likelihood thereof, relating to the clean-up, removal or remediation of any hazardous substance from the Property and neither the Principal Controlled Entities nor their Subsidiaries have received any request or information from the United States Environmental Protection Agency or any other public, governmental or quasi-governmental agency or authority with jurisdiction over any Environmental Law;
          (d) To the Principal’s Knowledge, except as disclosed in the reports listed in Schedule 1.09, there has not been a release of a hazardous substance on any Property that would require investigation or remediation under applicable Environmental Laws nor has any hazardous substance been placed or stored in, on, under or over the Property in violation of any Environmental Law;
          (e) Neither the Principal Controlled Entities nor their Subsidiaries have placed, located, sited or buried any underground storage tanks at the Properties and, to the Principal’s Knowledge, no underground storage tanks are located on, at or under the Properties which are not maintained in accordance with applicable Laws; and
          (f) Neither the Principal Controlled Entities nor their Subsidiaries have used any part of the Properties as a sanitary landfill, waste dump site or for the treatment or disposal of hazardous waste as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901, et seq.), as amended (“RCRA”), and, to the Principal’s

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Knowledge, no part of the Properties were used as a sanitary landfill, waste dump site or for the treatment or disposal of hazardous waste as defined in RCRA prior to the ownership thereof by the Principal Controlled Entities and their Subsidiaries except as disclosed in the Environmental Reports.
The representations and warranties contained in this Section 1.06 constitute the sole and exclusive representations and warranties made by the Principals concerning environmental matters.
     Section 1.10 EMINENT DOMAIN. There is no existing or, to the Principal’s Knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would have a material adverse effect on the business or operations of any Property reasonably valued to be in excess of the Threshold Amount.
     Section 1.11 FINANCIAL STATEMENTS. The financial statements of the Principal Controlled Entities included in the PPM and in the Prospectus have been, prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of unaudited statements, to normal year-end audit adjustments; provided, however, that the foregoing representation and warranty in respect of the financial statements included in the Prospectus is made only as of the Closing Date.
     Section 1.12 CONSENTS AND APPROVALS. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by any Principal Controlled Entity or Subsidiary in connection with the execution, delivery and performance of any of the agreements or documents contemplated by the Contribution Agreements to which such Principal Controlled Entity is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 1.13 NO VIOLATION. None of the execution, delivery or performance by any Principal Controlled Entity of any agreement or document contemplated by the Contribution Agreements to which it is a party and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of any Principal Controlled Entity or Subsidiary, (B) any agreement, document or instrument to which any Principal Controlled Entity or Subsidiary or any of their respective assets or properties are bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on any Principal Controlled Entity or Subsidiary, except for, in the case of clause (B) or (C), any such

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breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 1.14 TAXES. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Principal Controlled Entity and each Subsidiary of a Principal Controlled Entity has timely filed all Tax and information returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, and (ii) (x) no written deficiencies for any Taxes have been proposed, asserted or assessed against any Principal Controlled Entity, any Subsidiary of a Principal Controlled Entity or any asset of a Principal Controlled Entity or its Subsidiaries, and (y) to the Principal’s knowledge, no deficiencies for any Taxes will be proposed, asserted or assessed against any Principal Controlled Entity, any Subsidiary of a Principal Controlled Entity or any asset of a Principal Controlled Entity or its Subsidiaries, and (z) no requests for waivers of the time to assess any such Taxes are pending. Each Principal Controlled Entity and each Subsidiary of a Principal Controlled Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party. For U.S. federal income tax purposes, each Principal Controlled Entity and each Subsidiary of a Principal Controlled Entity is, and at all times during its existence has been, treated as a partnership or as an entity that is disregarded as an entity separate from its owner pursuant to Treasury Regulations Section 301.7701-2 (rather than an association or a publicly traded partnership taxable as a corporation).
     Section 1.15 NON-FOREIGN STATUS. None of the Principal Controlled Entities is a foreign person (as defined in the Code) and none is, therefore, subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.
     Section 1.16 SERVICE BUSINESS AGREEMENTS. All of the Material Agreements related to the Service Business are listed on Schedule 1.16 and are in full force and effect and no Principal Controlled Entity or, to the Knowledge of the Principals, other party to such agreements is in default thereunder.
The Principals hereby agree promptly to give the Consolidated Entities written notice upon obtaining Knowledge of any information that makes any representation or warranty made by the Principals hereunder untrue, and in any event to give written notice within five (5) business days of obtaining Knowledge of such information.
ARTICLE II
NATURE OF REPRESENTATIONS AND WARRANTIES
     Section 2.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall be effective from the

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Effective Date until the Closing Date, at which time all representations and warranties shall expire.
     Section 2.02 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in Article I, the Principals shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
ARTICLE III
GENERAL PROVISIONS
     Section 3.01 COVENANT. As of the Effective Date, the Principals covenant and agree to cause each of the Properties to be maintained and operated in the ordinary course, consistent with past practice and in prudent standards of similar properties in the relevant jurisdictions. The Principals further covenant and agree to cause the formation of the Newly Formed Entities prior to the Closing Date and to use all commercially reasonable efforts to cause the transfer of the properties set forth on Exhibit A-6 hereto, or assets related thereto, from the Existing Non-Fund Entities to the Newly Formed Entities, as contemplated by the Contribution Agreements signed by the Existing Non-Fund Entities.
     Section 3.02 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) five Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):
if to the REIT or the Operating Partnership to:
Welsh Property Trust, Inc.
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343-8695
Facsimile: 952-842-7700
Attention: Chief Executive Officer
if to any Principal, to:
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343-8695
Facsimile: 952-842-7700
     Section 3.03 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

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          (a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
          (b) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Minnesota or New York.
          (c) “Closing Date” means the closing date of the IPO.
          (d) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.
          (e) “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.
          (f) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
          (g) “Knowledge” means the actual current knowledge of the Principal without duty of investigation or inquiry.
          (h) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.
          (i) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.
          (j) “Material Adverse Effect” means a material adverse effect on the REIT, the Operating Partnership, the Properties and the Service Business taken as a whole.
          (k) “Material Agreement” means an agreement involving revenues or expenses in excess of $100,000 per annum, other than brokerage and listing agreements which can be terminated at will and the value of which cannot be determined prior to the closing of the sale to which such agreement relates.
          (l) “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued and for which appropriate reserves are being maintained; (ii) zoning Laws generally applicable to the districts in which the Properties are located that do not materially impair the current use of a Property; (iii) easements, licenses, rights-of-way

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encroachments, rights of access or other non-monetary matters that do not materially impair the current use of a Property and, if not disclosed in a title policy described in subparagraph (ix) below, do not individually or in the aggregate have a material adverse effect on the value of a Property; (iv) Liens securing financing or credit arrangements existing as of the Effective Date as set forth on Schedule 3.03(l) hereto; (v) Liens arising under written leases entered into with third parties, as tenants only, in the ordinary course of business; (vi) such minor defects, irregularities, encumbrances, easements, rights-of-way and covenants running with the land as normally exist with respect to properties similarly used and which do not materially impair the current use of the Property and, if not disclosed in a title policy described in subparagraph (ix) below, do not individually or in the aggregate have a material adverse effect on the value of a Property; (vii) Liens in respect of Property imposed by law which were incurred in the ordinary course of business such as carriers’, warehousemen’s, mechanics’, materialmen’s, workmen’s and repairmen’s liens, equipment leases and other similar liens arising in the ordinary course of business that are not delinquent and for which adequate reserves are being maintained; (viii) liens consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or similar legislation that are not delinquent and for which adequate reserves are being maintained, (ix) liens consisting of judgment or judicial attachment liens (including prejudgment attachment) arising from claims or proceedings that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside, or which are covered in full (subject to a customary deductible) by insurance; and (x) any exceptions contained in the title policies, made available to the Consolidated Entities prior to the Effective Date, relating to the Properties as of the Effective Date.
          (m) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          (n) “PPM” means the Confidential Offering Memorandum, dated December 23, 2009, of the Operating Partnership, as supplemented on February 16, 2010.
          (o) “Pre-Formation Participants” means the Investment Funds, the Existing Non-Fund Entities, the holders of the equity interests in the Non-Fund Entities (other than the Newly Formed Entities), including the equity owners of the Outside Entities, and the Principals.
          (p) “Prospectus” means the prospectus contained in the Registration Statement at the time the Registration Statement becomes effective under the Securities Act.
          (q) “Registration Statement” means the registration statement on Form S-11, as amended, filed by the REIT under the Securities Act to register the offer and sale of the REIT Shares in the IPO.
          (r) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

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          (s) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which a Principal Controlled Entity owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest, or (ii)(A) 50% or more of the voting power of the voting capital stock or other equity interests, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.
          (t) “Tax” means all federal, state, local and foreign income, withholding, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including (i) estimated taxes, together with penalties, interest or additions to Tax with respect thereto and (ii) any taxes of another person or entity as a result of any transfer, succession or assignment, by contract, or otherwise.
          (u) “Threshold Amount” means $6,250,000.00.
     Section 3.04 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.
     Section 3.05 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the Escrow Agreement, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.
     Section 3.06 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     Section 3.07 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.
     Section 3.08 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Hennepin (collectively, the “Minnesota Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its

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property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.
     Section 3.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.
     Section 3.10 RULES OF CONSTRUCTION.
          (a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          (b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     Section 3.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Principals and to enforce specifically the terms and provisions hereof in any federal or state court located in Hennepin County, Minnesota, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

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     Section 3.12 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.
     Section 3.13 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     Section 3.14 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or stockholder of the REIT or the Operating Partnership in their capacities as such.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

CONSOLIDATED ENTITIES WELSH PROPERTY TRUST, INC.
By:	/s/ SCOTT T. FREDERIKSEN
	Name:	Scott T. Frederiksen
	Title:	Chief Executive Officer

WELSH PROPERTY TRUST PROPERTIES, L.P. By: Welsh Property Trust, LLC Its General Partner
By:	/s/ SCOTT T. FREDERIKSEN
	Name:	Scott T. Frederiksen
	Title:	Chief Executive Officer

PRINCIPALS

/s/ SCOTT T. FREDERIKSEN
Scott T. Frederiksen

/s/ JEAN KANE
Jean Kane

/s/ DENNIS J. DOYLE
Dennis J. Doyle

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EXHIBIT A-1
INVESTMENT FUNDS AND FUND ENTITIES
•	Welsh Midwest Real Estate Fund, LLC
•	450 Lombard, LLC

•	1920 Beltway, LLC

•	2036 Stout, LLC

•	7750 Zionsville, LLC

•	Lunt Howard, LLC

•	Urbandale Properties, LLC
•	Urbandale Delaware Properties, LLC
•	Welsh CJC, LLC

•	Welsh CR, LLC

•	Welsh Hernasco, LLC

•	Welsh Jacksonville, LLC

•	Welsh Kiesland, LLC

•	Welsh Kiesland II, LLC

•	Welsh Rivers Park, LLC

•	Welsh Symmes Road, LLC
•	Welsh Real Estate Fund IV, LLC
•	Welsh Cahill Road, LLC

•	Welsh Fond du Lac, LLC

•	Welsh Sumner Way, LLC

Welsh US Real Estate Fund, LLC
•	Welsh 201 Mississippi, LLC

•	Welsh Franklin, LLC

•	Welsh Hoover Road, LLC

•	Welsh Kemper, LLC

•	Welsh Queenland, LLC

•	Welsh Romulus Development, LLC

•	Welsh Romulus Mezz, LLC
•	Welsh Romulus, LLC

EXHIBIT A-2
NON-FUND ENTITIES
•	Welsh Warren II, LLC

•	Welsh Lincoln II, LLC

•	Welsh Orange City, LLC

•	Welsh Anderberg GP, LLC

•	Oxford Industrial Partners Limited Partnership

•	Welsh Baker Road, LLC

•	Creekedge Business Center, LLC

•	Welsh Executive Park II, LLC

•	Waters Ventures, LLC

•	Welsh Green Park, LLC

•	Welsh Lambert Pointe Development III, LLC

•	Welsh Lambert Pointe Holdings, LLC

•	Welsh Lambert Pointe Holdings II, LLC

•	Welsh Lambert Pointe Development II, LLC

•	MS/TB, LLC

•	MMBC Intercen, LLC

•	Welsh Intercen, LLC
•	PH Intercen, LLC

•	Intercen Partners, LLC
•	Welsh Shoreview, LLC

•	Doyle PaR, LLC

•	ZEL Shoreview, LLC

•	918 Plymouth Partners, LLC

•	Welsh Ankeny II, LLC

•	Bloomgate Holdings, LLC

•	Westval Ventures, LLC
•	Westval Ventures Sub, LLC
•	Roseridge Financial, LLC

•	TriCor Properties, LLP

•	TriCor Properties, LLC

•	Valley View Investments, LLC

•	Welsh Tri-Center II, LLC

•	Welsh Partners 85, LLC

•	Welsh Glendale, LLC

•	VanVliet Glendale, LLC

•	Woodhouse Glendale, LLC

•	Welsh Pewaukee, LLC

•	VanVliet Pewaukee, LLC

•	Woodhouse Pewaukee, LLC

•	FAE Westbelt SPE, LLC

•	Welsh Westbelt, LLC

•	Wronski Exchange, LLC

•	Carpenter Enterprise Park, LLC

•	Sauk Point Square, LLC

•	Koloa Durham, LLC

EXHIBIT A-3
SERVICE COMPANIES
     The Principals own the following two Service Companies through three entities, each of which is wholly-owned by one of the Principals:
•	WelshCo, LLC

•	Welsh Securities, LLC
     WelshCo, LLC is the sole member of the following Service Companies:
•	Welsh Companies, LLC

•	Welsh Facilities Services, LLC

•	Welsh Capital, LLC

•	Genesis Architecture, LLC

•	Welsh Construction, LLC

•	WelshInvest, LLC

EXHIBIT A-4
JV COMPANIES
•	Welsh Holdings CNL Fund, LLC (to hold interest in following subsidiaries, if required by lender)
•	Welsh CNL Fund I, LLC (5% interest only)

•	Welsh CNL Management, LLC (5% interest only)

•	Welsh Fingerhut Equipment, LLC (5% interest only)
•	KADO Investment Partners, LLC
•	KADO Southdale Investment, LLC (owns 21.73% TIC interest in property)

EXHIBIT A-5
Entities That Own Property as Tenants in Common with Welsh US Real Estate Fund, LLC
•	Wronski Exchange, LLC

•	Carpenter Enterprise Park, LLC

•	Sauk Point Square, LLC

•	Koloa Durham, LLC
Non-Controlled Entities That Own Property as Tenants in Common
•	MS/TB, LLC

•	MMBC Intercen, LLC

•	ZEL Shoreview, LLC

•	Woodhouse Pewaukee, LLC

•	Van Vliet Pewaukee, LLC

•	Woodhouse Glendale, LLC

•	Van Vliet Glendale, LLC

•	Welsh Westbelt, LLC

•	Roseridge Financial, LLC

EXHIBIT A-6

EXISTING NON-FUND ENTITIES	NEWLY FORMED ENTITIES	PROPERTY ADDRESS
Welsh Warren, LLC	Welsh Warren II, LLC	25295 Guenther Road, Warren, MI

Devin Nathan, Inc.	Welsh Anderberg GP, LLC	6999 Oxford Street, St. Louis Park, MN

Oakcreek Industrial Partners, LLC	Creekedge Business Center, LLC	7247-7275 Flying Cloud Drive, Eden Prairie, MN

Welsh Ankeny, LLC	Welsh Ankeny II, LLC	2205 SE Creekview Dr., Ankeny, IA 50021
B&D Ankeny, LLC

	TriCor Properties, LLC	9835-9859 13th Avenue North, Plymouth, MN 55441
9905-9925 13th Avenue North, Plymouth, MN 55441

Welsh Tri-Center, LLC	Welsh Tri-Center II, LLC	1700-1910 Elmhurst, Elk Grove Village, IL 60007
AM Anderson Properties, L.C.*
Mark Anderson Properties, L.C.*

Welsh Partners 85, a Limited Partnership	Welsh Partners 85, LLC	6820-6848 Washington Avenue South, Eden Prairie, MN 55344
6102-6190 Olson Memorial Highway, Golden Valley, MN 55422
7202-7264 Washington Avenue South, Eden Prairie, MN 55344

Welsh Executive Park, LLC	Welsh Executive Park II, LLC	1760-1850 North Corrington Avenue, Kansas City, MO
MS/TB KC, LLC*
DJD Executive Park, LLC

EXISTING NON-FUND ENTITIES	NEWLY FORMED ENTITIES	PROPERTY ADDRESS
Welsh Lincoln, LLC	Welsh Lincoln II, LLC	5600-5672 Lincoln Drive, Edina, MN
S.M.D. Lincoln Investments, LLC
Hickory Hills Apartments Limited
Partnership

*	Outside Entity

EXHIBIT B-1
FUND PROPERTIES
Welsh Midwest Real Estate Fund, LLC
     450 Lombard, LLC
•	450 South Lombard Road, Addison, IL 60101
     1920 Beltway, LLC
•	1920 Beltway Drive, St. Louis, MO 63114
     2036 Stout, LLC
•	2036 Stout Field West Drive, Indianapolis, IN 46241
     7750 Zionsville, LLC
•	7750 Zionsville Road, Indianapolis, IN 46268
     Lunt Howard, LLC
•	2201 Lunt Road, Elk Grove Village (Chicago), IL 60007
Urbandale Properties, LLC (Interests held indirectly through a wholly-owned subsidiary, Urbandale Delaware Properties, LLC)
•	10052 Justin Drive, Urbandale, IA 50322

•	3000 Justin Drive, Urbandale, IA 50322

•	2721 99th Street, Urbandale, IA 50322

•	2851 99th Street, Urbandale, IA 50322

•	2901 99th Street, Urbandale, IA 50322

•	2851 104th Street, Urbandale, IA 50322
     Welsh CJC, LLC
•	25 Enterprise Drive, Hamilton, OH 45015

     Welsh CR, LLC
•	Mortgage interest on a property that was sold
     Welsh Hernasco, LLC
•	5301 West 5th Street, Jacksonville, FL 32254
     Welsh Jacksonville, LLC
•	5540 Broadway Avenue, Jacksonville, FL 32254
     Welsh Kiesland, LLC
•	5836-5885 Highland Ridge Drive, Cincinnati, OH 45232
•	11500 Century Boulevard, Springdale (Cincinnati), OH 45246
•	11590 Century Boulevard, Springdale (Cincinnati), OH 45246
•	106 Circle Freeway Drive, West Chester, OH 45246
     Welsh Kiesland II, LLC
•	5 Circle Freeway Drive, West Chester, OH 45246
     Welsh Rivers Park, LLC
•	8085 Rivers Avenue, Charleston, SC 29406
     Welsh Symmes Road, LLC
•	3440 Symmes Road, Hamilton, OH 45015
Welsh Real Estate Fund IV, LLC
     Welsh Cahill Road, LLC
•	7401 Cahill Road, Edina, MN 55439
     Welsh Fond du Lac, LLC
•	325 Larsen Drive, Fond du Lac, WI 54937
     Welsh Sumner Way, LLC
•	Purchase agreement with respect to property located in Kansas City, MO

Welsh US Real Estate Fund, LLC
     Welsh 201 Mississippi, LLC (to hold entire interest in former TIC property)
•	201 Mississippi Street, Gary, IN 46402
     Welsh Franklin, LLC (to hold entire interest in former TIC property)
•	5200-5390 Ashland Way, Franklin, WI 53132
     Welsh Hoover Road, LLC
•	224 North Hoover Road, Durham, NC 27704 (34.65% tenant-in-common interest; remaining interest to be held by Non-Fund Entity — 65.35% Koloa Durham, LLC)
     Welsh Kemper, LLC
•	2921-2961 East Kemper Drive, Cincinnati, OH 45241 (18.09% tenant-in-common interest; remaining interest to be held by Non-Fund Entities — 39.00% by Carpenter Enterprise Park, LLC and 42.91% by Wronski Exchange, LLC)
     Welsh Queenland, LLC
•	1962 Queenland Drive, Mosinee, WI 54455 (to hold 30.90% tenant-in-common interest; remaining interest to be held by Non-Fund Entity — 69.10% Sauk Point Square, LLC)
     Welsh Romulus Development, LLC
Vacant land located in Romulus, MI
Welsh Romulus Mezz, LLC (Interests held indirectly through a wholly-owned subsidiary, Welsh Romulus, LLC)
•	6505 Cogswell Road, Romulus, MI 48174
•	7525 Cogswell Road, Romulus, MI 48174
•	38100 Ecorse Road, Romulus, MI 48174
•	41133 Van Born Road, Belleville, MI 48111
•	41199 Van Born Road, Belleville, MI 48111

EXHIBIT B-2
NON-FUND PROPERTIES
Welsh Warren II, LLC (to be formed to hold entire interest in former TIC property)
•	25295 Guenther Road, Warren, MI
Welsh Lincoln II, LLC (to be formed to hold entire interest in former TIC property)
•	5600-5672 Lincoln Drive, Edina, MN
Welsh Orange City, LLC
•	1520 Albany Place SE, Orange City, IA
Oxford Industrial Partners Limited Partnership (Welsh Anderberg GP, LLC to be formed to hold a 2% general partnership interest in Oxford Partners Limited Partnership)
•	6999 Oxford Street, St. Louis Park, MN
Welsh Baker Road, LLC
•	4350 Baker Road, Minnetonka, MN
•	4400 Baker Road, Minnetonka, MN
Creekedge Business Center, LLC (to be formed to hold interest formerly held by Oakcreek Industrial Partners, LLC)
•	7247-7275 Flying Cloud Drive, Eden Prairie, MN
Welsh Executive Park II, LLC (to be formed to hold entire interest in former TIC property)
•	1760-1850 North Corrington Avenue, Kansas City, MO
Waters Ventures, LLC
•	Loan Oak Parkway, Eagan, MN
Welsh Green Park, LLC
•	10360 Lake Bluff Boulevard, Green Park, MO
Welsh Lambert Pointe Development III, LLC
•	629-651 Lambert Pointe Drive, Hazelwood, MO

Welsh Lambert Pointe Holdings, LLC
•	519-529 McDonnell Boulevard, Hazelwood, MO
Welsh Lambert Pointe Holdings II, LLC
•	601-627 Lambert Pointe Drive, Hazelwood, MO
Welsh Lambert Pointe Development II, LLC
•	600-638 Lambert Pointe Drive, Hazelwood, MO (70.09% tenant-in-common interest)
MS/TB, LLC
•	600-638 Lambert Pointe Drive, Hazelwood, MO (29.91% tenant-in-common interest)
MMBC Intercen, LLC
•	900 2nd Avenue South, Minneapolis, MN (39.3% direct interest in Intercen Partners, LLC, the property owner)
Welsh Intercen, LLC
•	900 2nd Avenue South, Minneapolis, MN (21.4% direct interest in Intercen Partners, LLC, the property owner; 39.3% interest held indirectly through a wholly-owned subsidiary, PH Intercen, LLC)
Welsh Shoreview, LLC
•	707 West County Road East, Shoreview, MN 55126 (25% tenant-in-common interest)
Doyle PaR, LLC
•	707 West County Road East, Shoreview, MN 55126 (25% tenant-in-common interest)
ZEL Shoreview, LLC
•	707 West County Road East, Shoreview, MN 55126 (50% tenant-in-common interest)
918 Plymouth Partners, LLC

•	9750 Rockford Road, Plymouth, MN 55442
•	9800 Rockford Road, Plymouth, MN 55442
Welsh Ankeny II, LLC (to be formed to hold entire interest in former TIC property)
•	2205 SE Creekview Dr., Ankeny, IA 50021
Bloomgate Holdings, LLC
•	5001 American Boulevard West, Bloomington, MN 55437
Westval Ventures, LLC
•	7115-7173 Shady Oak Road, Eden Prairie, MN 55344 (88.59% tenant-in-common interest held indirectly through Westval Ventures Sub, LLC)
•	13810-13800 24th Ave North, Plymouth, MN 55441 (88.59% tenant-in-common interest held indirectly through Westval Ventures Sub, LLC)
Roseridge Financial, LLC
•	7115-7173 Shady Oak Road, Eden Prairie, MN 55344 (11.41% tenant-in-common interest)
•	13810-13800 24th Ave North, Plymouth, MN 55441 (11.41% tenant-in-common interest)
TriCor Properties, LLP (TriCor Properties, LLC to be formed to hold 28% partnership interest)
•	9835-9859 13th Avenue North, Plymouth, MN 55441
•	9905-9925 13th Avenue North, Plymouth, MN 55441
Valley View Investments, LLC
•	9701-9927 Valley View Road, Eden Prairie, MN 55344
Welsh Tri-Center II, LLC (to be formed to hold entire interest in former TIC property)
•	1700-1910 Elmhurst, Elk Grove Village, IL 60007

Welsh Partners 85, LLC (to be formed to hold interest formerly held by Welsh Partners 85, a Limited Partnership)
•	6820-6848 Washington Avenue South, Eden Prairie, MN 55344
•	6102-6190 Olson Memorial Highway, Golden Valley, MN 55422
•	7202-7264 Washington Avenue South, Eden Prairie, MN 55344
Welsh Glendale, LLC
•	115 Lake Drive, Glendale Heights, IL 60139 (57.35% tenant-in-common interest)
Van Vliet Glendale, LLC
•	115 Lake Drive, Glendale Heights, IL 60139 (23.00% tenant-in-common interest)
Woodhouse Glendale, LLC
•	115 Lake Drive, Glendale Heights, IL 60139 (19.65% tenant-in-common interest)
Welsh Pewaukee, LLC
•	N22W23977 Ridgeview Parkway, Pewaukee, WI 53072 (57.35% tenant-in-common interest)
Van Vliet Pewaukee, LLC
•	N22W23977 Ridgeview Parkway, Pewaukee, WI 53072 (23.00% tenant-in-common interest)
Woodhouse Pewaukee, LLC
•	N22W23977 Ridgeview Parkway, Pewaukee, WI 53072 (19.65% tenant-in-common interest)
FAE Westbelt SPE, LLC
•	1801-1827 O’Brien Road, Columbus, OH 43228 (80% tenant-in-common interest)
Welsh Westbelt, LLC
•	1801-1827 O’Brien Road, Columbus, OH 43228 (20% tenant-in-common interest)

EXHIBIT B-3
JV PROPERTIES
          Welsh CNL Fund I, LLC owns the following wholly-owed subsidiaries which, in turn, own the properties indicated:
Welsh ADS IN, LLC
•	1745 East 165th Street, Hammond, IN 46320
Welsh ADS NC, LLC
•	9925 Brookford Street, Charlotte, NC 28273
Welsh Core OH, LLC
•	787 Renaissance Parkway, Paineville, OH 44077
WelshFingerhut MN, LLC
•	6250 Ridgeview Road, St. Cloud, MN 56303
Welsh GMR WI, LLC
•	5000 South Towne Drive, New Berlin, WI 53151
Welsh HK WI, LLC
•	2855 South James Drive, New Berlin, WI 53151
Welsh Jenkins AL, LLC
•	1608 Frank Akers Road, Anniston, AL 36202
Welsh Leedsworld PA, LLC
•	400 Hunt Valley Road, New Kensington, PA 15068
Welsh Midland WI, LLC
•	3545 Nicholson Road, Franksville, WI 53126
Welsh Navarre MN, LLC
•	7600 49th Avenue North, New Hope, MN 55428

Welsh Olsen IA, LLC
•	1100 East LeClaire Road, Eldridge, IA 52748
Welsh Riviera MI, LLC
•	5460 Executive Parkway, Grand Rapids, MI 49512
Welsh Superstock FL, LLC
•	7660 Centurian Parkway, Jacksonville, FL 32256
     KADO Investment Partners, LLC owns the following wholly-owed subsidiary which, in turn, owns the property indicated:
KADO Southdale Investment, LLC
•	6600-6800 France Avenue South, Edina, MN 55435 (21.73% tenant-in-common interest held indirectly through a wholly-owned subsidiary, KADO Southdale Investment, LLC; remaining 78.27% tenant-in-common interest held by Southdale Office, LLC, a third party not participating in the Formation Transactions)

EXHIBIT H
FORM OF CERTIFICATION OF NON-FOREIGN STATUS
     Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For United States tax purposes (including section 1445 of the Code), the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the transferor of the property and not the disregarded entity. Capitalized terms which are used but not otherwise defined herein shall have the meanings ascribed to them in that certain Contribution Agreement, dated                     , 20___ by and between Welsh Property Trust, L.P., a Delaware limited partnership (the “Operating Partnership”) and the undersigned (the “Contributor”). To inform the Operating Partnership that the withholding of tax is not required upon the contribution of the Contributed Interests by Contributor, to the Operating Partnership, which transfer occurred on the date set forth below, the undersigned hereby certifies the following on behalf of Contributor:
     1. Contributor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder), or a non-resident alien for U.S. federal income tax purposes;
     2. If Contributor is not an individual, Contributor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);
     3. Contributor’s employer identification number (or social security number, if Contributor is an individual) is                                                             ; and
     4. Contributor’s office address (or home address if Contributor is an individual) is:

     The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the Operating Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.
     Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Contributor.

Date of Transfer (to be completed at closing) , 2010
(Name of Contributor)

Type of Entity and State of Formation

By:
Name:
Title:

H-1